EXHIBIT 10.44

PURCHASE AND SALE AGREEMENT, DATED FEBRUARY 23, 2007, AMONG GIN HOUSING PARTNERS I, L.L.C. AND THE PERSONS AND ENTITIES IDENTIFIED AS SELLERS ON THE SIGNATURE PAGES THERETO, PORTIONS OF WHICH HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH CONFIDENTIAL PORTIONS HAVE BEEN FILED WITH THE SEC.

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

By and Among

GIN HOUSING PARTNERS I, L.L.C.

and

THE PERSONS AND ENTITIES IDENTIFIED AS SELLERS ON THE SIGNATURE PAGES HERETO

Dated February 23, 2007

† indicates information omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, which has been filed separately with the Securities and Exchange Commission.

TABLE OF CONTENTS

	Page

PURCHASE AND SALE AGREEMENT		1

R E C I T A L S		1

ARTICLE 1. PURCHASE AND SALE OF INTERESTS; CLOSING		4

1.1	Agreement to Purchase and Sell	4
1.2	Purchase Price, Allocation and Tax Treatment	5
1.3	Earnest Money	5
1.4	Accrued Fees; Proration Adjustment	5
1.5	The † Adjustment	8
1.6	Closing(s)	9
1.7	Seller’s Closing Deliveries	10
1.8	Purchaser’s Closing Deliveries	13

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF EACH SELLER		14

2.1	Ownership of Purchased Interests and Personal Property	14
2.2	All Interests of Seller	16
2.3	Other Restrictions on Purchased Interests	16
2.4	Organization; Authority	16
2.5	Removal or Foreclosure on Interest	17
2.6	Financial Statements	17
2.7	Partnership Agreements; Fee Agreements and Seller Obligations	17
2.8	Other Related Agreements	17
2.9	Litigation	18
2.10	Tax Matters	19
2.11	Recent Conduct of Business	20
2.12	Brokers and Finders	21
2.13	Ethical Practices	21
2.14	Labor and Employment Matters	21
2.15	Full Disclosure	25
2.16	OFAC	25
2.17	Other Representations Regarding † Management Company	25
2.18	Schedules	26
2.19	Deemed Modification to Representations and Warranties	27

ARTICLE 3. ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF EACH SELLER REGARDING † MANAGEMENT COMPANY, THE PROJECTS AND THE PROJECT PARTNERSHIPS		27

3.1	Project Partnerships; General Partner	27
3.2	Organization; Authority; No Violation	28
3.3	Limited Partnership Status	28
3.4	Securities Registration	29
3.5	Leases and Rent Rolls	29
3.6	Brokerage Arrangements	29
3.7	Service Contracts	29
3.8	Sale Contracts	30
3.9	No Sale or Refinancing Restrictions	30
3.10	Licenses and Permits	30
3.11	Title and Surveys; Ownership of Project Property; Real Estate Taxes	30

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3.12	Access and Utilities	31
3.13	Condemnation; Changes in Use	31
3.14	Compliance With Laws	32
3.15	Environmental Matters	32
3.16	Physical Reports	32
3.17	Soil Defects	32
3.18	Insurance	32
3.19	Projects Under Construction; Construction Contracts	33
3.20	Insolvency Proceedings	34
3.21	Unsatisfied Partner Obligations	34
3.22	Operating Statements	34
3.23	Accounting	35
3.24	Other Agreements or Arrangements Affecting Credits	35
3.25	Valid Tax Credits	35
3.26	Project Operation Requirements; Tax Credits	35
3.27	No Employees	35
3.28	No Other Assets	35
3.29	Management of Projects	35
3.30	Tax Credit Shortfalls	35

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		36

4.1	Organization; Authority	36
4.2	No Violation	36
4.3	Property Management	37
4.4	Certain Notices to Seller	37
4.5	OFAC	37

ARTICLE 5. COVENANTS		37

5.1	Satisfaction of Conditions	37
5.2	Conduct of Business	38
5.3	Hart-Scott-Rodino Act	38
5.4	Publicity; Confidentiality	38
5.5	Notices	38
5.6	Interim Financial Statements	40
5.7	Correspondence and Reports	40
5.8	Exclusivity	40
5.9	Additional Covenants of Seller Regarding † Management Company, the Projects and the Project Partnerships	41
5.10	Tax Matters	43
5.11	Employee Benefits	43
5.12	Employees	45
5.13	Costs and Expenses	46
5.14	Further Assurances	47
5.15	Casualty	47
5.16	Condemnation	48
5.17	Purchaser Option to Restructure Transaction	48

ARTICLE 6. DUE DILIGENCE		48

6.1	Purchaser’s Due Diligence; Access	49
6.2	Due Diligence Termination Option and Project Removal Rights	49
6.3	As-Is	54
6.4	Required Consents	54
6.5	Space Leases	55
6.6	Personal Property Leases	56

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ARTICLE 7. INDEMNIFICATION		57

7.1	Seller’s Indemnification	57
7.2	The Purchaser’s Indemnification	58
7.3	Indemnification Procedures	59
7.4	Nature of Other Liabilities	62
7.5	Certain Limitations	62
7.6	Amount of Losses	63
7.7	Subrogation	64
7.8	Survival of Representations, Warranties and Indemnities	64
7.9	Seller Obligations Not Assumed by Purchaser	65

ARTICLE 8. CONDITIONS TO CLOSING		65

8.1	Conditions to Obligations of Purchaser	65
8.2	Conditions to Obligations of Seller	66
8.3	Project Removals Due to Closing Conditions; Potential Bifurcated Closing	67
8.4	Termination Prior to Closing	68
8.5	Procedure and Effect of Termination	69

ARTICLE 9. MISCELLANEOUS PROVISIONS		70

9.1	Successors and Assigns	70
9.2	Notices	71
9.3	Entire Agreement	73
9.4	Amendments and Waivers	73
9.5	Severability	74
9.6	Headings	74
9.7	Terms	74
9.8	Governing Law; Jurisdiction and Venue	74
9.9	Schedules and Exhibits	74
9.10	No Third Party Beneficiaries	74
9.11	Expenses	75
9.12	Construction	75
9.13	Mutual Drafting	75
9.14	Prevailing Party	75
9.15	Market Rate Projects	75
9.16	Counterparts	75

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SCHEDULES AND EXHIBITS

Schedule	Description

A	Projects, Project Partnerships, Partners and Partnership Interests
B*	Property Management Agreements, Development Agreements and Other Fee Agreements
C*	Standalone Economic Guarantees
D	Other Scheduled Documents
E	Allocated Project Values
1.1(a)*	Permitted Interest Liens
1.1(b)-1	Pending Warranty Claims
1.1(b)-2	Other Excluded Claims
1.2	Base Price Category Allocation
1.4(b)	Sample Proration Adjustment Calculation
1.4(c)	Incomplete Projects and Related Closing Credits
1.4(d)	Schedule of Purchased Liabilities and Owed Liabilities
1.5	†/† Interests
2.1(c)	Personal Property
2.1(d)	Other Assets
2.2	Other Interests in Projects
2.3	Restrictions on Purchased Interests
2.5	Threatened Removal or Foreclosure
2.6(a)*	Financial Statements
2.7	Defaults under Material Agreements
2.8	Other Related Agreements
2.9	Litigation
2.10*	Tax Matters
2.11*	Recent Conduct of Business
2.14(a)*	Labor Matters
2.14(b)*	Seller Benefit Plans
2.14(d)-1*	Employment Contracts
2.14(d)-2*	Employee Manual and Policies
2.14(e)*	Employment Related Claims
2.14(g)*	Employee Participation Plan Documents
2.17*	† Management Company Contracts
3.5(a)	Rent Rolls
3.5(b)*	Other Leases, Licenses or Occupancy Agreements
3.6	Commission Agreements
3.7*	Service Contracts
3.8	Project Sale or Option Agreements
3.10*	Licenses and Permits
3.11	Title Matters
3.13	Condemnation Proceedings
3.15	Environment and Physical Matters
3.18	Insurance Policies and Pending Insurance Claims

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Schedule	Description

3.19(a)*	Projects Under Construction
3.19(c)*	Capital Improvements Contracts
3.21	Unsatisfied Project Partnership Obligations
3.25(a)	Schedule of Tax Credits
3.25(b)	Pre-8609 Projects
3.29*	Projects Managed by † Management Company, Inc.
3.30	Tax Credit Shortfalls
4.3*	Excluded Seller-Affiliated Projects
5.2	Contemplated Actions
5.8	Restrictions on Assignments and Pledges
5.9(b)	Restrictions on Amendment or Terminations of Scheduled Documents
5.9(j)*	Contemplated Acquisitions of Limited Partner Interests
5.11(a)	†’s PTO Policies
6.4	Required Consents
8.3	Sun and Key Projects

Exhibit	Description

A	Defined Terms
B	Form of Earnest Money Escrow Agreement
C	Form of Holdback Escrow Agreement
D-1	Form of Assignment and Assumption of Partnership Interest and Limited Partner Consent
D-2	Form of Assignment and Assumption of Fee Agreement
E	Form of Lender Estoppel and Consent Certificate
F	Form of Assumption of Other Assumed Obligations
G	Form of Bill of Sale

Note: Exhibits B-G to be finalized within 30 days after the Effective Date

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”), dated as of February 23, 2007, is made by and among GIN Housing Partners I, L.L.C., a Delaware limited liability company (the “Purchaser”), and the persons and entities identified as sellers on the signature pages hereto (individually and/or collectively as the context may require, the “Seller”). Unless otherwise indicated, all capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Exhibit A attached hereto and made a part hereof.

R E C I T A L S

A.
Seller is engaged in the business (the “Business”) of sponsoring, developing and managing each of the multi-family residential projects identified by project name and address on Schedule A (the “Projects”).

B.
Each Project is owned and operated by a limited partnership or a limited liability company as set forth on Schedule A (collectively, the “Project Partnerships”), and Seller, pursuant to limited partnership agreements or operating agreements for each Project Partnership (the “Project Partnership Agreements”) owns partnership interests (both general and, in certain cases, limited) or member interests in each such Project Partnership as set forth on Schedule A (the “Project Partnership Interests”, and collectively with the Management Company Interests, the “Partnership Interests”). Each Project Partnership, other than the Market Rate Projects, is further owned, in part, by one or more third party limited partners or co-general partners, also as set forth on Schedule A (collectively, the “Limited Partners”). Schedule A also sets forth a complete and accurate list of all Project Partnership Agreements (including all amendments and modifications thereto and restatements thereof).

C.
In consideration for its services in connection with the Projects, Seller or † Management Company receives or is entitled to receive various payments, including, but not limited to, cash distributions, property management fees, incentive management fees, asset management fees, tax credit fees, principal amortization payments, disposition fees, sale and refinancing proceeds, repayment of operating deficit loans and deferred development fees (collectively, the “Economic Interests,” and together with the Partnership Interests and all other tangible and intangible personal property of Seller relating to the Economic Interests and/or the Partnership Interests, other than any interests excluded from the transaction contemplated hereby pursuant to the terms of this Agreement, the “Purchased Interests”). The Economic Interests include, without limitation, rights and interests including (i) rights of † Management Company as property manager under various property management agreements relating to the Projects (the “Property Management Agreements”), which Property Management Agreements are described on the “Property Management Agreements” portion of Schedule B, (ii) rights of Seller or † Management Company as developer or development manager under various development agreements and/or notes relating to the Projects (the “Development Agreements”), which Development Agreements are described on the “Development Agreements” portion of Schedule B, (iii) rights of Seller or † Management Company to fees or other payments under agreements and/or notes other than the Project Partnership Agreements, Property Management Agreements or Development Agreements, which other agreements and/or notes (the “Other Fee Agreements,” and together with the Property Management Agreements and the Development Agreements, the “Fee Agreements”) are described on the “Other Fee Agreements” portion of Schedule B, and (iv) rights to be repaid loans made to the Project Partnerships (pursuant to the Project Partnership Agreements or otherwise), which loans (including the identity of each applicable lender) are also listed on Schedule B. Without limiting the generality of the foregoing, the Economic Interests include the ability to dispose of a Project at the end of the applicable Compliance Period and all right to the sale or refinancing proceeds in connection therewith or the liquidation proceeds, all as more fully described in and subject to the provisions of the applicable Scheduled Documents.

D.
Seller has issued various guarantees and/or indemnities and has other obligations that are outstanding in connection with the Projects, including, without limitation, guarantees relating to operating deficits, repurchase events, tax credit compliance and recapture, permanent loan closing, loan obligations, general partner obligations and environmental indemnities. All of such guarantees or indemnities that are contained in documents other than the Partnership Agreements and which are primarily guarantee or indemnity documents (as opposed to, for example, guarantee obligations of a General Partner that arise by operation of law due to the fact that the General Partner has unlimited liability for obligations of a Project Partnership under any documents to which that Project Partnership is a party) are described on Schedule C (the “Standalone Economic Guarantees”), including indicating thereon the Project to which each Standalone Economic Guarantee relates and the identity of each Guarantor under each Standalone Economic Guaranty. Seller may also be a guarantor or indemnitor under various guarantees or indemnities not listed on Schedule C, but the term “Standalone Economic Guarantees” shall not include any such other guarantees or indemnities.

E.
Each of the outstanding agreements (other than residential leases and other agreements with tenants and documents and agreements disclosed on other Schedules set forth herein) in Seller’s possession or control (including in the possession of † Management Company or in the possession of Seller’s attorneys) or of which Seller has Actual Knowledge pursuant to which any Seller or any Project Partnership is bound and which evidence, among other things, the Purchased Interests and the Seller Obligations are listed on Schedule D. Schedule D shall be deemed to include any document or agreement disclosed in any other Schedule hereto. Schedule D may, but shall not be required to, include any agreements that have been fully performed, official statements on tax exempt bond deals, construction draw requests, opinion certificates, authorizing resolutions or due diligence or application submittals to lenders, limited partners and housing authorities, entity formation documents of record, repaid construction loans, land purchase documentation unless material obligations remain thereunder, payment and performance bonds, eligible basis cost certifications, continuing compliance certifications, reliance letters, loans (such as operating deficit loans) made to a Project Partnership but which are not evidenced by separate documentation other than the agreement (e.g. Project Partnership Agreement) pursuant to which such loans were made (although such loans are reflected on the financial statements delivered to Purchaser), UCC financing statements, or documents which an accurate and complete title search on the Projects as of the Effective Date would reveal, and, notwithstanding anything to the contrary herein, any provision herein which references Schedule D shall not be required to separately reference any such items. Seller’s or † Management Company’s obligations under the Partnership Agreements, the Standalone Economic Guarantees, the Fee Agreements and the other Scheduled Documents are collectively referred to herein as the “Seller Obligations”.

F.
Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Purchased Interests. Purchaser shall thereby be admitted as a partner or member, as the case may be, in each of the Project Partnerships and as both the general and limited partner in † Management Company and shall become the service provider and fee recipient under each of the Fee Agreements (or analogous replacement agreements), all on the terms and subject to the conditions hereinafter set forth. Purchaser further agrees, in consideration therefor, to assume the Assumed Obligations (as defined below) on the terms and subject to the conditions hereinafter set forth. The owners of Purchaser contemplate forming two “sister” entities having the same ultimate owners as Purchaser (Purchaser and such other two entities being “Purchaser Upper Tier Entities”). It is further contemplated that the Purchaser Upper Tier Entities will then own various direct and indirect subsidiaries that may take title to the various Purchased Interests and/or assume the various Assumed Obligations.

G.
† Management Company currently leases the building located at † (the “Home Office”), which is the primary home office for the operations of the Business, pursuant to a lease (the “Home Office Lease”) with † (“Home Office Landlord”). In addition to the Home Office Lease, † Management Company and/or Sellers or their Affiliates (other than the Project Partnerships) lease certain offices or other spaces in connection with the Business (collectively, the “Leased Spaces”), and Purchaser shall (subject to obtaining Required Consents) assume any such leases where the lessee is an entity other than † Management Company (it being understood that Purchaser will effectively acquire the lessee’s interest in leases under which † Management Company is the lessee by virtue of Purchaser’s acquisition of † Management Company provided that any required landlord consents are obtained). The term “Leased Spaces” shall also include the Home Office space.

H.
Included in the Purchase Price is all tangible personal property owned (or, to the extent designated by Purchaser, leased) by Seller, † Management Company or any of their Affiliates (other than the Project Partnerships) and used in connection with the operation of the Business (including, without limitation, all office equipment, computers and computer software, artwork, furniture and supplies) and located at any Project, at the Home Office or at any Leased Space (the “Personal Property”).

I.
Also included in the Purchase Price are all of the assets of †, including without limitation all licenses, permits and other intellectual property and intangible assets (such as any rights to trademarks or tradenames).

NOW, THEREFORE, in consideration of the foregoing Recitals (which are hereby incorporated by reference), the representations, warranties, agreements and conditions hereafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1. PURCHASE AND SALE OF INTERESTS; CLOSING

1.1 Agreement to Purchase and Sell.

(a) On the Closing Date, upon the terms and subject to the conditions set forth in this Agreement and after giving effect to the transactions set forth in Section 1.6, Seller shall sell, assign, transfer, convey and deliver the Purchased Interests to the Purchaser, free and clear of all Liens other than (i) Liens in favor of Limited Partners for the purpose of securing obligations of the Seller to the Limited Partners arising under the Project Partnership Agreements or the related Standalone Economic Guarantees, (ii) Liens that are shown on any UCC searches obtained by Purchaser during the Due Diligence Period but to which Purchaser does not object during the Due Diligence Period, and (iii) the Liens listed on Schedule 1.1(a) (collectively, the “Permitted Interest Liens”), and Purchaser shall purchase the Purchased Interests from Seller and assume (x) the Seller Obligations relating to the period from and after Closing, and (y) such Seller Obligations which relate to the period prior to Closing as Purchaser agrees to assume at Closing (collectively, the “Assumed Obligations”). Purchaser agrees that the Purchaser Upper Tier Entities shall jointly and/or severally assume at Closing any Seller Obligations that relate to the period prior to Closing that the provider of a Required Consent requires Purchaser or any Purchaser Upper Tier Entities to assume as a condition to the granting of such Required Consent (provided that any such assumption shall not affect or negate Purchaser’s rights to indemnification as set forth in Section 7.1). Purchaser also agrees that, to the extent required by the provider of a Required Consent as a condition to the granting of such Required Consent, the Purchaser Upper Tier Entities shall jointly and/or severally guarantee any Seller Obligations of General Partners that are currently guaranteed by any Seller or another party related to Seller. Purchaser may designate any Purchaser Upper Tier Entity and/or various directly or indirectly wholly owned subsidiaries of any of the Purchaser Upper Tier Entities as Purchaser’s designees to take title to the various Purchased Interests and/or (subject to the requirements of the providers of Required Consents) to assume Assumed Obligations. At least fifteen days prior to Closing, or sooner if requested by third parties in connection with the Required Consents or otherwise, Purchaser shall notify Seller of the identity of the subsidiary designated by Purchaser to take title to each of the Purchased Interests and/or to assume the Assumed Obligations.

(b) Purchaser is not purchasing (and the Purchased Interests do not include) (i) the Pending Warranty Claims (which are listed on Schedule 1.1(b)-1) or (ii) the other Claims listed on Schedule 1.1(b)-2 (collectively with the Pending Warranty Claims, the “Retained Claims”). All of the Retained Claims have been (or prior to Closing shall be) assigned to Seller or its designee, and all necessary consents to such assignments have been obtained and any payments required in connection therewith have been paid (or in each case will be so obtained/paid prior to Closing).

1.2 Purchase Price, Allocation and Tax Treatment. The aggregate consideration to be paid by Purchaser, in accordance with Section 1.6(b), to Seller (the “Purchase Price”) shall be an amount equal to FOUR HUNDRED NINETY-FOUR MILLION THREE HUNDRED THOUSAND ($494,300,000) (the “Base Price”), subject to adjustment in connection with the removal of Removed Projects in accordance with the terms of this Agreement or adjustments in connection with the †/† Projects pursuant to Section 1.5; plus or minus the Proration Adjustment, calculated in accordance with Section 1.4.

The Base Price shall be allocated among specific assets as set forth in Schedule 1.2. The Proration Adjustment shall be allocated consistent therewith. Notwithstanding anything otherwise described herein, including but not limited to any description of Economic Interests, Purchased Interests or Partnership Interests, for income tax purposes, the parties shall report in a manner consistent with the allocation of Purchase Price set forth in Schedule 1.2.

1.3 Earnest Money.

(a) If Purchaser does not exercise the Due Diligence Termination Option pursuant to and in accordance with Section 6.2, then within 3 business days following the expiration of the Due Diligence Period, Purchaser shall deposit Twelve Million Dollars ($12,000,000) (the “Earnest Money”) with the Earnest Money Escrow Agent to be held in accordance with the Escrow Agreement in the form of Exhibit B attached hereto (the “Earnest Money Escrow Agreement”).

(b) The Earnest Money Escrow Agent shall invest the Earnest Money in an interest bearing account as Purchaser may direct, and all interest earned thereon shall be deemed to be part of the Earnest Money. The Earnest Money shall either be applied against the Purchase Price at Closing or, if this Agreement is terminated prior to Closing, paid to Seller or refunded to Purchaser in accordance with the terms and conditions of this Agreement.

1.4 Accrued Fees; Proration Adjustment.

(a) Fees payable to Seller pursuant to the Project Partnership Agreements or Fee Agreements that are calculated with respect to a monthly, quarterly or annual period (e.g. property management fees and incentive management fees) shall be prorated such that Seller shall be paid the portion thereof which relates to Seller’s period of ownership and Purchaser shall be paid the portion thereof which relates to Purchaser’s period of ownership (determined on a pro rata basis based on the number of days in the applicable period that the respective party was the owner of the applicable Purchased Interest).

(b) For purposes of determining the prorations hereunder relating to amounts paid by a Project Partnership from cash flow, the parties shall conduct a mock fiscal year end determination of cash flow available for distributions for each Project Partnership effective as of the Closing. This determination of cash flow available for distribution shall be based on interim financial statements prepared by Seller for the period beginning on the end of the last fiscal year for which distributions have been completed and ending on the last day of the month prior to Closing, and an estimate shall be made for the month of Closing based upon the average of the prior six months (excluding non-recurring extraordinary items). This determination shall be consistent with methods used for prior determinations of cash flow available for distribution and also consistent with the applicable Project Partnership Agreement; provided, however, if Closing occurs on a date other than the actual fiscal year end of a Project Partnership, then any fees or distributions payable to persons or entities other than Seller shall be prorated based on partial years; and provided further, however, to the extent not taken into account above, cash flow available for distribution shall be increased by current accrued assets and decreased by current accrued liabilities. Purchaser shall pay to Sellers at Closing the amount of any unpaid fees or distributions due to them under the foregoing calculation. To the extent Sellers have previously paid or distributed to themselves more than the amount due to them under the foregoing calculation and such distributed amounts have not thereafter been reimbursed to the applicable Project Partnership, Purchaser shall receive a corresponding credit against the Purchase Price. Schedule 1.4(b) sets forth a sample calculation for a Project based on the interim statements for the month ending prior to the date hereof.

(c) If any Project Partnership listed on Schedule 1.4(c) (each an “Incomplete Project”) has not received its final capital contribution prior to Closing, then the Purchase Price shall be increased by the applicable amount set forth in Schedule 1.4(c) provided that the basic assumptions and requirements set forth in Schedule 1.4(c) with respect to the applicable Incomplete Project(s) are true and satisfied as of the Closing Date. Such amounts are based upon estimates of the amount of fees payable to the applicable Sellers from development sources as more fully set forth in Schedule 1.4(c). If the basic assumptions and requirements set forth in Schedule 1.4(c) with respect to any Incomplete Project are not true and satisfied as of the Closing Date, the parties shall negotiate in good faith to agree upon a reasonable modification to the Purchase Price adjustment contemplated by this subsection given the facts as they then exist, and if despite such good faith negotiation the parties are unable to agree upon any such adjustment, then either party may exercise the Project Removal Option with respect to the applicable Incomplete Project.

(d) Schedule 1.4(d) sets forth (i) certain liabilities of certain of the Project Partnerships pursuant to which payments thereon are expected to be received after Closing by Purchaser (as purchaser of the applicable Project Partnership Interests or Economic Interests) or † Management Company (other than the construction management fees, the “Purchased Liabilities”), and (ii) certain liabilities of certain of the Project Partnerships pursuant to which payments thereon are expected to be paid after Closing to the applicable Limited Partners or affiliates of the Limited Partners of the applicable Project Partnerships (the “Owed Liabilities”). The amounts of the Purchased Liabilities and Owed Liabilities set forth on Schedule 1.4(d) are as of December 31, 2006 (such amounts as of December 31, 2006, being referred to as the “Base Amounts”), and the agreed annual accrual rate applicable to each is set forth on Schedule 1.4(d) as well. Within five days after the Effective Date, Schedule 1.4(d) shall include the “A15” cash flow/deficit workpapers for certain Project Partnerships, which A15 sets forth the past practice and methodology that Seller used to distribute and pay cash during and for the year 2005, and in a few cases the A15 has been modified by the parties (the past practice and methodology as modified is herein referred to as the “Methodology”). For purposes hereof (1) in those cases where there is no A15, the priorities and percentages set forth in the applicable Project Partnership Agreement shall be included in the Methodology and (2) unless otherwise noted on the A15, those priorities and percentages shown on an A15 as having an allocation of cash flow shall be used first in the Methodology and then the remaining priorities and percentages in the applicable Project Partnership Agreement shall be used in the Methodology. It is expected that the balances of the Purchased Liabilities and Owed Liabilities will change between December 31, 2006 and the Closing Date as the audits are finalized, as accrued interest is added, as capital contributions are made by Limited Partners, as debt financings are completed, and as payments from cash flow available for distribution are applied to pay down the balances (each of the foregoing events a “Change Event”). Seller shall make payments on Purchased Liabilities and Owed Liabilities in accordance with the Methodology. If, with respect to any Project, (x) Seller deviates from the Methodology, or (y) the Base Amounts are later determined to be incorrect (due to an audit), and as a result of either or both of the foregoing events described in the preceding clauses (x) and (y) occurring, there is a difference between the actual net balance of Purchased Liabilities and Owed Liabilities for the applicable Project as of closing (the “Actual Net Balance”) and what would have been the net balance of Purchased Liabilities and Owed Liabilities for the applicable Project had the Methodology been followed and the Base Amounts been correct (the “Expected Net Balance”) and such difference is greater than 5% of the Expected Net Balance for the applicable Project, then (i) the amount of any difference in a Purchased Liability which is positive (i.e. increased liability) shall be an increase in the Purchase Price and the amount of any difference in a Purchased Liability which is negative (i.e. reduced liability) shall be a reduction in the Purchase Price and (ii) the amount of any difference in an Owed Liability which is positive (i.e. increased liability) shall be a reduction in the Purchase Price and the amount of any difference in an Owed Liability which is negative (i.e. reduced liability) shall be an increase in the Purchase Price. As a matter of clarification and not limitation of the foregoing, (1) with respect to Projects 107 146 134 123 8 25 (as numbered on Schedule A), if a Purchased Liability is reduced as a result of an upward adjuster payment by a Limited Partner, there shall be no reduction in Purchase Price as a result thereof, (2) with respect to Projects 100, 104 and 117 (as numbered on Schedule A), if an Owed Liability resulting from a change in the credit adjustor amount is reduced, then there shall be no increase in Purchase Price as a result thereof. Further, notwithstanding anything herein to the contrary, (1) with respect to Projects 21, 73, 93 (as numbered on Schedule A), if a Seller makes an advance which is used to reduce a Purchased Liability, then there shall be no reduction in Purchase Price as a result of the reduction on the Purchased Liability and no increase in the Purchase Price as a result of the advance, and (2) any advance by a Partner in a Project Partnership made subsequent to the Effective Date that results in a change in the balance of a Purchased Liability or Owed Liability shall not result in an adjustment hereunder, and (3) the operation of Section 1.4(b) shall not create an adjustment under this Section 1.4(d).

(e) Seller and Purchaser shall also prorate at Closing any amounts payable under any Space Leases or Personal Property Leases assumed by Purchaser, which prorations shall also be made based on the Parties’ respective periods of ownership.

(f) Seller and Purchaser had initially contemplated structuring the transaction such that (i) Purchaser would have acquired the Property Management Agreements either by assignment thereof or by termination thereof with Purchaser entering into new Property Management Agreements with the Project Partnerships, and (ii) at Closing, † Management Company would have terminated its employees and Purchaser would have hired some or all of such employees. Seller and Purchaser have instead agreed to have Purchaser acquire ownership of † Management Company on the terms and subject to the conditions set forth herein but are not attributing any portion of the Purchase Price to the ownership interests in † Management Company. Accordingly, at Closing the parties shall determine † Management Company’s assets (including cash on hand, accrued receivables and prepaid expenses) and liabilities (including accrued payables and other accrued liabilities, including accrued liabilities relating to Employees of † Management Company to the extent set forth in Section 5.11(a)), excluding in each case rights and obligations under the Property Management Agreements and any other items which are covered by other prorations under this Section 1.4. If such assets exceed such liabilities, Purchaser shall pay to Seller the net difference at Closing. If such liabilities exceed such assets, Seller shall credit Purchaser the amount of the net difference at Closing.

(g) To the extent any closing prorations are based on estimated amounts, the Parties shall reprorate such amounts within thirty days after the actual applicable revenues or expenses are known. The terms of this Section shall survive Closing.

(h) The net prorations to be made at Closing as described in this Section are referred to herein as the “Proration Adjustment”.

1.5 The † Adjustment. Seller represents and warrants to Purchaser that (i) †, an individual (“†”), directly or indirectly owns (assuming † has not assigned such interests without notice to Seller, although the terms of this Section and definitions herein shall continue to apply even if † has assigned such interests) certain interests in †, †, and † (the “†/† Entities”). Schedule 1.5 sets forth the Projects to which the †/† Economic Interests relate (the “†/† Projects”). The Economic Interests held by the †/† Entities are the “†/† Economic Interests”, and the Seller Obligations that relate to the †/† Projects, the †/† Economic Interests and/or the †/† Entities are referred to herein as the “†/† Seller Obligations”. Schedule E to this Agreement shows the Allocated Value for (a) 100% of the †/† Economic Interests, (b) Seller’s portion of the †/† Economic Interests (such portion being referred to herein as “Seller’s Portion of the †/† Economic Interests”) and (c) †’s portion of the †/† Economic Interests (such portion being referred to herein as “†’s Portion of the †/† Economic Interests”). Seller shall use commercially reasonable efforts to obtain all necessary consents and/or assignments from †, such that 100% of the †/† Economic Interests can be transferred to Purchaser at Closing in the same manner and on the same terms and conditions as the other Purchased Interests and for the Allocated Value assigned to the †/† Economic Interests as set forth on Schedule E to this Agreement (such consents and/or assignments from † are referred to herein as the “Required † Consents” and are also Required Consents). If, however, Seller is not able to obtain the Required † Consents, then Purchaser must make one of the following elections (to be determined in the sole and absolute discretion of Purchaser):

(a) Purchaser may elect to cause the †/† Projects to become Removed Projects, in which case the Base Price shall be reduced by the Allocated Value of the †/† Projects, Purchaser shall not acquire the †/† Economic Interests, and Purchaser shall not assume any obligations under any †/† Seller Obligations.

(b) Purchaser may elect to cause only the †/† Economic Interests to be removed as Purchased Interests from the transaction, in which case the Base Price shall be reduced by the Allocated Value of the †/† Economic Interests, Purchaser shall not acquire the †/† Economic Interests, but Purchaser shall acquire all other Purchased Interests related to the †/† Projects and Purchaser shall assume the obligations under the †/† Seller Obligations.

(c) If † consents to the direct or indirect transfer by Seller of only Seller’s Portion of the †/† Economic Interests, then Purchaser may elect to acquire Seller’s Portion of the †/† Economic Interests, in which case the Base Price shall be reduced by the Allocated Value of †’s Portion of the †/† Economic Interests, Purchaser shall acquire only the Seller’s Portion of the †/† Economic Interests, Purchaser shall acquire all other Purchased Interests related to the †/† Projects and Purchaser shall assume the obligations under the †/† Seller Obligations.

1.6 Closing(s).

(a) Consummation of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Sonnenschein Nath & Rosenthal LLP, 7800 Sears Tower, Chicago, Illinois 60606, at 10:00 a.m., local time on a date (the “Closing Date”) selected by Purchaser that is within thirty (30) business days following the day on which the last of the conditions set forth in Sections 8.1 and 8.2 is fulfilled or waived (other than those conditions which can be fulfilled only on the Closing Date but subject to the waiver or fulfillment of such conditions), or at such other time and place and on such other date as Purchaser and Seller shall agree, but in no event later than the Drop Dead Date.

(b) At the Closing, Purchaser shall pay to Seller an aggregate amount (the “Closing Payment”) equal to (1) the Base Price (as may be adjusted in connection with the removal of Removed Projects in accordance with the terms of this Agreement and/or as may be adjusted pursuant to Sections 1.5(b) or (c) above), minus (2) the Earnest Money, plus or minus (3) the Proration Adjustment.  The Purchaser shall pay to Seller the Closing Payment by wire transfer of immediately available funds to the account specified by Seller.

(c) At the Closing, Purchaser shall deliver to a mutually acceptable escrow agent the Seller Indemnity Letter of Credit and the † Management Letter of Credit to be held by such escrow agent pursuant to and in accordance with the terms of a joint order escrow agreement (“Holdback Escrow Agreement”) in the form of Exhibit C attached hereto, which Seller Indemnity Letter of Credit and † Management Letter of Credit shall be available to the Purchaser Indemnified Parties as their exclusive remedy for indemnification obligations of Seller pursuant to Article 7 hereof.

(d) Sections 8.3(b) and 8.3(c) allow for the Parties to exercise certain Project Removal Options with respect to Projects for which the Required Consents have not been obtained by the dates specified in those Sections (Projects that are so removed pursuant to Section 8.3(b) or 8.3(c) being “Consent Removal Projects”), in which case, on and subject to the terms of this Agreement, Closing would occur with respect to the Projects for which Required Consents had been obtained. Section 8.3(d) provides that (i) the Parties shall thereafter (unless they agree otherwise on either a Project-by-Project basis or in whole) continue to diligently and in good faith attempt to obtain the Required Consents with respect to the Consent Removal Projects, and (ii) if any such Required Consents are thereafter obtained for any such Consent Removal Projects, the Consent Removal Projects for which such Required Consents are obtained shall once again become Projects hereunder and shall cease to be Removed Projects. If any such Required Consents for Consent Removal Projects are obtained prior to the Drop Dead Date (as the same may be extended in accordance with Section 8.4(e)), then the parties shall conduct one or more subsequent Closings (each a “Subsequent Closing”) on and subject to the terms of this Agreement pursuant to which Purchaser shall acquire from Seller the Purchased Interests relating to the former Consent Removal Projects for which such Required Consents were obtained. Each Subsequent Closing (if any) shall be conducted sixty days after the immediately preceding Closing or, if later, ten business days after the first Required Consents are obtained since the date of the immediately preceding Closing; provided that the final Subsequent Closing shall occur no later than the Drop Dead Date. Each Subsequent Closing shall include only former Consent Removal Projects for which Required Consents were obtained by the date which is ten business days prior to the date of such Subsequent Closing. The Base Price for any Subsequent Closing shall be the sum of the Allocated Values attributable Projects which are the subject such Subsequent Closing. All the terms and conditions of this Agreement relating to Closing (to the extent still applicable after taking into account the initial Closing) shall apply with respect to any Subsequent Closing(s).

1.7 Seller’s Closing Deliveries. Subject to the conditions set forth in this Agreement, at the Closing, simultaneous with Purchaser’s deliveries hereunder, Seller shall deliver to Purchaser all of the following documents, certificates and instruments, all in form and substance reasonably satisfactory to Purchaser:

(a) Assignment and Assumption of Partnership Interests and Limited Partner Consent. An Assignment and Assumption of Partnership Interest and Limited Partner Consent in the form of Exhibit D-1 attached hereto (or such other form as may be reasonably acceptable to Purchaser, Seller and the consenting party(ies)) for each of the Project Partnership Interests, duly executed by Seller and the consenting party(ies) (each an “Assignment and Assumption of Partnership Interest”). If, despite using commercially reasonable efforts, Seller is unable to deliver an Assignment and Assumption of Partnership Interest, then Seller shall not be in default hereunder, but Purchaser’s receipt of a fully executed Assignment and Assumption of Partnership Interest for each of the Project Partnership Interests shall be a condition to Purchaser’s obligation to close pursuant to Section 8.1(b).

(b) Amendments. An amendment to each Project Partnership Agreement (the “Partnership Amendments”) duly executed by all of the Partners in each Project Partnership evidencing that Purchaser or its designee has been admitted, as of the Closing Date, as a General Partner in each Project Partnership. If, despite using commercially reasonable efforts, Seller is unable to deliver a Partnership Amendment, then Seller shall not be in default hereunder, but Purchaser’s receipt of a fully executed Partnership Amendment for each of the Project Partnership Agreements shall be a condition to Purchaser’s obligation to close pursuant to Section 8.1(b).

(c) Assignment and Assumption of Fee Agreements. An Assignment and Assumption of Fee Agreements in the form of Exhibit D-2 attached hereto (or such other form as may be reasonably acceptable to Purchaser, Seller and the consenting party(ies)) for each of the Fee Agreements (other than Fee Agreements under which † Management Company is the fee recipient), duly executed by Seller and such consenting party(ies) (each an “Assignment and Assumption of Fee Agreement”). No separate assignment shall be needed for fees payable to a General Partner under the terms of its applicable Project Partnership Agreement. † Management Company, Inc. (rather than † Management Company) is the property manager under certain of the Property Management Agreements, and such Property Management Agreements shall be assigned to † Management Company pursuant to Assignments and Assumptions of Fee Agreement. If, despite using commercially reasonable efforts, Seller is unable to deliver any Assignment and Assumption of Fee Agreement, then Seller shall not be in default hereunder, but Purchaser’s receipt of a fully executed Assignment and Assumption of Fee Agreement for each Fee Agreement shall be a condition to Purchaser’s obligation to close pursuant to Section 8.1(b).

(d) Assignment and Assumption of Management Company Interests. An assignment and assumption of partnership interest for each of the Management Company Interests duly executed by Seller;

(e) Holdback Escrow Agreement. The Holdback Escrow Agreement, duly executed by Seller.

(f) Resolutions. Copies of any resolutions required by the organizational documents of each Seller certified as of the Closing Date by the respective secretary (or other authorized representative) of such Seller as having been duly and validly adopted and as being in full force and effect on the Closing Date, authorizing the execution and delivery by each Seller of this Agreement, the Transaction Documents and the performance by each Seller of the transactions contemplated hereby and thereby, along with such further evidence of authority and incumbency as Purchaser may reasonably require (including copies of any powers of attorney).

(g) Good Standing Certificates. Good standing certificates (or other similar certificates) for each Seller, † Management Company and each Project Partnership, in each case no earlier than five (5) days prior to the Closing Date, issued by the Secretary of State (or other governmental authority, as applicable) of each jurisdiction in which such Seller, † Management Company or Project Partnership is either organized or qualified or licensed to do business.

(h) Closing Certificate. A certificate executed by each Seller, dated as of the Closing Date, to the effect that (i) the representations and warranties of Seller contained herein were true and correct on the Effective Date, and are true and correct on the Closing Date with the same effect as though made on and as of the Closing Date; and (ii) Seller has performed and complied with all of the agreements and covenants to be performed or complied with by each of them under this Agreement prior to and as of the Closing Date.

(i) UCC Releases. UCC termination statements releasing each of the Liens upon the Purchased Interests other than the Permitted Interest Liens, but only with respect to such Liens that are capable of being released by the filing of a UCC termination statement;

(j) Bank Documents. Signature and authorization cards for any Project Partnership bank accounts and any other accounts for which Purchaser or its designee needs to be a signatory as the assignee of any Purchased Interest;

(k) Payoff Letters. Payoff letters, if necessary, setting forth, as of the Closing Date, the amount of principal and interest necessary to pay in full any indebtedness required to be discharged under this Agreement;

(l) Opinion of Seller’s Counsel. An opinion of †, counsel to Seller, addressed to Purchaser, dated the Closing Date and in a form to be agreed upon during the Due Diligence Period;

(m) Other Space Leases. For each Space Lease under which any Person other than † Management Company is the lessee, an assignment and assumption of such Space Lease (provided any required consents to assignment are obtained) or a sublease thereof (if any required consent to assignment cannot be obtained but a consent to sublease is either obtained or is not required), each in a form reasonably acceptable to Seller and Purchaser and duly executed by Seller as assignor or sublessor;

(n) Bill of Sale. One or more bills of sale in the form of Exhibit G hereto transferring the Owned Personal Property to Purchaser;

(o) Assignments of Leased Personal Property. For each item of Leased Personal Property under which any Person other than † Management Company is the lessee, an assignment and assumption of the applicable Personal Property Lease (provided any required consents to assignment are obtained) or a sublease thereof (if any required consent to assignment cannot be obtained but a consent to sublease is either obtained or is not required), each in a form reasonably acceptable to Seller and Purchaser and duly executed by Seller as assignor or sublessor;

(p) Books and Records. All books, records, Scheduled Documents, tax returns, licenses, permits, leases, Service Contracts and other documents relating to the Business, the Projects or the Project Partnerships which are in Seller’s possession or control. The Scheduled Documents and all other books, records, files and other materials owned by † Management Company or the Project Partnerships or relating to the Purchased Interests, the Projects or the Project Partnerships shall remain in their current location, or at Purchaser’s election Seller shall have any of such materials designated by Purchaser delivered at Purchaser’s expense to a location designated by Purchaser. Seller shall be responsible for making any copies of any such materials that Seller desires to retain, and Purchaser agrees to make any such materials in Purchaser’s possession or control available to Seller after Closing for review or copying at any reasonable time upon reasonable prior notice. Notwithstanding the foregoing, Seller shall not be required to deliver any of the materials in the possession of its attorneys, but all such materials shall be made available to Purchaser for review or copying at Purchaser’s expense at any reasonable time upon reasonable prior notice. The provisions of this Section 1.7(q) shall survive Closing;

(q) FIRPTA. For each Person comprising Seller, a non-foreign transferor affidavit;

(r) † Assets. To the extent not covered by any of the foregoing documents, assignments of all assets (tangible and intangible) of †; and

(s) Additional Agreements. All such other documents and instruments as Purchaser or its counsel shall reasonably request to consummate the transactions contemplated by this Agreement.

1.8 Purchaser’s Closing Deliveries. Subject to the conditions set forth in this Agreement, at the Closing, simultaneous with the deliveries of Seller hereunder, Purchaser shall deliver all of the following documents, certificates and instruments, all in form and substance reasonably satisfactory to Seller and its counsel:

(a) Assignment and Assumption of Partnership Interests. An Assignment and Assumption of Partnership Interest for each of the Project Partnership Interests duly executed by Purchaser;

(b) Amendments. Duly executed Partnership Amendments, to the extent required to be executed by Purchaser or its designee as the new General Partner;

(c) Assignment and Assumption of Fee Agreements. An Assignment and Assumption of Fee Agreement for each of the Fee Agreements (other than any Fee Agreements under which † Management Company is the fee recipient) duly executed by Purchaser.

(d) Assignment and Assumption of Management Company Interests. An assignment and assumption of partnership interest for each of the Management Company Interests duly executed by Purchaser;

(e) Holdback Escrow Agreement. The Holdback Escrow Agreement, duly executed by Seller.

(f) Resolutions. A copy of resolutions for Purchaser and Purchaser’s member(s), certified as of the Closing Date by the secretary (or other authorized representative) of Purchaser as having been duly and validly adopted and as being in full force and effect on the Closing Date, authorizing the execution and delivery by Purchaser of this Agreement and the Transaction Documents and the performance by Purchaser of the transactions contemplated hereby and thereby;

(g) Closing Certificate. A certificate executed by Purchaser and Purchaser’s member(s), dated as of the Closing Date, to the effect that (i) the representations and warranties of Purchaser contained herein were true when made on the Effective Date and are true on the Closing Date with the same effect as though made on and as of the Closing Date; and (ii) Purchaser has performed and complied with all of the agreements and covenants to be performed or complied with by it under this Agreement prior to and as of the Closing Date;

(h) Closing Payment. The Closing Payment as provided in Section 1.6(b);

(i) Assumptions. Assumptions of the Assumed Obligations (to the extent not otherwise assumed in connection with the Assignments and Assumptions of Partnership Interests or the Assignments and Assumptions of Fee Agreements) the in the form of Exhibit F attached hereto (or such other form as may be reasonably acceptable to Purchaser and Seller), duly executed by Purchaser;

(j) Other Space Leases. For each Space Lease under which any Person other than † Management Company is lessee, an assignment and assumption of such Space Lease (provided any required consents to assignment are obtained) or a sublease thereof (if any required consent to assignment cannot be obtained but a consent to sublease is either obtained or is not required), each in a form reasonably acceptable to Seller and Purchaser and duly executed by Purchaser’s designee as assignee or sublessee;

(k) Assignments of Leased Personal Property. For each item of Leased Personal Property under which any Person other than † Management Company is lessee, an assignment and assumption of the applicable Personal Property Lease (provided any required consents to assignment are obtained) or a sublease thereof (if any required consent to assignment cannot be obtained but a consent to sublease is either obtained or is not required), each in a form reasonably acceptable to Seller and Purchaser and duly executed by Purchaser’s designee as assignee or sublessee;

(l) Opinion of Purchaser’s Counsel. An opinion of Sonnenschein Nath & Rosenthal LLP, counsel to Purchaser, addressed to Seller, dated the Closing Date and in a form to be agreed upon during the Due Diligence Period;

(m) Joinder Regarding Indemnity. A joinder executed by each of the Purchaser Upper Tier Entities whereby each such Purchaser Upper Tier Entity agrees to be jointly and severally liable for all of Purchaser’s obligations under Article 7.

(n) Additional Agreements. All such other documents and instruments as Seller or its counsel shall reasonably request to consummate the transactions contemplated by this Agreement.

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF EACH SELLER.

Each Seller hereby represents and warrants to Purchaser the following:

2.1 Ownership of Purchased Interests and Personal Property.

(a) Partnership Interests. Each Seller is the sole lawful record and beneficial owner of the Partnership Interest set forth opposite such Seller’s name as set forth on Schedule A, which ownership is free and clear of all Liens (other than Permitted Interest Liens and any other Liens that will be released at or prior to Closing). Upon the sale of the Partnership Interests to Purchaser at Closing pursuant to this Agreement, Purchaser will acquire the entire legal and beneficial interest in, and good and marketable title to, such Partnership Interests, free and clear of all Liens other than Permitted Interest Liens.

(b) Economic Interests. Each Seller or † Management Company is the sole lawful record and beneficial owner of the Economic Interest set forth opposite such Seller’s name as set forth on Schedule B, which ownership is free and clear of all Liens (other than Permitted Interest Liens and any other Liens that will be released at or prior to Closing). Upon the sale of the Economic Interests and † Management Company to Purchaser at Closing pursuant to this Agreement, Purchaser will acquire (directly or through its acquisition of † Management Company) the entire legal and beneficial interest in, and good and marketable title to, such Economic Interests, free and clear of all Liens other than Permitted Interest Liens.

(c) Personal Property. Schedule 2.1(c) sets forth a list of each item of Personal Property having a value of greater than $5,000 and a general description of all other Personal Property having a value of less than $5,000, in each case designating (x) the identity of each Seller or † Management Company which owns or leases any of such Personal Property, and (y) whether the Personal Property is owned or leased. Seller or † Management Company owns the Owned Personal Property free and clear of all Liens (other than any to be released at Closing), restrictions on transfer, options, warrants and purchase rights. Upon the sale of the Owned Personal Property and † Management Company to Purchaser at Closing pursuant to this Agreement, Purchaser will acquire (directly or through its acquisition of † Management Company) the entire legal and beneficial interest in, and good and marketable title to, such Owned Personal Property, free and clear of all Liens. Seller or † Management Company leases the Leased Personal Property free and clear of (other than any set forth in the applicable Personal Property Lease) all Liens, restrictions on transfer, Taxes, options, warrants and purchase rights. Upon the assignment and assumption of any Personal Property Lease at Closing pursuant to this Agreement, Purchaser will acquire the entire leasehold interest of Seller in the applicable Leased Personal Property, free and clear of all Liens.

(d) Other Assets. Schedule 2.1(d) sets forth a list of any property comprising any portion of the Purchased Interests in addition to the property and assets described in subsections (a) - (c) of this Section 2.1 (the “Other Assets”), as well as the identity of each Seller which owns any such Other Assets. Seller owns the Other Assets free and clear of all Liens (other than any to be released at Closing), restrictions on transfer, options, warrants and purchase rights. Upon the sale of the Other Assets to Purchaser at Closing pursuant to this Agreement, Purchaser will acquire the entire legal and beneficial interest in, and good and marketable title to, such Other Assets, free and clear of all Liens.

(e) Retained Claims. Neither the pursuit nor the collection of any of the Retained Claims will have the effect of reducing any amounts which are expected to be paid to Purchaser after Closing pursuant to any of the Purchased Interests (e.g. payment on any Retained Claim would not result in a reduction of the amount payable in connection with any General Partner loan or other receivable that is included within the Purchased Interests).

2.2 All Interests of Seller. The Purchased Interests comprise all direct and indirect interests of Seller and the Affiliates and principals of Seller in the Projects and any fees or other economic rights related thereto, other than the matters listed on Schedule 2.2 hereto (the “Excluded Economic Interests”) and the Retained Claims.

2.3 Other Restrictions on Purchased Interests. Except (i) as set forth in the Partnership Agreements, (ii) for the Permitted Interest Liens, (iii) as listed on Schedule 2.3, or (iv) for this Agreement and the transactions contemplated hereby, there are no existing warrants, options, purchase agreements, redemption agreements, calls or rights to subscribe of any character relating to the Purchased Interests owned by Seller, and Seller has the full power and legal right to sell, assign, transfer and deliver the Purchased Interests to Purchaser (subject only to obtaining the Required Consents). It is understood and agreed that the foregoing representation is not intended to be, nor shall it be construed as, a representation by Seller as to what constitutes the Required Consents or that any consents have been obtained.

2.4 Organization; Authority.

(a) Good Standing. † Management Company and each Seller that is an entity is duly organized or formed, validly existing and in good standing under the laws of the state in which † Management Company or such Seller was organized or formed, and in each other jurisdiction where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. † Management Company and each Seller has all requisite power and authority to own, lease, operate or otherwise hold its respective properties and assets and to carry on its respective business as now being conducted.

(b) Capacity. Seller has the capacity and authority to execute and deliver to Purchaser this Agreement and the other Transaction Documents to which such Seller is a party, to perform such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (subject only to obtaining the Required Consents). It is understood and agreed that the foregoing representation is not intended to be, nor shall it be construed as, a representation by Seller as to what constitutes the Required Consents or that any consents have been obtained.

(c) Execution and Delivery. This Agreement and the other Transaction Documents to which such Seller is a party have been (or, in the case of Transaction Documents to be executed after the Effective Date, will be at or prior to the Closing) duly and validly executed and delivered by such Seller and, assuming due authorization, execution and delivery by Purchaser, constitute valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies.

(d) No Springing Liens. The execution, delivery and performance of this Agreement by each Seller does not and will not, to Seller’s Actual Knowledge result in the creation or imposition of any Lien upon any of the Purchased Interests.

2.5 Removal or Foreclosure on Interest. To Seller’s Actual Knowledge, except as set forth on Schedule 2.5, no Limited Partner has asserted grounds for or threatened removal of a Seller as general partner of a Partnership, nor has any Lender threatened foreclosure of any lien in a Seller’s general partner interest.

2.6 Financial Statements.

(a) Schedule 2.6(a) contains the following financial statements (collectively, the “Financial Statements”): (x) for each Project Partnership and † Management Company, audited balance sheets and statements of income and cash flows as of and for each of 2001 through 2005, and (y) for † Management Company, an unaudited balance sheet as of December 31, 2006, together with the related unaudited statement of income for the twelve-month period ended on such date. Except as set forth on Schedule 2.6(a), the Financial Statements, to Seller’s Actual Knowledge: (i) except as expressly set forth in the Financial Statements with respect to qualified opinions, were prepared in all material respects in accordance with GAAP applied on a consistent basis, except, in the case of interim Financial Statements, for the absence of notes thereto and normal year-end adjustments (the effect of which will not be individually or in the aggregate material); and (ii) present fairly, in all material respects, the financial position and results of operations of the applicable entities at the dates and for the periods indicated therein.

(b) Seller has devised and maintained a system of internal accounting controls which are sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of annual financial statements for external purposes in accordance with GAAP. Seller has disclosed to Purchaser all 2005 Tax Returns for each Project Partnership.

2.7 Partnership Agreements; Fee Agreements and Seller Obligations.

(a) Schedule A (to be delivered in installments as described in Section 2.18) sets forth a complete and accurate list of all Project Partnership Documents (including all amendments and modifications thereto and restatements thereof). Schedule B (to be delivered in installments as described in Section 2.18) sets forth a complete and accurate list of all Fee Agreements (including all amendments and modifications thereto and restatements thereof). Schedule C (to be delivered in installments as described in Section 2.18) sets forth a complete and accurate list of all Standalone Economic Guarantees (including all amendments and modifications thereto and restatements thereof). Seller has made available to Purchaser a correct and complete copy of each written agreement referenced in such Schedules and all amendments and modifications thereto and restatements thereof. Each such agreement is in full force and effect and valid, binding and enforceable against the applicable Seller and, to Seller’s Actual Knowledge, against the other parties thereto. To Seller’s Actual Knowledge, except as set forth on Schedule 2.7, neither Seller nor any other party thereto, is in breach or default under any such agreement in any material respect, and no event has occurred which with notice or lapse of time or both would constitute a breach or default thereunder by any Seller or any other party thereto.

2.8 Other Related Agreements. Schedule D sets forth a complete and accurate list of the following contracts and other agreements (written or otherwise and including all amendments and modifications thereto and restatements thereof) relating in any way to † Management Company, any Purchased Interests or any Project to which any Seller, † Management Company or any Project Partnership is a party:

(a) any agreements evidencing rights or obligations of Seller or † Management Company with respect to the Purchased Interests or the Seller Obligations;

(b) the Loan Documents and any other agreement under which it has created, incurred, assumed or guaranteed any Indebtedness or under which it has imposed a Lien on any of its assets, tangible or intangible;

(c) The Regulatory Agreements;

(d) The leases relating to the Leased Spaces (the “Space Leases”);

(e) The Personal Property Leases;

(f) any agreement that restricts the ability of † Management Company, any Seller or any Project Partnership to engage in the Business;

(g) any agreement that provides for any payment or benefit in connection with any bonus, “phantom stock” plan or accelerated vesting or funding (such as a “golden parachute”) that would be due upon the execution of this Agreement or the Closing or in connection with the transactions contemplated hereby or any later (i.e. after Closing) sale (including either a sale of assets or a sale of ownership interests), merger or similar transaction involving † Management Company or any Project Partnership or General Partner interest;

(h) any agreements granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any of the Purchased Interests; and

(i) any agreements providing for powers of attorney or similar authorizations empowering any Person to act on behalf of any Seller.

Seller has delivered or made available to Purchaser a correct and complete copy of each written agreement listed in Schedule D and all amendments thereto. Each such agreement is in full force and effect and is valid, binding and enforceable against † Management Company, the applicable Seller or the applicable Project Partnership and, to Seller’s Actual Knowledge, against the other parties thereto. To Seller’s Actual Knowledge, except as set forth on Schedule 2.8, none of † Management Company, Seller nor any Project Partnership nor any other party thereto, is in breach or default under any such agreement in any material respect, and no event has occurred which with notice or lapse of time or both would constitute a breach or default thereunder by † Management Company, any Seller or Project Partnership or any other party thereto. The Agreements listed on the Schedules A-D are all of the agreements pursuant to which any party might have the right to require that such party’s consent be obtained to the transactions contemplated by this Agreement.

2.9 Litigation. Except as set forth on Schedule 2.9, no litigation, action, investigation, event, or proceeding is pending with respect to any Seller (other than any litigation which is not (or is only tangentially) related to the Business and is not related to the transactions contemplated by this Agreement and which could not reasonably be expected to adversely affect the applicable Seller’s ability to perform its obligations hereunder or to adversely affect the transactions contemplated hereby) or † Management Company or any Project Partnership or Project. Further, to Seller’s Actual Knowledge, except as set forth on Schedule 2.9, no such litigation, action, investigation, event or proceeding is threatened against or by † Management Company or any Seller, Project Partnership or Project, that, if adversely resolved, would: (i) have a Material Adverse Effect on † Management Company or any Seller, Project Partnership or Project; (ii) have a Material Adverse Effect on the ability of † Management Company or any Seller, Project Partnership or Project to perform their respective obligations under this Agreement or any Project Document, as applicable; (iii) have a Material Adverse Effect on the financial condition of † Management Company or any Seller, Project Partnership or Project; or (iv) constitute or result in a material breach of any representation, warranty, covenant, or agreement set forth in this Agreement or any Project Document, as applicable. Seller has made available to Purchaser copies of all documents and other materials relevant to any of the matters described in this Section.

2.10 Tax Matters. Except as set forth in Schedule 2.10: (a) to Seller’s Actual Knowledge, Seller has timely and properly filed, or caused each Project Partnership to file, all required Tax Returns relating to † Management Company, the Purchased Interests and/or the Project Partnerships with the appropriate Government Entity within the time period for filing such Tax Returns, including extensions; (b) to Seller’s Actual Knowledge, all such Tax Returns were true, correct and complete in all material respects; (c) to Seller’s Actual Knowledge, all Taxes due and owing by Seller relating to the Purchased Interests, and all Taxes due and owing by † Management Company or any Project Partnership, have been paid; (d) to Seller’s Actual Knowledge, all Taxes that Seller, or any Project Partnership, has been required to collect and withhold relating to the Purchased Interests have been timely and properly collected or withheld, and either have been or will be timely and properly paid over to the proper Government Entity; (e) to Seller’s Actual Knowledge, none of † Management Company, Seller nor any Project Partnership is currently the beneficiary of any extension of time within which to file any Tax Return; (f) there are no Liens for Taxes on any of the Purchased Interests, or to Seller’s Actual Knowledge on the assets of any Project Partnership, other than Permitted Tax Liens; (g) to Seller’s Actual Knowledge, no deficiencies for Taxes relating to the Purchased Interests have been claimed, proposed or assessed against Seller, † Management Company or any Project Partnership by any Government Entity; (h) to Seller’s Actual Knowledge, (1) there are no pending audits, assessments or other actions for or relating to any liability in respect of Taxes relating to † Management Company or the Purchased Interests, and (2) there are no matters under discussion by Seller, † Management Company or any Project Partnership with any Government Entity with respect to Taxes relating to † Management Company or the Purchased Interests that are likely to result in an additional Liability for Taxes with respect to any of † Management Company, the Seller or any Project Partnership; (i) Seller has delivered or made available to Purchaser complete and accurate copies of any audit, examination reports and statements of deficiencies or similar, report, form, protest, closing agreement or other document submitted to or received from any Government Entity with respect to Taxes of Seller (relating to the Purchased Interests) or † Management Company or any Project Partnership for all tax periods for which the statutory period of limitations has not closed, including, without limitation, any notices which may adversely affect the Credits, any Forms 8823 or other notices regarding compliance with Code Section 42 requirements or any Regulatory Agreement with respect to any Project, and all of such notices that relate to matters that have not been fully cured are listed on Schedule 2.10; and (j) none of † Management Company, Seller or any Project Partnership has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made for any such extension or waiver; (k) no Seller entity is a “foreign person” within the meaning of Section 7701(a) of the Code; (l) to Seller’s Actual Knowledge, the Financial Statements fully and properly reflect, as of their dates, the liabilities for Taxes of each Project Partnership for all periods ending on or before such dates; and (m) each Project Partnership has in effect a valid election under Section 754 of the Code. Schedule 2.10 shall not be required to list matters which are not (or are only tangentially) related to the Business and are not related to the transactions contemplated by this Agreement and which could not reasonably be expected to adversely affect the applicable Seller’s ability to perform its obligations hereunder or to adversely affect the transactions contemplated hereby.

2.11 Recent Conduct of Business.

Except as otherwise contemplated by this Agreement (including by disclosure on any other Schedule hereto) and except as set forth on Schedule 2.11, since January 1, 2006:

(a) To Seller’s Actual Knowledge, none of Seller, † Management Company or any Project Partnership has suffered a Material Adverse Effect;

(b) Neither † Management Company nor Seller has acquired, licensed, sold, leased or otherwise disposed of any properties or assets relating to the Business or the Purchased Interests, except in the ordinary course of business, and each has continued to run the Business and maintain its books and records on a basis consistent with past practice;

(c) † Management Company has not mortgaged, pledged or otherwise subjected any of its assets to any Lien, and no Seller has mortgaged, pledged or otherwise subjected any Purchased Interest to any Lien;

(d) Neither † Management Company nor Seller has issued or sold, assigned or transferred any Interests;

(e) To Seller’s Actual Knowledge, none of Seller, † Management Company, any Project Partnership or any Project has sustained or incurred any material loss or damage with respect to the Business or its Project (whether or not insured against) on account of fire, flood, accident or other calamity which has materially interfered with the operation of the Business and which has not been remedied, or paid, discharged, settled, compromised or satisfied or agreed to pay, discharge, settle, compromise or satisfy, any claim (whether or not insured against), other than claims involving solely money damages not in excess of $25,000. All such agreements to discharge, settle, compromise or satisfy, any claim (other than claims involving solely money damages not in excess of $25,000) are listed on Schedule 2.11;

(f) Seller (with respect to any Taxes relating to the Business) has not, nor has † Management Company or any Project Partnership, made, changed or rescinded any express or deemed election relating to Taxes other than in connection with filing a Tax Return in the ordinary course of business, settled or compromised any claim or controversy relating to Taxes, intentionally agreed to any adjustment of any Tax attribute, surrendered any right or claim to a refund of Taxes, consented to any extension or waiver of the statute of limitations period applicable to any Taxes which extension period has not expired, Tax Return or claim for Taxes, amended any Tax Return, entered into any closing agreement with respect to Taxes, or intentionally made any change to any of its material Tax accounting policies or procedures; and

(g) None of Seller, † Management Company or any Project Partnership has agreed to take any of the foregoing actions.

2.12 Brokers and Finders. There are no broker, finder or investment banker fees or commissions owed or that could become payable by Seller, † Management Company or any Project Partnership in connection with the transactions contemplated by this Agreement.

2.13 Ethical Practices. Except as permitted under applicable Law, neither † Management Company nor Seller has offered or given (nor has caused any Project Partnership to offer or give), and to the Seller’s Actual Knowledge no Person has offered or given on its or any Project Partnership’s behalf: (a) anything of value to any official of a Governmental Entity, any political party or official thereof, or any candidate for political office; (b) anything with a value in excess of $100 to any customer; or (c) anything of value to any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any Person described in (a), (b) or (c) above, in any such case, for the purpose of the following: (x) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (y) inducing such Person to use such Person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist Seller or any Project Partnership in obtaining or retaining business for, or with, or directing business to, any Person; or (z) constituting a bribe, kickback or illegal or improper payment to assist Seller in obtaining or retaining business for, or with, or directing business to, any Person.

2.14 Labor and Employment Matters.

(a) Except as set forth on Schedule 2.14(a):

(i) neither † Management Company nor Seller is a party to any collective bargaining agreement (including any memoranda of understanding or letter agreements), neutrality agreement, or any similar agreement covering any of the Employees;

(ii) neither † Management Company nor Seller has received written notice that any such agreement is currently under negotiation by † Management Company or Seller or any of their Affiliates which would affect † Management Company, the Projects or the Project Partnerships nor has Seller or † Management Company received any notice or claim of any unfair labor practice;

(iii) to Seller’s Actual Knowledge, there are no activities or proceedings of any labor union to organize any of the Employees;

(iv) neither † Management Company nor Seller has experienced any material work stoppage or other material labor difficulty since January 1, 2004;

(v) as of the date hereof, and since January 1, 2005, there have not been any plant closings, mass layoffs or other terminations of the Employees that would create any obligations upon or liabilities for Purchaser or † Management Company under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 et seq. (the “WARN Act”) or any applicable State WARN Act, and none have been planned or announced for the future; and

(vi) to Seller’s Actual Knowledge, all of the Employees are lawfully authorized to work in the jurisdictions in which they are working according to applicable immigration laws, are properly classified as an exempt or non-exempt employee under the Fair Labor Standards Act or other applicable wage and hour law, and have been paid all wages (including any required minimum wages and overtime pay) and other compensation owed for all services performed by such Employee.

(b) Schedule 2.14(b) lists each Employee Benefit Plan maintained by Seller or † Management Company or their ERISA Affiliates (collectively, the “Seller Benefit Plan”) (and designates the party that maintains each such Employee Benefit Plan), and:

(i) Each Seller Benefit Plan that is an “employee pension benefit plan” (as defined in section 3(2) of ERISA) is a “defined contribution plan” (as defined in Section 3(34) of ERISA) and neither Seller nor † Management Company nor any of their respective ERISA Affiliates has ever sponsored, maintained or contributed to a “defined benefit plan” (as defined in Section 3(35) of ERISA) that is subject to Title IV of ERISA or participated in or contributed to a “multiemployer plan” (as defined in Section 3(37) of ERISA);

(ii) To Seller’s Actual Knowledge, no Seller Benefit Plan is a "nonqualified deferred compensation plan" within the meaning of section 409A of the Code that is subject to the requirements of section 409A of the Code and the regulations thereunder;

(iii) Other than routine claims for benefits, there are no pending or, to Seller’s Actual Knowledge, overtly threatened claims by or on behalf of any Seller Benefit Plan, or by or on behalf of any participants or beneficiaries of any Seller Benefit Plan, alleging any violation of ERISA or other applicable law, or alleging a violation of the terms of any such plan;

(iv) Each Seller Benefit Plan that is an “employee pension benefit plan” within the meaning of section 3(2) of ERISA has received a favorable determination letter from the IRS that such plan is qualified under section 401(a) of the Code and, to Seller’s Actual Knowledge, nothing has occurred since the date of the most recent favorable determination letter that would adversely affect reliance upon such determination or qualification;

(v) To Seller’s Actual Knowledge, no Seller Benefit Plan is the subject of any investigation, audit or other such adverse action on the part of the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation and each Seller Benefit Plan is in material compliance with the terms of the plan documents, ERISA, the Code, and other applicable Law;

(vi) To Seller’s Actual Knowledge, all IRS Forms 5500 and all annual reports required to be filed with respect to any Seller Benefit Plan have been timely filed with the appropriate Governmental Entity;

(vii) To Seller’s Actual Knowledge, neither Seller, † Management Company, nor any of their ERISA Affiliates is delinquent in any contribution obligations with respect to any Seller Benefit Plan and all contributions to each such plan have been made in accordance with the applicable timing requirements of ERISA and the Code;

(viii) To Seller’s Actual Knowledge, each Seller Benefit Plan that is subject to COBRA has been operated in material compliance with COBRA and Seller, † Management Company, and their respective ERISA Affiliates, as applicable, have satisfied all current COBRA obligations with respect to current or former Employees. Other than COBRA continuation coverage, neither Seller, † Management Company nor any of their ERISA Affiliates provide any post-employment or retiree health or welfare benefits to former Employees;

(ix) To Seller’s Actual Knowledge, no “prohibited transaction" as defined in section 404 of ERISA and section 4975 of the Code has been entered into with respect to any Seller Benefit Plan for which a statutory, individual or class exemption is not applicable;

(x) Neither † Management Company, Seller, nor any of their ERISA Affiliates is an "employee benefit plan" as defined in section 3(3) of ERISA, nor are they an Affiliate of an employee benefit plan; and none of the Project Partnerships constitute "plan assets" as that term is used in 29 C.F.R 2510.3-101; and

(xi) With respect to each Seller Benefit Plan, Seller shall make available for review by Purchaser within ten (10) days after the Effective Date true and complete copies of (1) the plan documents, summary plan descriptions, any other document required to be filed with a Governmental Entity or any document distributed to any employee, participant or beneficiary of such Seller Benefit Plan, (2) the most recent determination letter received from the IRS, (3) the last Form 5500 Annual Report and actuarial report, (4) the latest actuarial valuations and financial statements, (5) all related trust agreements, insurance contracts or other funding agreements that implement or apply to the Seller Benefit Plan, and (6) any recordkeeping, administrative, or other service agreements that apply to the Seller Benefit Plan.

(c) The Employee List to be delivered to Purchaser pursuant to Section 5.12 shall be true, correct and complete. All Employees engaged in the conduct of the Business are Employees of † Management Company. Except as Seller has notified Purchaser previously in writing, to the best of Seller’s knowledge and belief, no Employee or group of Employees of † Management Company has given oral or written notice to Seller or † Management Company of any plans to terminate his or her employment with † Management Company.

(d) Except as set forth on Schedule 2.14(d)-1, (i) † Management Company is not currently a party to or bound by employment, confidentiality, non-competition, non-solicitation, or proprietary rights agreements with any Employee, and (ii) there are no agreements, arrangements or understandings that would restrict the ability of † Management Company to terminate the employment of any of its Employees at any time, at will, without liability. Set forth on Schedule 2.14(d)-2 is an accurate and complete list of all current and prior, to the extent currently binding, manuals, brochures, publications, policies, procedures or similar documents of † Management Company regarding compensation, benefits, perquisites, hiring, evaluation, supervision, training, termination and promotion of employees, office administration and personnel matters and all communications to Employees concerning such matters.

(e) There are no administrative proceedings or court complaints pending or, to Seller’s Actual Knowledge, threatened against † Management Company before the U.S. Equal Employment Opportunity Commission or any state or federal court or agency concerning alleged employment discrimination or any other matters relating to the employment of labor, other than those identified on Schedule 2.14(e). There is no unfair labor practice charge or complaint pending or, to Seller’s Actual Knowledge, threatened against † Management Company before the National Labor Relations Board or any similar state or local body. There is not pending or to Seller’s Actual Knowledge threatened, nor has there been within the last three (3) years, any union organization attempts, labor disputes or general work stoppage or slowdowns due to labor disagreements with respect to † Management Company. There is no employee grievance or arbitration proceeding pending against † Management Company. † Management Company is not a party, directly or indirectly, to any contract, agreement or order with any Governmental Authority which would require it to maintain any affirmative action plan or similar program or arrangement.

(f) Neither Seller nor † Management Company are parties to any agreements or arrangements or are subject to any requirement that alter Employees’ status as employees-at-will who may be terminated at any time without cause or notice, except as otherwise provided by applicable law.

(g) Neither Seller nor † Management Company is party to any agreement with any Employee or other Person that would entitle any Employee or other Person to  any payment or benefit payable in connection with any bonus, “phantom stock” plan or accelerated vesting or funding (such as a “golden parachute”) that is triggered by the execution of this Agreement or the Closing or in connection with the transactions contemplated hereby, other than pursuant to the documents listed on Schedule 2.14(g) (providing for certain payments to certain Employees that will be due upon consummation of the sale of certain of the Project Partnership Interests), which payment obligations shall be satisfied by Seller at Closing (and Purchaser shall not be responsible for any such payments). Neither Seller nor † Management Company is party to any agreement with any Employee or other Person that would entitle any Employee or other Person to any such payment upon any later (i.e. after Closing) sale (including either a sale of assets or a sale of ownership interests), merger or similar transaction involving † Management Company, any Project Partnership or any General Partner interest.

2.15 Full Disclosure. To Seller’s knowledge (as described below in this Section), there is no fact unique to † Management Company or any Seller, Project, Project Partnership or the Business (as opposed to, for example, a market condition generally or a risk that affects a region or industry generally) that Seller has not disclosed to Purchaser in writing that materially adversely affects or may materially adversely affect † Management Company or the Project Partnerships or the value of the Purchased Interests. For purposes of this Section 2.15, Seller’s knowledge shall mean (a) the actual current recollection of any one or more of †, †, †, † or †, or (b) the information contained in any notice to a Seller or Project Partnership or † Management Company from any Limited Partner, Lender or Governmental Entity.

2.16 OFAC. Each Seller and † Management Company and each of its direct and indirect beneficial owners is not, and will not be, a person or entity (a “Prohibited Person”) with whom Purchaser is restricted from doing business with under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act”) and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto, including without limitation persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List (the “List”). Seller and each Project Partnership have in place adequate policies and procedures to assure that no tenant at a Project is a person named on the List and, to Seller's Actual Knowledge, none of the tenants at any Project is a person named on the List or is otherwise a Prohibited Person.

2.17 Other Representations Regarding † Management Company.

(a) Set forth on Schedule 2.17 is an accurate and complete list of each contract or other agreement (other than the Property Management Agreements and any Space Leases or Personal Property Leases to which † Management Company is a party or any of the other agreements listed on Schedule D) to which † Management Company is a party or is bound which (i) cannot be terminated without cause in less than 60 days and/or (ii) cannot be terminated without cause unless a penalty or termination payment is made. Seller has delivered or made available to Purchaser a correct and complete copy of each written agreement listed in Schedule 2.17 and all amendments thereto, and Seller will make available to Purchaser at each Project site or the Home Office upon request true, correct and complete copies of any of the other contracts to which † Management Agreement is a party. Each such agreement is in full force and effect and is valid, binding and enforceable against † Management Company and, to Seller’s Actual Knowledge, against the other parties thereto. To Seller’s Actual Knowledge, except as set forth on Schedule 2.17, neither † Management Company nor any other party thereto is in breach or default under any such agreement in any material respect, and no event has occurred which with notice or lapse of time or both would constitute a breach or default thereunder by † Management Company or any other party thereto.

(b) Except as set forth on Schedule 2.17, † Management Company has (and at the time of Closing will have) no Liabilities except (x) Liabilities reflected in the Financial Statements of † Management Company, and (y) under the executory portion of any contract or other agreement to which † Management Company is a party which (i) was made in the ordinary course of business, (ii) is disclosed on a Schedule hereto, and (iii) does not otherwise constitute or result from a breach of any representation, warranty or covenant of this Agreement or from a breach or default by † Management Company under any contract or other agreement.

2.18 Schedules. As of the Effective Date, Seller has not yet delivered the Schedules designated with an asterisk in the list of Schedules at the beginning of this Agreement (and with respect to Schedule A, the Schedule delivered by Seller does not yet list the Project Partnership Agreements). Seller shall deliver such remaining Schedules (and the balance of Schedule A) within 35 days after the Effective Date. Failure to deliver such Schedules (and the balance of Schedule A) in accordance with such timeframe shall not be deemed to be a default by Seller unless Seller fails to deliver all of such Schedules (and the balance of Schedule A) within 75 days after the Effective Date, but to the extent Seller fails to deliver all of such Schedules (and the balance of Schedule A) within 60 days after the Effective Date, then the Due Diligence period shall be extended by one day for each day after such 60th day until the balance of the Schedules (and the balance of Schedule A) have been delivered. The Project Partnership Agreements that will be added to Schedule A and the information to be included on Schedules B and C are included within Schedule D (which has been delivered as of the Effective Date) but will be separately delivered by Seller (as completed Schedules A-D) within the time period set forth above. Prior to the Closing, Seller shall promptly supplement or amend the Schedules delivered in connection herewith with respect to any matter of which Seller has Actual Knowledge which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in any such Schedule or which is necessary to correct any information in any such Schedule which has been rendered inaccurate, in any material respect, thereby (provided that Seller shall not be obligated to update Schedules 2.17, 3.5(a), 3.5(b), 3.7, 3.10 or 3.19(c) more frequently than monthly). Notwithstanding the foregoing, no supplement or amendment to any Schedule pursuant to this Section 2.18 shall have any effect for the purpose of determining whether a Material Representation Breach exists or with respect to Purchaser’s right to terminate this Agreement pursuant to Section 8.4(c) (i.e. Purchaser shall be entitled to rely on the accuracy of the representations and warranties herein as made on the Effective Date, and if any supplement or amendment to any Schedule reveals an inaccuracy in any representation or warranty herein as made on the Effective Date, Purchaser shall have the rights and remedies set forth in Sections 6.2(h) and 8.4(c) with respect to breaches of representations and warranties). However, if Purchaser does not terminate this Agreement pursuant to Section 6.2 or Section 8.4, then after the end of the Due Diligence Period all of the representations and warranties of Seller set forth in Articles 2 and 3 of this Agreement shall be deemed modified to the extent that any of the Schedules hereto have been supplemented or amended pursuant to this Section 2.18 prior to the date which is 2 business days prior to the end of the Due Diligence Period. Any supplementing or amending of any Schedules shall be done in such a manner as to “highlight” any changes to the then-existing Schedules such that it will be readily apparent how the applicable Schedule has been amended or updated. If Purchaser determines that any matter revealed by any update or amendment to any Schedule constitutes a Material Representation Breach (thus entitling Purchaser to the remedies set forth in Section 6.2(h)) or results in a Material Adverse Effect (thus entitling Purchaser to the remedies set forth in Section 8.4(c)), then Purchaser shall notify Seller of such determination within ten business days after receiving the applicable update or amendment (and, accordingly, if the update or amendment was received by Purchaser after the date that is ten business days prior to the end of the Due Diligence Period, then the Due Diligence Period as it relates to the matter(s) covered by the applicable update or amendment shall be extended to the date that is ten business days after Purchaser’s receipt of the update or amendment). If Purchaser does not so notify Seller within such ten business day period, then the representations and warranties of Seller set forth in Articles 2 and 3 of this Agreement shall be deemed modified to include the applicable matter revealed by the update or amendment to the applicable Schedule.

2.19 Deemed Modification to Representations and Warranties.

If Purchaser does not terminate this Agreement pursuant to Section 6.2 or Section 8.4, then after the end of the Due Diligence Period all of the representations and warranties of Seller set forth in Articles 2 and 3 of this Agreement shall be deemed modified to the extent that any of the information contained in any of the documents listed on Schedules A-C, the “Equity Documents” portion of Schedule D, or in the described in subsections (b)-(e) of Section 2.8, as updated, reveals that any of such representations and warranties are inaccurate.

The representations and warranties set forth in this Article 2 shall survive Closing to the extent set forth in Section 7.8.

ARTICLE 3.	ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF EACH SELLER REGARDING † MANAGEMENT COMPANY, THE PROJECTS AND THE PROJECT PARTNERSHIPS.

Each Seller hereby represents and warrants to Purchaser the following:

3.1 Project Partnerships; General Partner. Schedule A sets forth a complete and accurate list of: (i) the name of each Project; (ii) the address of each Project; (iii) the Project Partnership owning each Project; (iv) the state of organization or formation of each Project Partnership; (v) the Seller entity owning the General Partner interest and any limited partnership interest in † Management Company and each Project Partnership; (vi) the ownership percentage for each of the Interests in each Project Partnership and † Management Company; and (vii) the name, address and percentage interest of the Limited Partner(s) in each Project Partnership (assuming the Limited Partners have not transferred their interest without notice to Seller). Seller has received no notice that any Limited Partner intends to transfer its interest in any Project Partnership, and to Seller’s Actual Knowledge there is no such transfer proposed or contemplated. Except as otherwise expressly noted on Schedule A, the Seller set forth as the General Partner for each Project Partnership in Schedule A is the sole General Partner in such Project Partnership and has sole management control and authority over such Project Partnership and Project operations and matters (subject to the terms of the Scheduled Documents). Except as expressly set forth in the applicable Scheduled Documents, there are no rights, contracts or other agreements or commitments pursuant to which any other Person has the right to become a General Partner of a Project Partnership.

3.2 Organization; Authority; No Violation. Each Project Partnership is duly organized or formed, validly existing and in good standing under the laws of the state in which such Project Partnership was organized or formed and in the state in which its Project is located. † Management Company and each Project Partnership has undertaken all acts, including without limitation, the filing of all certificates and the payment of all fees, Taxes, and other sums necessary for † Management Company or such Project Partnership to operate as a limited partnership or limited liability company in the state in which † Management Company or such Project Partnership was organized or formed (in the case of each Project Partnership) and in the state in which its Project is located and to enable such Project Partnership to engage in its business and operate its Project in accordance with the Scheduled Documents relating to such Project.

3.3 Limited Partnership Status. No event has occurred that has caused, and Seller has not acted in any manner that will cause: (i) † Management Company or a Project Partnership to be treated for federal income tax purposes as an association taxable as a corporation, or (ii) † Management Company or a Project Partnership to fail to qualify as a limited partnership under the Laws under which † Management Company or such Project Partnership was formed. To Seller’s Actual Knowledge, all consents or approvals of any Governmental Entity, or any other Person, necessary in connection with the transactions contemplated by the † Management Company partnership agreement and each Project Partnership Agreement or necessary to admit each Limited Partner to each Project Partnership, have been obtained by Seller. To Seller’s Actual Knowledge, all outstanding units of partnership interest or other equity interest of † Management Company and each Project Partnership (i) have been duly authorized and are validly issued, fully paid and nonassessable and (ii) are subject to no restrictions except as set forth in the applicable Scheduled Documents. Neither † Management Company nor, to Seller’s Actual Knowledge, except as set forth in the applicable Scheduled Documents, any of the Project Partnerships has issued or granted or is a party to any outstanding commitments, agreements, options, arrangements or undertakings of any kind relating to units of partnership interest or any other equity interest of † Management Company or such Project Partnership or securities convertible into units of partnership interest or any other equity interest of † Management Company or such Project Partnership. To Seller’s Actual Knowledge, none of the representations, warranties or statements contained in the Scheduled Documents, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make any of such representations, warranties or statements not misleading.

3.4 Securities Registration. To Seller’s Actual Knowledge, neither † Management Company nor any Project Partnership is under any obligation, and Seller has taken no action (and Seller knows of no event or action which has occurred) that would cause any Project Partnership or † Management Company to be obligated, under any federal or state law, rule, or regulation to register the Interests, and the Project Partnerships and † Management Company and each Seller have fully complied with any and all federal and state securities laws, as well as all applicable exemptions available for the sale of Interests without registration.

3.5 Leases and Rent Rolls. The rent rolls (the “Rent Rolls”) for each Project attached hereto as Schedule 3.5(a) are true, correct and complete in all material respects as of the date of each such Rent Roll. The Rent Rolls list all tenants or other Persons entitled to occupancy under any all leases, licenses or other occupancy agreements in effect on the date of the applicable Rent Roll relating to any portion of the applicable Project, except for those leases, licenses and occupancy agreements (excluding pending tenant lease applications) otherwise listed on Schedule 3.5(b) (all of such leases, licenses and occupancy agreement (both those relating to the tenants listed on the Rent Rolls and those listed on Schedule 3.5(b)) being referred to herein as the “Leases”). There are no leases, license agreements, occupancy agreements or tenancies for any space in any Project other than those relating to the tenants listed on the Rent Rolls and those listed on Schedule 3.5(b), and to Seller’s Actual Knowledge there are no oral agreements relating to use or occupancy of any portion of any Project or any oral leases which will be binding upon any portion of any Project or Project Partnership. Seller has delivered to Purchaser a true, correct and complete copy of the form of lease used for each Project and will make available to Purchaser at each Project site upon request true, correct and complete copies (or the originals) of each Lease (if Purchaser desires to copy any of the Leases, Purchaser may do so at Purchaser’s sole cost and expense). Except as may be otherwise disclosed on the Rent Rolls: (i) each of the Leases is in full force and effect; (ii) no tenant is entitled to any free rent, rebate, rent concession, deduction or offset which is not set forth in the such tenant’s Lease; (iii) except for matters set forth in Schedule 2.9, the applicable Project Partnership has not received from any tenant under a Lease a notice of material violation of any statute, rule, law, ordinance or other legal regulation pertaining to any Project or any part thereof; and (iv) all security deposits required under the Leases have been paid and are being held by the applicable Project Partnership.

3.6 Brokerage Arrangements. Except as set forth in Schedule 3.6, no Seller or Project Partnership is presently under any commitment to any real estate broker, rental agent, finder, syndicator or other intermediary with respect to any Project Partnership, any Project, or any portion thereof.

3.7 Service Contracts. Attached hereto as Schedule 3.7 is, along with the “Service Contracts” portion of Schedule D, a complete and accurate schedule of all Service Contracts now in effect which (i) cannot be terminated without cause in less than 60 days and/or (ii) cannot be terminated without cause unless a penalty or termination payment is made. Except for the Service Contracts and the other agreements described in the preceding sentence and other agreements disclosed on any other schedule hereto, there are no written or oral agreements relating to the management, leasing, operation or maintenance of any Project or any portion thereof other than agreements not required by the terms of this Agreement to be listed on any Schedule. The Service Contracts are each in full force and effect, and no Project Partnership has delivered or received any notice alleging any default in the performance or observance of any of the covenants, conditions or obligations to be kept, observed or performed under any of the Service Contracts. Seller has delivered or made available to Purchaser a true, correct and complete copy of each of the Service Contracts (including all amendments thereto) which (x) cannot be terminated without cause in less than 60 days and/or (y) cannot be terminated without cause unless a penalty or termination payment is made, and Seller will make available to Purchaser at each Project site or the Home Office upon request true, correct and complete copies of any of the other Service Contracts.

3.8 Sale Contracts. Except as set forth in Schedule 3.8, neither Seller nor any Project Partnership has entered into any contracts for the sale of any of the Projects, nor do there exist any rights of first refusal or options to purchase any of the Projects, except for any options set forth in any Partnership Agreement. Except pursuant to any documents listed on the “Other Documents” portion of Schedule D, no Project Partnership has any continuing contractual liability (i) for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by such Project Partnership or (ii) to pay any additional purchase price for any Project.

3.9 No Sale or Refinancing Restrictions. There are no restrictions on the sale or refinancing of the Projects, other than the restrictions set forth in the Scheduled Documents, under Section 42, Section 47 or Section 142 of the Code or under other applicable state or federal law respecting the Credits or tax exempt bond financing or other governmental financing.

3.10 Licenses and Permits. Schedule 3.10 sets forth a true and complete list of all licenses, franchises, permits and authorizations (other than construction, development or occupancy related permits) that are material to Seller, † Management Company or any Project Partnership existing in Seller’s records. To Seller’s Actual Knowledge, Seller, † Management Company and the Project Partnerships hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of the Business, and are in compliance, in all material respects, with the terms of all such licenses, franchises, permits and authorizations.

3.11 Title and Surveys; Ownership of Project Property; Real Estate Taxes.

(a) Seller has delivered or made available to Purchaser true and correct copies of the most recent Title Policies for each Project and the most recent surveys for each Project in Seller’s possession or control. The Title Policies and the surveys in Seller’s possession are listed on Schedule 3.11. To Seller’s Actual Knowledge, the Title Policies remain in full force and effect.

(b) To Seller’s Actual Knowledge, the Project Partnerships, respectively, own the Projects, the buildings comprising the Projects, and the related tangible and intangible personal property, free and clear of any Liens other than (i) those set forth in the Title Policies or those which an accurate and complete title search and UCC searches on the Projects as of the Effective Date would reveal, (ii) liens for ad valorem taxes that are not yet delinquent, or (iii) mechanics’ or other liens that have been disclosed to the Purchaser in writing and bonded against in such a manner as to preclude the holder of such lien from having any recourse to any of the Projects or the Project Partnerships for payment of any debt secured thereby. To Seller’s Actual Knowledge, there are no easements, agreements, covenants or other documents of record encumbering any of the Projects except as set forth in the Title Policies or those which an accurate and complete title search on the Projects as of the Effective Date would reveal. To Seller’s Actual Knowledge, there are currently no claims pending relating to title to any Project (whether by or against any Project Partnership) except as listed on Schedule 2.9.

(c) To Seller’s Actual Knowledge, all currently due real estate bills for the Projects have been paid. True and complete copies of all real estate tax bills for the Projects for the most recent fiscal year have been made available to the Purchaser prior to the date hereof. To Seller’s Actual Knowledge, none of Project Partnerships have received any written notice of any proposed special assessments or proposed reassessments relating to the Projects.

3.12 Access and Utilities. To Seller’s Actual Knowledge, except as otherwise set forth in the Scheduled Documents: (i) each Project has and will continue to have permanent unrestricted access to appropriate public roadways; (ii) all public utilities necessary to the operation of each Project, including, but not limited to, sanitary and storm sewers, water, gas (if applicable), telephone and electricity, are or will by the date the Units in such a Project are placed in service be, and will remain available to and connected to, each such Project and each of the Units; (iii) each Project is an independent unit which does not rely on any drainage, sewer, access, parking, structural or other facilities located on any property not included in such Project or on public or utility easements for the (x) fulfillment of any zoning, building code or other requirement of any Governmental Entity that has jurisdiction over such Project, (y) structural support, or (z) the fulfillment of the requirements of any lease or other agreement affecting such Project; (iv) each respective Project Partnership, directly or indirectly, has the right to use all amenities, easements, public or private utilities, parking, access routes or other items necessary for the construction or operation of each respective Project; (v) each Project is either (A) contiguous to, or (B) benefits from an irrevocable unsubordinated easement permitting access from such Project to, a physically open, dedicated public street, and has all necessary permits for ingress and egress and adequate public water, sewer systems and utilities are available to such Project; and (vi) no building or other improvement not located on any Project relies on any part of such Project to fulfill any zoning requirements, building code or other requirement of any Governmental Entity that has jurisdiction over such Project for structural support or to furnish to such building or improvement any essential building systems or utilities.

3.13 Condemnation; Changes in Use. Except as set forth in Schedule 3.13, neither Seller nor any Project Partnership has received any notice of and Seller has no Actual Knowledge of any pending or contemplated condemnation or eminent domain proceedings affecting all or any part of any Project. To Seller’s Actual Knowledge, there is not any plan, study or effort of any applicable Governmental Entities, which in any way would materially adversely affect the use of any Project for its intended uses or any intended public improvements which will result in any material charge being levied against, or any material lien assessed upon, any Project. To Seller’s Actual Knowledge, there is not any existing, proposed or contemplated plan to widen, modify or realign any street or highway contiguous to any Project. To Seller’s Actual Knowledge, with respect to any Project that is unoccupied as of the Effective Date, none of the prior tenants or occupants thereof is eligible for relocation and/or moving payments or benefits under any applicable Law.

3.14 Compliance With Laws. Neither Seller nor any Project Partnership has received any written notice of any violations of Laws with respect to any Project, nor does Seller have any Actual Knowledge of any such violations. Except for annual affordable housing compliance audits performed by state Credit-allocating agencies as permitted or required by the Scheduled Documents, no investigation or review by any Governmental Entity with respect to any Project or Project Partnership is pending or, to the Actual Knowledge of Seller, threatened, nor to the Actual Knowledge of Seller has any Governmental Entity indicated an intention to conduct the same.

3.15 Environmental Matters. Schedule 3.15 sets forth a complete and accurate list of all Environmental Reports in Seller’s or any Project Partnership’s possession. Seller has delivered or made available to Purchaser true and correct copies of all Environmental Reports. No amendments, modifications, or other changes or additions have been made to the Environmental Reports. Except as set forth in the Environmental Reports listed on Schedule 3.15, to Seller’s Actual Knowledge no Project contains, and there is not located on, in or under any part of any Project, any Hazardous Materials. To Seller’s Actual Knowledge, no part of any Project has been previously used for the storage, manufacture or disposal of Hazardous Materials, except as may be disclosed in the Environmental Reports listed on Schedule 3.15. Except as set forth on Schedule 3.15, neither Seller nor any Project Partnership has received from any Governmental Entity any written complaint, order, citation or notice with regard to air emissions, water discharges, noise emissions and Hazardous Materials, if any, or any other environmental, health or safety matters affecting any Project or any part thereof. Except as set forth in the Environmental Reports listed on Schedule 3.15, to Seller’s Actual Knowledge, there are no underground storage tanks of any nature located on any Project.

3.16 Physical Reports. The reports referred to in Schedule 3.15 are all of the third party physical and structural reports (other than the Environmental Reports) in Seller's or any Project Partnership’s possession or control relating to the physical condition of any Project, including all reports and assessments relating to historical and current water penetration issues at any of the Projects, but excluding any third party reports required by a lender prior to or in connection with the final construction draw or by a Limited Partner prior to or in connection with the final capital contribution. Seller has delivered or made available to Purchaser true, correct and complete copies of all of the reports referred to in Schedule 3.15, as well as copies of all contracts and warranties relating to repair or remediation of water penetration problems.

3.17 Soil Defects. To Seller’s Actual Knowledge, there are no defects or conditions of the soil at any Project which will materially adversely affect the use, occupancy and operation of any Project, and no need for unusual or new subsurface excavations, fill, footings, caissons or other installations.

3.18 Insurance. None of Seller, † Management Company or any Project Partnership has received from any Lender or Limited Partner any default notice relating to the failure to carry any required insurance coverage (or a required amount or type of coverage). Neither Seller nor any Project Partnership has received from any insurance company which carries insurance on any Project, or any board of fire underwriters, any notice of any defect or inadequacy in connection with any Project, or its operation and Seller has no Actual Knowledge of any such defect or inadequacy which might increase the premium or cause the cancellation of any insurance policy. Schedule 3.18 lists for † Management Company and each Project (i) all current insurance policies, and (ii) all pending insurance claims and a summary of the status of each such claim.

3.19 Projects Under Construction; Construction Contracts.

(a) The initial construction of all Projects has been fully completed (including all punchlist items and warranty work) and all Units thereat have been placed in service, except for the Projects listed on Schedule 3.19(a) (the “Projects Under Construction”). Schedule 3.19(a) also lists all general construction contracts and guarantees relating to the Projects Under Construction (collectively, “Construction Contracts”) and identifies the Affiliate of Seller that is the general contractor under each such Construction Contract. Seller has delivered or made available to Purchaser true, correct and complete copies of each Construction Contract and all related subcontracts, plans, specifications, warranties, guarantees, budgets, construction schedules and historic draw requests, to the extent in Seller’s possession or control. The Construction Contracts are in full force and effect, and the applicable Project Partnerships shall have all rights to enforce the obligations of the general contactors thereunder without limitation, and no provisions of this Agreement shall limit the enforceability thereof or the liability of the general contractors thereunder. Purchaser shall not assume any contractor or guarantor liability under any Construction Contracts or any guarantees (other than Standalone Economic Guarantees) related to construction of the Projects Under Construction (the “Construction Obligations”), and the applicable Seller entities or affiliates thereof shall remain liable thereunder; provided Purchaser shall, upon request of Seller or its Affiliate, use commercially reasonable efforts to assist Seller or its Affiliate in completing construction (i.e., respond to draw requests, order reports, etc.).

(b) To Seller’s Actual Knowledge, all work to be performed, payments to be made and actions to be taken by any Project Partnership prior to the Effective Date pursuant to any agreement entered into with a Governmental Entity in connection with a site approval, zoning reclassification or similar action relating to any Project or as required as a condition to the issuance of any building permit, certificate of occupancy or zoning variance relating to any Project (e.g., off-site improvements or services or zoning proffers), has been performed, paid or taken, as the case may be, and to Seller’s Actual Knowledge, there is no planned or proposed work, payments or actions that may be required after the Effective Date pursuant to such agreements.

(c) Except for budgeted construction disclosed in the most recent capital expenditure budgets of the Projects (true and complete copies of which have been made available to the Purchaser), Schedule 3.19(c) lists all agreements (other than the Construction Contracts) entered into by any Project Partnership relating to capital replacements at, or additions or expansions to, any Project which are currently in effect and under which any Project Partnership currently has, or expects to incur, an obligation in excess of thirty-thousand dollars ($30,000). Complete and correct copies of such contracts have been made available to Purchaser. Seller shall make available to Purchaser upon request all such agreements (including those where the amounts expected to be expended are less than $30,000).

(d) Construction Completion. Prior to Closing, Seller shall cause all Projects Under Construction to be completed and all Units thereat to be placed in service, and for each Project Under Construction Seller shall deliver to Purchaser at or before Closing (i) the most recent lender’s title insurance policy or endorsement subject to no further “pending disbursements” endorsement or any exceptions for mechanic’s liens and raising no Material Title or Survey Condition not disclosed herein or not raised in any prior title insurance policy delivered or made available to Purchaser during the Due Diligence Period, (ii) a final “as-built” ALTA survey raising no Material Title or Survey Condition not raised in any prior survey delivered to Purchaser during the Due Diligence Period, (iii) a certificate of completion from the applicable architect or other construction inspector certifying that the Project has been completed in substantial accordance with the plans and specifications provided to Purchaser, (iv) a valid and binding allocation of Credit (or, with respect to buildings meeting the requirements of Section 42(h)(4)(B) of the Code, a certification pursuant to Section 42(m)(1)(D) of the Code) from the appropriate Governmental Entity in the amount shown on Schedule 3.25(a) for the applicable Project, including an IRS Form 8609, and (v) an updated draw schedule and sources and uses of funds and rent roll. Seller’s failure to comply with the terms of this Section 3.19(d) by Closing shall not be deemed a default by Seller hereunder so long as Seller uses good faith efforts to so comply, but if Seller fails to so comply with the terms of this Section 3.19(d) by Closing, Purchaser may exercise its Project Removal Option with respect to any Projects Under Construction for which Seller has not so completed the construction and otherwise satisfied the requirements of this Section 3.19(d). If Purchaser does not so exercise its Project Removal Option with respect to any such Project Under Construction, then the parties shall proceed in the same manner as if the terms of this Section had been satisfied with respect to the applicable Project Under Construction.

3.20 Insolvency Proceedings. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to Seller’s Actual Knowledge, threatened against any Project Partnership, † Management Company or Seller.

3.21 Unsatisfied Partner Obligations. Except as set forth in Schedule 3.21, (i) neither † Management Company nor any Project Partnership has any unsatisfied obligation to make any payments of any kind to any Seller other than amounts to be paid pursuant to the Economic Interests or Excluded Economic Interests; and (ii) no Limited Partner has made any loans or advances (other than capital contributions) to any Project Partnership. Except as set forth in Schedule 3.21, all distributions to Limited Partners which have been declared by any Project Partnership prior to the Effective Date have been paid in full.

3.22 Operating Statements. The operating statements for the Projects delivered by Seller to Purchaser prior to the Effective Date are the only operating statements for the Projects for the operating period to which they relate that have been prepared by or for Seller in the ordinary course of business.

3.23 Accounting. For federal income tax purposes, † Management Company and each Project Partnership reports, and shall continue to report its income on the accrual method of accounting. On behalf of each of the Project Partnerships, Seller has, to Seller’s Actual Knowledge, filed, and will continue to file, any and all certifications and other documents on a timely basis, with all applicable Governmental Entities (through the Closing) as have been and may be required to support the annual allocation of Credits.

3.24 Other Agreements or Arrangements Affecting Credits. Except as otherwise set forth in the Scheduled Documents, neither any Seller nor any Project Partnership has entered into any agreement or contract for the payment or offset of any construction loan or loan discounts, additional interest, yield maintenance or other charges or financing fees or any agreement to incur any financial responsibility with respect to any Project or providing for the guaranty of payment of any such interest charges or financing fees relating to the Loan Documents or for any kickback or rebate of fees under any Loan Document or other Project Partnership Document, other than those disclosed in Project Partnership Agreements.

3.25 Valid Tax Credits. To Seller’s Actual Knowledge, each Project Partnership has obtained a valid and binding allocation of Credit (or, with respect to buildings meeting the requirements of Section 42(h)(4)(B) of the Code, a certification pursuant to Section 42(m)(1)(D) of the Code) from the appropriate Governmental Entity in the amount shown on Schedule 3.25(a), including an IRS Form 8609, except those projects set forth on Schedule 3.25(b) (“Pre-8609 Projects”). To Seller’s Actual Knowledge, each Pre-8609 Project has either received a binding carryover allocation in accordance with Section 42(h)(1) of the Code or a certification in accordance with Section 42(m)(1)(D) and 42(m)(2)(D) of the Code which remains in full force and effect.

3.26 Project Operation Requirements; Tax Credits. To Seller’s Actual Knowledge, each Project has been acquired, constructed and/or rehabilitated, has (except for Pre-8609 Projects) had its eligible basis and Credits determined, and has been operated, in a manner consistent with the requirements of the Loan Documents and Regulatory Agreements, and consistent with all requirements under Section 42 of the Code, and regulations thereunder, so as to allow such Project to claim Credits in the amounts shown on Schedule 3.25(a).

3.27 No Employees. No Project Partnership has or has at any time had any employees.

3.28 No Other Assets. Neither † Management Company nor any of the Project Partnerships owns directly or indirectly any interest or investment (whether equity or debt) in any Person. † Management Company owns no real property, and no Project Partnership owns any real property other than its respective Project as shown on Schedule A.

3.29 Management of Projects. Except for the Projects set forth on Schedule 3.29 (which are currently managed by † Management Company, Inc.), all of the Projects are managed by † Management Company.

3.30 Tax Credit Shortfalls. As of December 31, 2005, to Seller’s Actual Knowledge, the amount (if any) by which the Credits projected to be allocated to the Limited Partners of each Project (i.e. the amounts projected in projections delivered to the Limited Partners at the time they became Limited Partners, as adjusted for any 8609 or other pricing adjustment already paid or reflected in Project projections given to Purchaser) through December 31, 2005 exceed the Credits actually allocated to the Limited Partners of each Project through December 31, 2005 is as set forth on Schedule 3.30. Seller shall deliver to Purchaser no later than April 30, 2007 an updated Schedule 3.30 containing the above described information for the period ending December 31, 2006.

The representations and warranties set forth in this Article 3 shall survive Closing to the extent set forth in Section 7.8.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Subject to the Schedules, Purchaser hereby represents, warrants and covenants to each Seller the following:

4.1 Organization; Authority.

(a) Good Standing. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and, prior to the Closing, shall be in good standing in each other jurisdiction to the extent required by law.

(b) Capacity. The Purchaser has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a Party and to consummate the transactions contemplated hereby and thereby (subject only to obtaining the Required Consents).

(c) Execution and Delivery. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which it is a Party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized and no other actions on the part of Purchaser are necessary to authorize such execution, delivery and performance. This Agreement and the other Transaction Documents to which Purchaser is a Party have been (or, in the case of Transaction Documents to be executed after the Effective Date, will be at or prior to the Closing) duly and validly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the Seller, constitute valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except to the extent that enforceability may be limited by the bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies.

4.2 No Violation. The execution, delivery and performance by Purchaser of this Agreement and the transactions contemplated hereby does not and will not conflict with or result in any violation of, or constitute a breach or default under (or an event that with notice or lapse of time or both would become a default under), any term of the charter documents, by-laws or other organizational documents of Purchaser, any agreement, permit, indenture, deed of trust, mortgage, loan agreement or other instrument to which Purchaser is a party or by which Purchaser is subject, or any Law of any court or other Governmental Entity to which Purchaser is subject.

4.3 Property Management. For a one year period immediately after Closing, at Seller’s request Purchaser or its Affiliates shall provide property management services for the apartment complexes listed on Schedule 4.3 and also for any Removed Projects subject to and in accordance with a mutually acceptable property management contract (the form of which shall be agreed upon during the Due Diligence Period).

4.4 Certain Notices to Seller. After Closing, Purchaser shall promptly provide Seller with copies of (i) any written notices received by Purchaser or any Affiliate of Purchaser alleging any potential claim against any Seller or Affiliate of Seller or any potential claim pertaining to the period of time prior to the Closing, or (ii) to the extent the matter could be reasonably expected to result in the exposure of any Seller to any material Liability, any written notices received by Purchaser or any Affiliate of Purchaser alleging any potential claim against Purchaser or any Affiliate of Purchaser. For a period of three years following the Closing, Purchaser shall promptly provide to Seller (i) a copy of any notice of any IRS proceeding received by any Purchaser or Project Partnership involving any Project Partnership, Seller or Purchaser relating directly or indirectly, in whole or in part, to the period prior to the Closing Date and (ii) a copy of any report issued by a tax credit authority or bond issuer with respect to the compliance of a Project relating directly or indirectly, in whole or in part, to the period prior to the Closing Date.

4.5 OFAC. Purchaser and each of its direct owners is not, and will not be, a person or entity with whom Seller is restricted from doing business with under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act”) and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto, including without limitation persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List.

The representations, warranties and covenants set forth in this Article 4 shall survive Closing to the extent set forth in Section 7.8.

ARTICLE 5. COVENANTS.

Seller and Purchaser hereby agree as follows:

5.1 Satisfaction of Conditions. Seller shall use commercially reasonable efforts to cause the conditions precedent to the obligations of Purchaser set forth in Section 8.1 to be fulfilled and Purchaser shall use commercially reasonable efforts to cause the conditions precedent to the obligations of each Seller set forth in Section 8.2 to be fulfilled. Purchaser shall use commercially reasonable efforts to cooperate with Seller to satisfy the conditions set forth in Section 8.2 and Seller shall use commercially reasonable efforts to cooperate with Purchaser to satisfy the conditions set forth in Section 8.1. Purchaser also agrees to (to the extent required by any Required Consent provider) deliver to the Required Consent provider organizational documents, good standing certificates and financial statements for each of applicable replacement general partners and replacement guarantors.

5.2 Conduct of Business. Except as expressly contemplated or permitted by this Agreement or to the extent that Purchaser shall otherwise consent in writing, Seller shall use reasonable best efforts to continue to and to cause † Management Company and the Project Partnerships to continue to conduct the Business in such a manner so that the representations, warranties and covenants contained in Article 2 and Article 3 shall continue to be accurate and correct throughout such period, and on and as of the Closing Date as if made by Seller on the Closing Date, and throughout such period, each Seller shall and shall cause † Management Company and each Project Partnership to carry on the Business in the ordinary course in substantially the same manner as previously conducted. Seller plans to take certain actions as disclosed on Schedule 5.2 that are standard practices, but that Seller desires to obtain Purchaser’s acknowledgement thereof and Purchaser so acknowledges such actions. Seller shall update the Schedules with respect to such actions and transmit such updates to Purchaser.

5.3 Hart-Scott-Rodino Act. As promptly as practicable, and in any event within three (3) business days following the execution and delivery of this Agreement by the Parties, Purchaser and Seller shall prepare and file any required notification and report form under the Hart-Scott-Rodino Act (“HSR Act”) in connection with the transactions contemplated hereby. If such notification and report is filed, Purchaser and Seller shall request early termination of the waiting period thereunder. Purchaser and Seller shall respond with reasonable diligence to any request for additional information made in response to any such filings.

5.4 Publicity; Confidentiality. Each Party agrees that it will not issue any press release or other public disclosure of this Agreement or the transactions contemplated hereby without the prior written approval of the other Party, unless, in the good faith opinion of counsel, such disclosure is required by Law, or such disclosure is deemed reasonably necessary or appropriate under the rules and regulations of the Securities & Exchange Commission or the New York Stock Exchange, with respect to such Party or any Affiliate thereof, and then only to the extent deemed reasonably necessary. Purchaser and Seller will maintain the terms of this Agreement, as well as all negotiations concerning this Agreement in strict confidence; provided that (i) each Party may disclose such information on a need to know basis to its controlling persons, persons under common control with such party, Affiliates and each of their respective employees, potential partners and investors, advisors and financing sources to the extent reasonably necessary (provided that such persons are directed to hold such information in confidence in accordance with this letter) and (ii) both parties may make disclosure to the extent required by Law, regulation or legal process. The terms of this Section 5.4 (the “Confidentiality Provisions”) shall survive Closing or termination of this Agreement for a period of two years.

5.5 Notices.

(a) Until the Closing, Seller shall promptly notify Purchaser of:

(i) any written notice or other written communication from any Governmental Entity to Seller, † Management Company or a Project Partnership disclosing an adverse event, determination, allegation or change (including without limitation, any Form 8823 notices of non-compliance received by any Project Partnership) relating to † Management Company, any Project, Project Partnership or Purchased Interest;

(ii) any change or event of which Seller has Actual Knowledge which results in any representation or warranty of any Seller under this Agreement being inaccurate in any material respect when made or if restated;

(iii) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iv) any notice or other communication (oral or written) from the FTC, the DOJ or the IRS or any written notice or other written communication from any other Governmental Entity in connection with the transactions contemplated by this Agreement;

(v) the receipt of any loan, advance or capital contribution by † Management Company or any Project Partnership;

(vi) any proceeding commenced or, to the Actual Knowledge of Seller, threatened against, relating to or involving or otherwise affecting † Management Company or any Seller, Project or Project Partnership that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.9 or that relates to the consummation of the transactions contemplated by this Agreement; and

(vii) any material damage or destruction by fire or other casualty of any Project or assets or part thereof or in the event that any such Project or part thereof becomes the subject of any proceeding or, to the knowledge of Seller, threatened proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

(b) Until the Closing, Purchaser shall promptly notify Seller of:

(i) any change or event that, individually or in the aggregate, has had or could reasonably be expected to have a Purchaser Material Adverse Effect;

(ii)  any change or event of which Purchaser has actual knowledge which results in any representation or warranty of any Purchaser or Seller under this Agreement being inaccurate in any material respect when made or if restated;

(iii) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iv) any notice or other communication (oral or written) from the FTC, the DOJ or the IRS or any written notice or other written communication from any other Governmental Entity in connection with the transactions contemplated by this Agreement; and

(v) any proceeding commenced or, to the knowledge of Purchaser, threatened that relates to the consummation of the transactions contemplated by this Agreement.

5.6 Interim Financial Statements. Seller shall deliver to Purchaser by the 20th of each month monthly operating statements for the preceding month for † Management Company and each Project Partnership. Also, promptly following their preparation in the ordinary course of business, Seller shall deliver to Purchaser any other financial reports for Seller, † Management Company, the Projects and the Project Partnerships for interim and/or annual fiscal periods ending after the date of this Agreement in the form that is customarily prepared for Seller’s internal purposes. Seller covenants that such periodic statements (i) shall, to Seller’s Actual Knowledge, present fairly, in all material respects, the financial position of Seller, † Management Company, the Projects and the Project Partnerships as of their respective dates and the related results of their operations for the respective periods then ended, and (ii) shall, to Seller’s Actual Knowledge, be prepared in accordance with GAAP applied on a consistent basis within such periods.

5.7 Correspondence and Reports. Seller shall deliver or make available to Purchaser, to the extent in Seller’s possession or control, copies of all notices, filings, reports, correspondence and other documents sent by Seller, † Management Company or any Project Partnership to, or received by Seller, † Management Company or any Project Partnership from, any Limited Partner, any Lender, any insurance company, the IRS or any other taxing authority or Governmental Entity.

5.8 Exclusivity. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement: (a) Seller shall not, and shall not permit † Management Company or the Project Partnerships to, and Seller shall cause each of its Affiliates not to, directly or indirectly, through any representative of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with any Person other than Purchaser with respect to a sale of all or any substantial portion of the assets of † Management Company or any Seller, Project or Project Partnership, or a merger, consolidation, recapitalization, business combination, sale of all or any substantial portion of the equity interests of † Management Company or any Seller, Project or Project Partnership, or the liquidation or similar extraordinary transaction with respect to † Management Company or any Seller, Project or Project Partnership, and (b) Seller shall not, except as set forth in Schedule 5.8 or Schedule 5.2, sell, assign, pledge or in any manner dispose of or create or suffer the creation of a Lien on any Purchased Interests.

5.9 Additional Covenants of Seller Regarding † Management Company, the Projects and the Project Partnerships. Each Seller covenants to Purchaser that:

(a) The Seller shall cause † Management Company and the Project Partnerships to do all things necessary to maintain their status as limited partnerships in good standing and had, has, and shall continue to have full power and authority to acquire the Projects and to develop, construct, operate, and maintain the Projects in accordance with the terms of the respective Project Documents and to enable † Management Company and the Project Partnerships to engage in their business.

(b) Except as set forth in Schedule 5.9(b) or Schedule 5.2, Seller shall not (nor shall Seller allow † Management Company or any Project Partnership to) terminate or materially amend any Loan Document, Project Partnership Agreement, Regulatory Agreement, Fee Agreement, Standalone Economic Guarantee or any document of record affecting any Project Partnership, except to the extent that Seller or a Project Partnership is required to enter into any such termination or amendment pursuant to the terms of a Scheduled Document. Seller shall promptly provide Purchaser with a copy of any termination of or amendment to any Loan Document, Project Partnership Agreement, Regulatory Agreement, Fee Agreement, Standalone Economic Guarantee or any document of record affecting † Management Company or any Project Partnership entered into after the Effective Date. Furthermore, except as set forth in Schedule 5.9(b) or Schedule 5.2, Seller shall not (nor shall Seller allow any Project Partnership to) (i) voluntarily grant, create, assume or permit to be created any mortgage, lien, lease, or material encumbrance, easement, covenant, condition, right-of-way or restriction upon any Project other than in the ordinary course of business or (ii) voluntarily take or permit any action adversely affecting the title to the Projects as it exists on the Effective Date. Seller shall promptly provide Purchaser with a copy of any mortgage, lien, lease, encumbrance, easement, covenant, condition, right-of-way or restriction upon any Project granted after the Effective Date.

(c) The Seller shall use reasonable best efforts to cause † Management Company and each Project Partnership to continue to comply with their respective obligations in all material respects under all Scheduled Documents in accordance with past practices and in such a manner as to not knowingly materially alter the disclosures contained in Schedule 2.7 or Schedule 2.8.

(d) The Seller shall not act in any manner that will cause (i) † Management Company or any Project Partnerships to be treated for federal income tax purposes as an association taxable as a corporation or a publicly traded partnership taxed as a corporation, or (ii) † Management Company or any Project Partnership to fail to qualify as a limited partnership under the relevant Laws of the state of formation of † Management Company or any such Project Partnership.

(e) The Seller shall cause † Management Company and each Project Partnership to make timely, accurate and complete submissions of federal and state income tax returns consistent with prior tax accounting and reporting practices, and shall not (except to the extent required by any Project Partnership Agreement) make or modify any tax election or tax accounting method without Purchaser's approval.

(f) The Seller shall promptly inform Purchaser upon receiving any written notice of or having any Actual Knowledge of, any violation with respect to † Management Company or any Project of any law, rule, regulation, order, or decree of any Governmental Entity having jurisdiction, which would have a Material Adverse Effect on † Management Company or any Project or Project Partnership or the construction, rehabilitation, use, occupancy, or operation thereof. For these purposes, any violation of Section 42 of the Code or the regulations promulgated thereunder or of a Regulatory Agreement shall be deemed to have a Material Adverse Effect.

(g) The Seller shall promptly furnish to Purchaser a copy of any written notice of default under any Scheduled Documents.

(h) Except as set forth in Schedule 5.9(b) or Schedule 5.2, the Seller will not cause or allow restrictions on the sale or refinancing of any Project, other than the restrictions set forth in the existing Loan Documents and Scheduled Documents.

(i) Seller shall not cancel or materially modify the current Project insurance policies prior to their expiration, except that Seller may renew or replace such policies earlier than their current expiration. Any renewal or replacement policies (whether first put in place prior to or at the current expiration of the current policies) shall (i) be consistent with Seller’s past practices with respect to insurance policies, (ii) shall be on terms no less favorable to the Project Partnerships than the current policies, (iii) shall be with insurance carriers having S&P ratings of at least A-, and (iv) shall have policy terms of no longer than one year. Seller shall keep Purchaser informed during the process of selecting renewal or replacement policies (including, but not limited to, providing Purchaser with preliminary pricing and detailed summaries of coverage amounts, deductibles and other coverage information) and shall consider in good faith any comments of Purchaser relating thereto. If Closing occurs, Purchaser shall not cancel or materially modify any such policies obtained by Seller in conformance with the terms of this Section. At Seller’s election, any Removed Projects and the projects listed on Schedule 4.3 shall continue to be covered under the policies described in this Section, provided that Seller pays all insurance costs related to such Removed Projects and the projects listed on Schedule 4.3. At Seller’s election, Seller may also cease to have the policies described in this Section apply to any of such projects designated by Seller provided Seller pays all costs and expenses related thereto.

(j) The Seller shall investigate and report to Purchaser any proposal or offer of any Person, to acquire any Project or any Interests or Purchased Interests. Except as set forth on Schedule 5.9(j), Seller shall also not, without the prior written consent of Purchaser, directly or indirectly acquire or offer to acquire any Limited Partner interest in any Project Partnership. The terms of the preceding sentence shall survive Closing.

(k) The Seller will use commercially reasonable best efforts to cause the Project Partnerships to comply in all material respects with all of the terms and conditions of the residential lease agreements for each of the Units.

(l) No Project Partnership shall employ any Person as an employee of the Project Partnership.

5.10 Tax Matters.

(a) Taxes determined by income, and all items relevant thereto, with respect to the taxable year of † Management Company and the Project Partnerships which includes the Closing Date, shall be allocated between Seller and Purchaser by “closing the books” of the Project Partnerships as of the end of the Closing Date. All other Taxes with respect to † Management Company or the Project Partnerships determined by reference to a taxable period that includes, but does not end on, the Closing Date, shall be apportioned between pre-Closing and post-Closing periods for any purpose of this Agreement based on the number of days in such taxable period occurring through the Closing Date, and the number of days in such taxable period occurring after the Closing Date.

(b) Seller and Purchaser shall cooperate fully, as to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns of each Project Partnership and † Management Company with respect to the year in which Closing occurs, and any audit, litigation or other proceeding with respect to Taxes. Purchaser shall file such Tax Returns for the year in which Closing occurs subject to Seller’s prior review and approval thereof (which review and approval shall not be unreasonably withheld or delayed). Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree that Purchaser and Seller will (i) retain all books and records with respect to Tax matters pertinent to the Purchased Interests relating to any tax period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by the other Party, any extensions thereof) of the respective tax periods, and to abide by all record retention agreements entered into with any Government Entity, (ii) to deliver or make available to the other Party upon request copies of all such books and records, and (iii) to give reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the allow such Party to take possession of such books and records.

5.11 Employee Benefits.

(a) In accordance with Section 1.4(f) and except as otherwise expressly provided herein, at the Closing Seller shall provide Purchaser with a credit for all wages, salaries, compensation, paid time off and other paid leaves, Employee Benefit Plan contributions and benefits, fringe benefits and payroll taxes, if any, that accrued with respect to, or are payable to, the Employees prior to the Closing Date. With respect to paid time off (PTO) and other paid leaves, the credit shall apply only to accrued PTO and leaves actually used or taken prior to the Closing Date. On and after the Closing Date, † Management Company shall be responsible for any accrued but unused PTO and major medical leave owed to the Employees in accordance with † Management Company’s paid time off policies attached as Schedule 5.11(a). Seller shall neither be obligated to pay nor to provide Purchaser with any credit on account of any such accrued but unused PTO or major medical leave.

(b) Notwithstanding anything contained in this Agreement to the contrary, Seller shall indemnify, defend and hold the Purchaser harmless from and against any and all claims of the Employees, any representatives of such Employees, and applicable units of local government based on failure to comply with (i) the WARN Act and/or (ii) any applicable State WARN Act, to the extent applicable, arising out of or relating to the termination of employment of any Employee before the Closing Date. Purchaser shall indemnify, defend and hold Seller and its Affiliates harmless from and against any and all claims of the Employees, any representatives of such Employees, and applicable units of local government based on failure to comply with (i) the WARN Act and/or (ii) any applicable State WARN Act, to the extent applicable, arising out of or relating to the termination of employment of any Employee on or after the Closing Date.

(c) Except with respect to modifications of † Management Company’s group health plan effective March 1, 2007, Seller agrees that it will provide Purchaser at least ten (10) days’ advance written notice of any significant or comprehensive review, modification or renewal by Seller or † Management Company of Seller’s or † Management Company’s employee benefits plans or policies, and shall allow representatives of Purchaser to participate in all aspects of any such review(s), modification(s) or renewal(s).

(d) Seller shall indemnify, defend and hold the Purchaser harmless from and against any and all losses, damages, liabilities, taxes and sanctions arising from or relating to (i) any violation (or alleged violation) by Seller or † Management Company or any of their respective Affiliates of any law governing employment matters with respect to Employees occurring prior to the Closing Date, (ii) any claims asserted by any Employees or Seller or any other person or entity based upon any Pre-Closing Employee Obligations (except for any such obligation assumed by Purchaser under this Agreement such as COBRA continuation coverage), and (iii) any breach of the obligations of Seller under this Section 5.11.

(e) Purchaser shall indemnify, defend and hold Seller harmless from and against any and all losses, damages, liabilities, taxes and sanctions arising from or relating to (i) any violation (or alleged violation) of any law governing employment matters with respect to any Employees accruing on or after the Closing Date, (ii) any claims asserted by any Employees of Purchaser or any Project Partnership, or any other person or entity directly related to Purchaser’s Post-Closing Employee Obligations, and (iii) any breach of the obligations of Purchaser under this Section 5.11.

(f) On and after the Closing Date, Purchaser shall be responsible for providing (or causing † Management Company to provide) COBRA continuation coverage (as described in Sections 601 through 608 of ERISA and Section 4980B of the Code) to any persons who are “M&A qualified beneficiaries” under a group health plan of † Management Company. Seller shall provide to Purchaser a list of such M&A qualified beneficiaries as soon as practicable after the Effective Date and again no later ten (10) days nor more than twenty (20) days prior to the Closing Date. From and after the Effective Date and prior to the Closing Date, Seller and † Management Company shall not (i) offer any material incentive to any Employee to elect continuation coverage with respect to any group health plan of † Management Company, or (ii) take any action, other than an action in ordinary course of business, that will result in a person covered by a group health plan of † Management Company becoming entitled to COBRA continuation coverage. Except as expressly provided in this Section 5.12(f), Seller shall retain full responsibility and liability for providing COBRA continuation coverage to all persons who are or previously were covered under a group health plan of Seller or † Management Company.

(g) Notwithstanding any other provision of this Agreement, the foregoing obligations of Seller and Purchaser in this Section 5.11, with the exception of subsection (c), shall survive the Closing.

5.12 Employees.

(a) Within ten (10) days after the Effective Date, Seller will provide to Purchaser a written list (the “Employee List”) of all full-time and part-time employees of † Management Company (each an “Employee” and collectively the “Employees”), which list shall indicate each Employee’s job title, work location, compensation (including base salary; 2005 and 2006 bonuses paid, if applicable; any Seller Benefit Plans in which such Employees participate; any in-place employment agreements; and any other compensation, benefits and/or perquisites), date of hire, classification (as exempt or non-exempt) under the Fair Labor Standards Act or other applicable wage and hour law, and whether such Employee is not actively at work for any reason such as a leave of absence, and, if so, the date the absence began and the anticipated date of return to work. The Employee List shall also denote the extent to which (if at all) compensation is reimbursed by any Project Partnership. The Employee List shall also set forth an accurate and complete list of all former Employees to whom † Management Company is currently obligated to pay any severance, compensation or other remuneration. Seller shall notify Purchaser in writing of any changes to the Employee List on a bi-monthly basis (with each such update covering changes occurring during the preceding sixty (60) days). Seller shall not nor shall Seller cause or permit † Management Company to terminate any Employee or to materially change the terms of any Employee’s employment other than in the ordinary course of business consistent with past practices and industry standards. Seller shall not nor shall Seller cause or permit † Management Company to engage in any layoffs or terminations of groups or classes of Employees after the Effective Date.

(b) Except with respect to modifications of † Management Company’s group health plan effective March 1, 2007, subsequent to the Effective Date, Seller shall not, nor shall Seller cause or permit † Management Company or any of their respective Affiliates to (i) make any material change in or enhancement to the compensation or benefits payable or to become payable to any of the Employees other than any normal recurring increases (such as annual merit or cost of living adjustments which Employees typically receive on or before April 30 of each calendar year and previously scheduled benefit enhancements or payments), or other reasonable adjustments consistent with past practices and industry standards (such as promotional increases); (ii) except as may be required under the terms of existing Employee Benefit Plans or by Law, (A) establish, adopt, enter into, amend, agree to amend or terminate any Employee Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Benefit Plan if it were in existence as of the date of this Agreement, or (B) establish, adopt, enter into, amend, agree to amend or terminate any Seller Benefit Plan; (iii) transfer or relocate management level Employees other than in the ordinary course of business consistent with past practice; (iv) effectuate or announce any employment terminations that constitute a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act or any applicable State WARN Act, affecting in whole or in part any site of employment, facility, operating unit or employee of the Seller or † Management Company; (v) enter into any agreement with any Employee, other than an industry standard separation agreement which includes a release of claims; or (vi) enter into any collective bargaining agreement, neutrality agreement, or other labor contract.

(c) At the end of the Due Diligence Period and continuing until the Closing Date, Seller shall not permit † Management Company to hire any additional Employees except as may be necessary to meet operational needs due to Employee attrition. During the Due Diligence Period, Seller shall cause † Management Company to continue to adhere to its current hiring policies and procedures, including but not limited to its use of background checks and prehire drug testing.

(d) All Employees of † Management Company as of the Closing Date will remain employed by † Management Company subject to their current at will employment status. † Management Company will continue after Closing to use the Employees’ original dates of hire with † Management Company for benefits eligibility, vesting, accrual and all other employment purposes for which dates of hire are applicable.

5.13 Costs and Expenses. Each Party shall bear its own expenses in connection with the transactions contemplated hereby, unless otherwise specifically provided herein. The Parties shall split equally any assumption fees and any other landlord, Limited Partner or other Required Consent provider fees or expenses required to be paid in connection with the assignment of the Purchased Interests or the Space Leases or Personal Property Leases or obtaining or attempting to obtain (even if Closing does not occur or any Required Consents are not obtained) the Required Consents (including any underwriting fees or costs due to any State Agencies (or their agents) in connection therewith), and each Party shall cooperate to structure around the necessity to pay such fees (so long as any such structuring does not result in any materially greater cost, risk or liability or materially decreased benefit to any Party unless such Party consents to such structuring in its sole discretion); provided that all such fees and expenses relating to obtaining Required Consents from Sun America or its Affiliates shall be paid by Seller rather than split. The fees and expenses described in the preceding sentence shall be limited to fees and expenses to which the applicable party (e.g. Lender or Limited Partner) is entitled under the terms of existing agreements plus fees of their counsel and their other out-of-pocket expenses, it being understood that neither Seller nor Purchaser shall without its consent be obligated to pay any other fees or expenses demanded by any Required Consent provider. Title insurance premiums for any new title reports or title policies, if required, will be the responsibility of Purchaser. Seller and Purchaser shall each pay one-half of any applicable sales or transfer taxes that may be due in connection with the sale of the Purchased Interests or Personal Property. The terms of this Section 5.13 shall survive Closing or termination of this Agreement.

5.14 Further Assurances. Seller agrees that it will, at any time and from time to time after the Closing Date, upon request of Purchaser, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may reasonably be required for the assigning, transferring, granting, assuring and confirming to Purchaser, or to its successors and assigns, any or all of the assets or property being sold to Purchaser pursuant to this Agreement, provided that the same do not impose any liability on Seller beyond that provided in this Agreement or any document required to be executed by Seller pursuant to this Agreement. Purchaser agrees that it will, at any time and from time to time after the Closing Date, upon request of Seller, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may reasonably be required for the assumption of the Assumed Obligations, provided that the same do not impose any liability on Purchaser beyond that provided in this Agreement or any document required to be executed by Purchaser pursuant to this Agreement. The terms of this Section 5.14 shall survive Closing.

5.15 Casualty.

(a) If any material damage or destruction by fire or other casualty occurs at any Project prior to Closing, Seller shall promptly notify Purchaser. If (all as determined by Seller subject to Purchaser’s reasonable approval) the expected cost of repair of such casualty is less than the sum of the expected insurance proceeds plus the amount of Project Partnership funds expected to be available for such repair (such as reserves and expected excess net cash flow, with the amount of the expected insurance proceeds and expected Project Partnership funds being the “Available Funds”) such that the Seller would not be required to fund any repair costs not covered by Available Funds (any such casualty for which the Available Funds are sufficient to pay the repair costs being a “Fully Covered Casualty”), then Seller shall cause the applicable Project Partnership to diligently proceed in a commercially reasonable manner to settle the insurance claim and repair the damage and (assuming Closing occurs and the damage is not fully repaired and/or the claim not fully processed by Closing) shall cooperate with Purchaser so that Purchaser (as the new general partner of the applicable Project Partnership) can continue with the process of repairing the damage and/or processing the claim (the actions described in this sentence being a “Normal Casualty Repair Process”).

(b) If the casualty is not a Fully Covered Casualty, then Seller shall notify Purchaser within 5 days after the determination of the amount by which the expected cost of repair exceeds the expected Available Funds (as determined by Seller subject to Purchaser’s reasonable approval) and as to whether Seller shall (i) undertake and comply with the Normal Casualty Repair Process and provide Purchaser a credit at Closing against the Purchase Price in the amount, if any, by which the remaining unpaid cost of repairing the damage exceeds the remaining Available Funds (as determined by Seller subject to Purchaser’s reasonable approval) (the “Remaining Insurance Shortfall”), (ii) undertake and comply with the Normal Casualty Repair Process, but to not provide Purchaser a credit at Closing against the Purchase Price in the amount of any Remaining Insurance Shortfall, or (iii) not repair the damage (the options described in this sentence being Seller’s sole options). If Seller fails to notify Purchaser of its election within such five day period, Seller shall be deemed to have elected option (iii). If Seller elects option (ii) or (iii), then Purchaser shall within five days after such election notify Seller as to whether Purchaser desires to proceed in accordance with the selected option or to exercise its Project Removal Option with respect to the applicable Project. If Purchaser fails to notify Seller of its election within such five day period, Purchaser shall be deemed to have elected to proceed in accordance with the option that Seller selected. If the result of the process described in this Section 5.15(b) is that the parties have selected option (iii), then Seller shall cause the Project Partnership (at the Project partnership’s expense) to take such commercially reasonable prudent actions as are necessary to restore any undamaged areas to a functionally useful state and to eliminate any public safety hazards.

(c) Notwithstanding anything to the contrary in this Section 5.15, if the Lender (and/or any other Person entitled to control the use or disposition of insurance proceeds) does not consent to make the applicable insurance proceeds available for restoration, then Purchaser may exercise its Project Removal Option with respect to the damaged Project. If Purchaser does not so exercise its Project Removal Option, the Parties shall proceed in accordance with the terms of Section 5.15(b).

5.16 Condemnation. If, prior to Closing, all or any part of a Project is taken by condemnation or a conveyance in lieu thereof, or if Seller receives notice of a condemnation proceeding with respect to a Project, then Seller shall promptly notify Purchaser of such condemnation or conveyance in lieu thereof. If the taking or threatened taking is a Material Taking (as defined below), then Purchaser may elect, by written notice to be delivered to Seller on or before the sooner of (i) the tenth (10th) day after Purchaser’s receipt of such notice, or (ii) the Closing Date, to exercise its Project Removal Option with respect to the applicable Project. If Purchaser does not so exercise its Project Removal Option, then the Parties shall proceed in the same manner as if there had been no Material Taking. As used herein, a “Material Taking” means either (i) a taking of any part of the Project reasonably required for the operation of the Project in the manner operated on the date hereof or which would be expected to result in a material reduction in the Credits thereafter available with respect to the Project, or (ii) a taking where the related condemnation proceeds are reasonably expected to exceed 10% of the fair market value of the applicable Project.

5.17 Purchaser Option to Restructure Transaction. Purchaser shall have the option, at any time prior to the end of the Due Diligence Period, in its sole discretion, and upon thirty (30) days’ prior written notice to Seller, to restructure the transactions contemplated by this Agreement so that Purchaser shall acquire any or all Seller entities designated by Purchaser rather than the Purchased Interests from the respective designated Seller entities. Notwithstanding the foregoing, the terms of any such restructuring and the documents relating thereto shall be subject to the agreement of both parties.

ARTICLE 6. DUE DILIGENCE.

Seller and Purchaser hereby agree as follows:

6.1 Purchaser’s Due Diligence; Access. Between the Effective Date and Closing, Seller shall allow Purchaser and its authorized representatives to conduct customary due diligence and shall allow Purchaser and its authorized representatives full access to all personnel, offices and other facilities of Seller, the Projects and the Project Partnerships, with such due diligence including without limitation (but only to the extent within Seller’s possession or control): (a) property level due diligence for all of the Projects, including physical condition assessments, unit walk throughs, environmental assessments, lease audits, review of books, records and service contracts, zoning and law compliance confirmation, title and survey review; (b) the review of all existing financing documents, including the Loan Documents, pertaining to the Projects and/or the Project Partnerships; (c) the review of information pertaining to the Project Partnerships (e.g., partnership agreements, certificates of good standing and tax returns); (d) the review of information related to the Credits and/or tax exempt bonds (e.g., cost certifications, 8609s, 8823s, tenant compliance and monitoring reports of the Project Partnerships, IRS audits and settlement agreements); and (e) the asking questions of, and receiving answers from, the officers, directors, shareholders and representatives of Seller, the partners of each Project Partnerships, state housing agencies having jurisdiction over the Projects, and the auditors and accountants for Seller and the Project Partnerships; provided that notwithstanding the foregoing, Purchaser shall not, without prior written notice and approval of Seller (which approval shall not be unreasonably withheld, conditioned or delayed), approach or have access to Seller’s officers, directors, shareholders and representatives or other personnel or the partners of the Project Partnership, state housing agencies having jurisdiction over the Projects or the auditors and accountants for Seller or the Project Partnerships. Seller will provide Purchaser with copies of any documents in Seller’s possession as Purchaser may reasonably request. The representations and warranties of Seller contained herein and in any Transaction Documents shall not be deemed waived or otherwise affected by any such due diligence investigation made by Purchaser. Any Project-related inspections will be done at reasonable times after reasonable notice and Seller shall have the right to have a representative present at all inspections. Purchaser shall repair any damage to any Project caused by any entry upon any Project by Purchaser and shall indemnify and hold harmless Seller from any claims for damage, personal injury or death caused by Purchaser's activities on any Project (but not for any pre-existing conditions that may be revealed by Purchaser’s investigations or for any damages arising out of Seller’s negligence) (Purchaser’s obligations under this sentence being the “Purchaser Repair Obligations”). Purchaser shall promptly give to Seller copies of all title reports, all UCC searches and all final, written third party physical or environmental reports, derived from Purchaser’s due diligence activities (or, in the case where a draft report is not finalized, Purchaser shall provide to Seller the last draft) without any representation or warranty by Purchaser with respect thereto and with it being understood that Seller shall not be permitted to rely on any such reports or drafts absent reliance letters or other consents from the applicable report providers. Purchaser’s structural engineering and environmental assessment reports will be obtained by Purchaser from third parties. Purchaser shall promptly commence its physical due diligence and will proceed with such due diligence diligently and in good faith. Purchaser shall also promptly order UCC searches on (1) † Management Company and each Seller in their respective States of organization, in Orange County, Florida and in each County in which a Project is located, and (2) on each Project Partnership in its State of organization and in the County in which its Project is located. All due diligence conducted by Purchaser shall be at Purchaser’s sole expense. Notwithstanding this Section 6.1, Seller shall promptly supplement or amend the Schedules prior to the Closing pursuant to Section 2.18.

6.2 Due Diligence Termination Option and Project Removal Rights.

(a) Due Diligence Termination Option. This Agreement may be terminated by Purchaser, in its sole discretion for any or no reason (the “Due Diligence Termination Option”), by written notice (a “Due Diligence Termination Notice”) given to Seller at any time prior to the expiration of the Due Diligence Period. If Purchaser terminates this Agreement pursuant to this Section 6.2, then this Agreement shall be null and void, and no party shall have any further liability or obligation to any other party under this Agreement, except that Purchaser shall not be relieved of the Purchaser Repair Obligations, and the Confidentiality Provisions shall survive for the period set forth in Section 5.4.

(b) Project Removals Generally. Under certain circumstances set forth in the remaining subsections of this Section 6.2 or in Sections 1.4(c), 1.5, 3.19(d), 5.15, 5.16, 8.3 or 8.4, either Seller or Purchaser may elect to cause a Project to be removed from the portfolio of Projects in which Purchaser is acquiring an indirect interest (any such removal being a “Project Removal” and any such removed Project being a “Removed Project”). If a Project becomes a Removed Project, then (i) Purchaser shall neither acquire the Purchased Interests relating to such Removed Project nor assume any Seller Obligations relating to such Removed Project, (ii) the Base Price shall be reduced by the Allocated Value of the Removed Project, and (iii) the term “Project” as used in this Agreement shall no longer be deemed to refer to such Removed Project. The option of either Party to cause a Project Removal in accordance with the terms of this Agreement is referred to herein as a “Project Removal Option”. Notwithstanding anything to the contrary in this Agreement, Purchaser may not exercise a Project Removal Option pursuant to this Section 6.2 or pursuant to Section 8.3(a) that would cause the aggregate Allocated Values of all Projects removed at Purchaser’s election pursuant to Sections 1.5, 6.2 or 8.3(a) to exceed $25,000,000.

(c) Material Conditions Generally. The remaining subsections of this Section 6.2 describe in detail the rights and obligations of the Parties with respect to various Material Conditions, which include in some cases, (i) certain rights of Seller to remedy certain Material Conditions, and (ii) certain rights of Purchaser to cause Project Removals with respect to certain Material Conditions.

(d) Material Title and Survey Conditions. Purchaser shall promptly order title commitments or title reports on each of the Projects. Seller shall within 30 days after the Effective Date deliver to Purchaser copies of the most recent surveys of each Project in Seller’ possession or control. If during the Due Diligence Period Purchaser discovers a Material Title or Survey Condition, then Purchaser may deliver to Seller a notice during the Due Diligence Period specifying the applicable Material Title or Survey Condition. Seller shall within ten days after delivery of any such objection notice notify Purchaser as to whether Seller shall cure such Material Title or Survey Condition to Purchaser’s reasonable satisfaction by the later of the end of the Due Diligence Period or 30 days after the date of Purchaser’s notice (such later date being the “Required Title Cure Date”), and if so, describe the means by which Seller shall cure such Material Title or Survey Condition. If Seller fails to notify Purchaser of Seller’s intent to cure the Material Title or Survey Condition within such ten day period, Seller shall be deemed to have elected not to cure. If (i) Seller is unwilling to cure such Material Title or Survey Condition by the Required Title Cure Date, (ii) Seller indicates that it will cure such Material Title or Survey Condition by the Required Title Cure Date but fails to do so, or (iii) Seller fails to notify Purchaser within such ten-day period of Seller’s intention to so cure a Material Title or Survey Condition, then Purchaser may, by written notice to Seller within five business days after the applicable event (i.e. Seller’s notification of Seller’s unwillingness to cure; passage of the ten day period described above expires and Seller delivers no notice; failure to cure by the Required Title Cure Date), (x) exercise its Project Removal Option with respect to the Project to which the Material Title or Survey Condition relates, (y) elect to accept the Material Title or Survey Condition as-is (subject to its Due Diligence Termination Option), or (z) terminate this Agreement (in which case the Earnest Money, if posted prior to such termination, shall be returned to Purchaser). If Purchaser does not deliver any such notice to Seller within the five business day period set forth in the preceding sentence, Purchaser shall be deemed to have elected to accept the Material Title or Survey Condition as-is (subject to its Due Diligence Termination Option). Furthermore, if Seller elects to cure a Material Title or Survey Condition by the Required Title Cure Date and fails to do so, then Seller shall not be deemed to be in default due to such failure to cure (so long as Seller has used diligent, good faith efforts to cure), but Purchaser may terminate this Agreement by written notice to Seller within five business days after the Required Title Cure Date, in which case the Earnest Money (if posted prior to such termination) shall be returned to Purchaser.

(e) Material Physical Conditions. If during the Due Diligence Period Purchaser discovers a Material Physical Condition, then Purchaser may deliver to Seller a notice during the Due Diligence Period specifying the applicable Material Physical Condition. Seller shall within ten days after delivery of any such objection notice notify Purchaser as to whether Seller shall cure such Material Physical Condition to Purchaser’s reasonable satisfaction by the later of the end of the Due Diligence Period or 30 days after the date of Purchaser’s notice (such later date being the “Required Physical Cure Date”), and if so, describe the means by which Seller shall cure such Material Physical Condition (which may be by reducing the Base Price by an amount equal to the resulting Required Physical Cure Amount). If Seller fails to notify Purchaser of Seller’s intent to cure the Material Physical Condition within such ten day period, Seller shall be deemed to have elected not to cure. If (i) Seller is unwilling to cure such Material Physical Condition by the Required Physical Cure Date, (ii) Seller indicates that it will cure such Material Physical Condition by the Required Physical Cure Date but fails to do so, or (iii) Seller fails to notify Purchaser within such ten-day period of Seller’s intention to so cure a Material Physical Condition, then Purchaser may, by written notice to Seller within five business days after the applicable event (i.e. Seller’s notification of Seller’s unwillingness to cure; passage of the ten day period described above expires and Seller delivers no notice; failure to cure by the Required Physical Cure Date), (x) exercise its Project Removal Option with respect to the Project to which the Material Physical Condition relates, (y) elect to accept the Material Physical Condition as-is (subject to its Due Diligence Termination Option), or (z) terminate this Agreement (in which case the Earnest Money, if posted prior to such termination, shall be returned to Purchaser). If Purchaser does not deliver any such notice to Seller within the five business day period set forth in the preceding sentence, Purchaser shall be deemed to have elected to accept the Material Physical Condition as-is (subject to its Due Diligence Termination Option). Furthermore, if Seller elects to cure a Material Physical Condition by the Required Physical Cure Date and fails to do so, then Seller shall not be deemed to be in default due to such failure to cure (so long as Seller has used diligent, good faith efforts to cure), but Purchaser may terminate this Agreement by written notice to Seller within five business days after the Required Physical Cure Date, in which case the Earnest Money (if posted prior to such termination) shall be returned to Purchaser.

(f) Material Credit Reductions. If during the Due Diligence Period Purchaser discovers a Material Credit Reduction, then Purchaser may deliver to Seller a notice during the Due Diligence Period specifying the applicable Material Credit Reduction. If the Material Credit Reduction is reasonably susceptible to cure (which may be by a credit against the Purchase Price if the monetary effect on Purchaser is reasonably determinable) and relates to one or more specific Project Partnerships (as described in clause (x) of the definition of “Material Credit Reduction”) and not to the Project Partnerships on an aggregate basis (as described in clause (y) of the definition of “Material Credit Reduction”) (any such Material Credit Reduction being a “Curable Credit Reduction”), Seller shall within ten days after delivery of any such objection notice notify Purchaser as to whether Seller shall cure such Curable Credit Reduction to Purchaser’s reasonable satisfaction by the later of the end of the Due Diligence Period or 30 days after the date of Purchaser’s notice (such later date being the “Required Credit Cure Date”), and if so, describe the means by which Seller shall cure such Curable Credit Reduction. If Seller fails to notify Purchaser of Seller’s intent to cure the Curable Credit Reduction within such ten day period, Seller shall be deemed to have elected not to cure. If (i) the Material Credit Reduction is not a Curable Credit Reduction, (ii) Seller is unwilling to cure a Curable Credit Reduction to Purchaser’s reasonable satisfaction by the Required Credit Cure Date, (iii) Seller indicates that it will cure such Curable Credit Reduction by the Required Credit Cure Date but fails to do so, or (iv) Seller fails to notify Purchaser within such ten-day period of Seller’s intention to so cure a Curable Credit Reduction, then Purchaser may, by written notice to Seller within five business days after the applicable event (i.e. Seller’s notification of Seller’s unwillingness to cure; passage of the ten day period described above expires and Seller delivers no notice; failure to cure by the Required Credit Cure Date; determination that the Material Credit Reduction is not a Curable Credit Reduction), (x) exercise its Project Removal Option with respect to the Project(s) designated by Purchaser to which the Material Credit Reduction relates, or (y) elect to accept the Material Credit Reduction as-is (subject to its Due Diligence Termination Option), or (z) terminate this Agreement (in which case the Earnest Money, if posted prior to such termination, shall be returned to Purchaser). If Purchaser does not deliver any such notice to Seller within the five business day period set forth in the preceding sentence, Purchaser shall be deemed to have elected to accept the Material Credit Reduction as-is (subject to its Due Diligence Termination Option). Furthermore, if Seller elects to cure a Curable Credit Reduction by the Required Credit Cure Date and fails to do so, then Seller shall not be deemed to be in default due to such failure to cure (so long as Seller has used diligent, good faith efforts to cure), but Purchaser may terminate this Agreement by written notice to Seller within five business days after the Required Credit Cure Date, in which case the Earnest Money (if posted prior to such termination) shall be returned to Purchaser.

(g) Material Litigation. If during the Due Diligence Period Purchaser discovers Material Litigation, then Purchaser may deliver to Seller a notice during the Due Diligence Period specifying the applicable Material Litigation. Seller shall within ten days after delivery of any such objection notice notify Purchaser as to whether Seller shall cure such Material Litigation by the later of the end of the Due Diligence Period or 30 days after the date of Purchaser’s notice (such later date being the “Required Litigation Cure Date”), and if so, describe the means by which Seller shall cure such Material Litigation. Acceptable cures with respect to Material Litigation shall be limited to (x) final dismissal with prejudice of such Material Litigation, (y) final, binding settlement of such litigation, or (z) an indemnity (and security therefor) acceptable to Purchaser in its sole discretion. If Seller fails to notify Purchaser of Seller’s intent to cure the Material Litigation within such ten day period, Seller shall be deemed to have elected not to cure. If (i) Seller is unwilling to cure any Material Litigation by the Required Litigation Cure Date, (ii) Seller indicates that it will cure such Material Litigation by the Required Litigation Cure Date but fails to do so, or (iii) Seller fails to notify Purchaser within such ten-day period of Seller’s intention to so cure such Material Litigation, then Purchaser may, by written notice to Seller within five business days after the applicable event (i.e. Seller’s notification of Seller’s unwillingness to cure; passage of the ten day period described above expires and Seller delivers no notice; failure to cure by the Required Litigation Cure Date), (1) if, and only if, the Material Litigation relates to specific Projects or Project Partnerships, exercise its Project Removal Option with respect to the Project(s) designated by Purchaser to which the Material Litigation relates, (2) accept the Material Litigation as-is (subject to its Due Diligence Termination Option), or (3) terminate this Agreement (in which case the Earnest Money, if posted prior to such termination, shall be returned to Purchaser). If Purchaser does not deliver any such notice to Seller within the five business day period set forth in the preceding sentence, Purchaser shall be deemed to have elected to accept the Material Litigation as-is (subject to its Due Diligence Termination Option). Furthermore, if Seller elects to cure any Material Litigation by the Required Litigation Cure Date and fails to do so, then Seller shall not be deemed to be in default due to such failure to cure (so long as Seller has used diligent, good faith efforts to cure), but Purchaser may terminate this Agreement by written notice to Seller within five business days after the Required Litigation Cure Date, in which case the Earnest Money (if posted prior to such termination) shall be returned to Purchaser.

(h) Material Representation Breaches. If during the Due Diligence Period Purchaser discovers a Material Representation Breach, then Purchaser may deliver to Seller a notice during the Due Diligence Period specifying the applicable Material Representation Breach. If the Material Representation Breach is susceptible to cure by the later of the end of the Due Diligence Period or 30 days after the date of Purchaser’s notice (such later date being the “Required Rep Cure Date”), Seller shall within ten days after delivery of any such objection notice notify Purchaser as to whether Seller shall cure such Material Representation Breach by the Required Rep Cure Date, and if so, describe the means by which Seller shall cure such Material Representation Breach. If Seller fails to notify Purchaser of Seller’s intent to cure a curable Material Representation Breach within such ten day period, Seller shall be deemed to have elected not to cure. If (i) the Material Representation Breach is not susceptible to cure by the Required Rep Cure Date, (ii) Seller is unwilling to cure such Material Representation Breach by the Required Rep Cure Date, (iii) Seller indicates that it will cure such Material Representation Breach by the Required Rep Cure Date but fails to do so, or (iv) Seller fails to notify Purchaser within such ten-day period of Seller’s intention to so cure a curable Material Representation Breach, then Purchaser may, by written notice to Seller within five business days after the applicable event (i.e. Seller’s notification of Seller’s unwillingness to cure; passage of the ten day period described above expires and Seller delivers no notice; failure to cure by the Required Rep Cure Date; determination that the Material Representation Breach is not susceptible to cure), (x) if, and only if, the Material Representation Breach relates to specific Projects or Project Partnerships, exercise its Project Removal Option with respect to the Project to which the Material Representation Breach relates, (y) elect to accept the Material Representation Breach as-is (subject to its Due Diligence Termination Option), or (z) terminate this Agreement (in which case the Earnest Money, if posted prior to such termination, shall be returned to Purchaser). If Purchaser does not deliver any such notice to Seller within the five business day period set forth in the preceding sentence, Purchaser shall be deemed to have elected to accept the Material Representation Breach as-is (subject to its Due Diligence Termination Option). Furthermore, if Seller elects to cure a Material Representation Breach by the Required Rep Cure Date and fails to do so, then Seller shall not be deemed to be in default due to such failure to cure (so long as Seller has used diligent, good faith efforts to cure), but Purchaser may terminate this Agreement by written notice to Seller within five business days after the Required Rep Cure Date, in which case the Earnest Money (if posted prior to such termination) shall be returned to Purchaser. If this Agreement is terminated pursuant to Purchaser’s exercise of its Due Diligence Termination Option and a Material Representation Breach exists, then Purchaser shall also be entitled to all the remedies available to Purchaser pursuant to Section 8.5(a) on account of a termination of this Agreement by Purchaser pursuant to Section 8.4(c).

6.3 As-Is. Notwithstanding anything to the contrary herein, any representations and warranties specifically regarding the physical condition of the Projects shall not survive Closing and no claim may be made thereon after Closing. Purchaser acknowledges and agrees that, as between Seller and Purchaser, the physical condition of the Projects is "as is, where is, with all faults".

6.4 Required Consents. Schedule 6.4 sets forth certain Required Consents the parties have preliminarily determined are necessary for the consummation of the transactions contemplated by this Agreement (and indicates thereon to which Purchased Interest(s) each such Required Consent relates). Each Party shall notify the other if between the Effective Date and Closing it determines that any additional consents in addition to those listed on Schedule 6.4 are necessary for the consummation of the transactions contemplated by this Agreement, and any such additional consents shall be Required Consents. The parties shall cooperate in good faith to obtain all Required Consents and shall promptly commence and diligently pursue the process of attempting to obtain the Required Consents. As set forth in Section 1.1, Purchaser also agrees that, to the extent required by the provider of a Required Consent as a condition to the granting of such Required Consent, each of the Purchaser Upper Tier Entities shall jointly and severally guarantee any Seller Obligations that are currently guaranteed by any Seller or another party related to Seller (each a “Seller Guarantor”). To the extent the consent of Seller or any Affiliate of Seller is a Required Consent (e.g. as a Limited Partner in a Project Partnership), such consent is hereby granted. Once any Required Consent is executed, the Parties shall comply with their respective obligations thereunder. As set forth in Section 8.2(e), a Required Consent shall be deemed to satisfy the closing condition set forth in Section 8.2(e) only if the Required Consent (or another document executed by the Required Consent provider) provides (if and only to the extent applicable) that each applicable Seller Guarantor is released from any contractual liabilities which first arise after Closing under any documents to which it is personally a party and under which it would otherwise have express contractual liability. The parties shall also seek to have the Required Consent providers also release each applicable Seller Guarantor from any liabilities under the applicable documents which arise before Closing (although it shall not be a condition to Closing or a condition to the effectiveness of a Required Consent that any Seller Guarantor be so released from any pre-Closing liabilities).

6.5 Space Leases.

(a) Purchaser and Seller shall cooperate to attempt to obtain (i) any landlord consents or other consents as may be necessary in connection with the assignment and assumption of the Space Leases or in connection with Purchaser’s acquisition of † Management Company (with respect to any such leases under which † Management Company is the lessee), and (ii) any landlord estoppels requested by Purchaser with respect to the Space Leases. If despite the parties’ good faith efforts to obtain any such required consent to any such assignment of a Space Lease cannot be obtained, Purchaser may elect to sublease the applicable Leased Space from Seller provided that all necessary consents, if any, required in connection with any such sublease are obtained. Any such sublease shall be on the same economic terms and for the same duration as the applicable Space Lease. It shall be a condition to Purchaser’s obligation to assume any Space Lease or to sublease the space leased thereunder that Purchaser receive a landlord estoppel reasonably acceptable to Purchaser. The inability to obtain consents necessary to assume any Space Lease (or to the change in ownership of † Management Company where † Management Company is the lessee) or sublease the space leased thereunder shall not be deemed to be a failure of a condition to Closing. In connection with obtaining the consents described in this Section, the parties shall also endeavor to have the landlords release the current tenants (other than † Management Company) and any guarantors from any liability under the Space Leases with respect to the period after Closing.

(b) The parties have agreed that (assuming Closing occurs) † Management Company shall have the right to assign the Home Office Lease to † (or another Person designated by †) as of the end of the fifth lease year or (if not previously so assigned) as of the end of any lease year thereafter, and to be released from any further liability thereunder (other than with respect to events or circumstances that occurred between the date Purchaser acquired † Management Company and the date of such assignment) upon such assignment; provided that † Management Company shall not be entitled to make such an assignment at any time when a material default exists under the Home Office Lease (although † Management Company may thereafter assign the Home Office Lease in accordance with the terms of this Section if such material default is first cured). Accordingly, † hereby agrees to so assume (or cause another Person to assume) the Home Office Lease upon not less than six months’ and not more than eighteen months’ prior written notice (an “Assignment Notice”) from † Management Company effective upon the end of the fifth lease year or (if not previously so assigned) as of the end of any lease year thereafter, provided that the Home Office Landlord (i) consents to such assignment, and (ii) agrees that † Management Company shall be released from any liability under the Home Office Lease with respect to events or circumstances first occurring during the period from and after the date of such assignment (such consent and agreement to be evidenced by a written “Home Office Consent and Release”). Commencing promptly after † receives an Assignment Notice, † shall use commercially reasonable efforts to obtain the Home Office Consent and Release. If the Home Office Consent and Release is not obtained by the date which is 60 days after the delivery of the Assignment Notice, then † Management Company may deliver the Termination Notice referenced in Section 2.4 of the Home Office Lease, and † shall pay the Termination Fee referenced in such Section 2.4. Because such Termination Fee is required to be delivered simultaneously with such Termination Notice, † shall remit such Termination Fee to † Management Company (or, at his election, directly to Home Office Landlord with evidence thereof to † Management Company) within ten days after notice from † Management Company that it has elected to deliver such Termination Notice. If † fails to so remit the Termination Fee, † Management Company may itself pay the Termination Fee to Home Office Landlord, and † shall on demand reimburse † Management Company therefor with interest thereon at the prime rate of interest (as reported in the Wall Street Journal) plus six percent per annum until paid in full. If the Home Office Lease is assigned to † (or his designee) as contemplated by this Section 6.5(b), then (1) † Management Company and Purchaser shall indemnify † (or such designee) against any liability under such lease arising out of any events or circumstances taking place during the period from the date Purchaser acquired † Management Company to the date of such assignment, and (2) † shall indemnify † Management Company and Purchaser against any liability under such lease arising out of any events or circumstances taking place after the date of any such assignment. Without limiting the generality of the foregoing, † shall pay any termination fees due under such lease arising after any such assignment. The terms of this Section 6.5(b) shall survive Closing and shall not be subject to or limited by any of the provisions of Article 7 hereof (e.g. amounts due shall not be subject to the liability caps or survival period limitations set forth therein).

6.6 Personal Property Leases. Purchaser and Seller shall cooperate to attempt to obtain (i) any lessor consents or other consents as may be necessary in connection with the assignment and assumption of any of the Personal Property or in connection with Purchaser’s acquisition of † Management Company (with respect to any such leases under which † Management Company is the lessee), and (ii) any lessor estoppels requested by Purchaser with respect to the Personal Property Leases. If despite the parties’ good faith efforts to obtain any such required consent to any such assignment of a Personal Property Lease cannot be obtained, Purchaser may elect to sublease the applicable Leased Personal Property from Seller provided that all necessary consents, if any, required in connection with any such sublease are obtained. Any such sublease shall be on the same economic terms and for the same duration as the applicable Personal Property Lease. It shall be a condition to Purchaser’s obligation to assume any Personal Property Lease or to sublease the Leased Personal Property leased thereunder that Purchaser receive a lessor estoppel reasonably acceptable to Purchaser. The inability to obtain consents necessary to assume any Personal Property Lease (or to the change in ownership of † Management Company where † Management Company is the lessee) or sublease the personal property leased thereunder shall not be deemed to be a failure of a condition to Closing. In connection with obtaining the consents described in this Section, the parties shall also endeavor to have the lessors release the current lessees (other than † Management Company) and any guarantors from any liability under the Personal Property Leases with respect to the period after Closing.

ARTICLE 7. INDEMNIFICATION.

7.1 Seller’s Indemnification. Subject to the limitations set forth in this Article 7, each Seller shall indemnify Purchaser (including each entity that Purchaser creates to take title to any of the Purchased Interests at Closing) and their Affiliates (excluding the Project Partnerships) and their respective officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the “Purchaser Indemnified Parties” and, individually, a “Purchaser Indemnified Party”) from and against and in respect of any and all demands, claims, causes of action, administrative orders and notices, losses, costs, fines, liabilities, claims, penalties, damages (direct or indirect) and expenses (including reasonable legal, paralegal, accountant and consultant fees and expenses incurred in the investigation and defense of claims and actions), as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third party claims, except to the extent expressly stated to be limited to third party claims) (collectively, “Losses”) that may be sustained or suffered by any such Purchaser Indemnified Party resulting from, in connection with or arising out of (but only with respect to third party claims in the case of clauses (d), (e) and (f) below):

(a) any breach of any representation or warranty made by any Seller in Article 2 or Article 3 of this Agreement or in any Transaction Document to which a Seller is a party, to the extent such representation or warranty survives Closing pursuant to the terms hereof;

(b) (i) events occurring before Closing and of which Seller has Actual Knowledge or with respect to which Seller has received written notice from a third party of a pending, threatened or potential breach, default, violation or claim and which (x) are not disclosed in this Agreement or the Schedules hereto (or the documents listed on any such Schedule) during the Due Diligence Period or otherwise disclosed to Purchaser in a written letter from Seller at least five days before the end of the Due Diligence Period, and (y) do not relate to the physical condition of the Projects; (ii) any claim made by any Required Consent provider (other than any claim or threatened claim by a Required Consent provider disclosed in writing by Seller to Purchaser during the Due Diligence Period) arising out of or attributable to any Assumed Obligations, to the extent such claim relates to events occurring or circumstances existing before Closing; (iii) events occurring or circumstances existing before Closing (other than those raised in any claim or threatened claim by a Required Consent provider disclosed in writing by Seller to Purchaser during the Due Diligence Period) that result in (1) a payment to a Required Consent provider or its Affiliate under a Standalone Guaranty, (2) a distribution to a Required Consent provider of Project Partnership cash flow to which such Required Consent provider would not otherwise have been entitled but for such event or circumstance, or (3) any other Loss incurred due to any payment required to be made by a General Partner to a Limited Partner pursuant to the provisions of a Project Partnership Agreement which payment would not otherwise have been required to be made but for such event or circumstance; or (iv) without limiting the generality of the foregoing items (i)-(iii), any Loss resulting from a Final Determination that any Tax basis, Tax allocation or other Tax determinations made before Closing were improper;

(c) any breach of any covenant or agreement made by any Seller in this Agreement or in any Transaction Document to which a Seller is a party (other than breach of a covenant or agreement relating to the physical condition of the Projects to the extent such breach first occurs only prior to (and not after) the expiration of the Due Diligence Period and Purchaser knows or should have known of such breach prior to the expiration of the Due Diligence Period);

(d) any Liability resulting from Seller’s or its Affiliates’ pursuit of Retained Claims;

(e) any event occurring prior to Closing which results in any liability to Purchaser under any Space Lease or Personal Property Lease where † Management Company is the lessee or that is assumed by Purchaser or its designee or with respect to which Purchaser or its designee subleases the applicable Leased Space or Leased Personal Property;

(f) the matters covered by the indemnities of Seller set forth in Section 5.11 plus any (i) Liability of † Management Company arising out of any event occurring prior to Closing or (ii) any other act or omission of † Management Company occurring prior to Closing which results in any Liability of Purchaser, in each case with respect to such categories (i) and (ii) except to the extent (1) a proration credit was given by Seller to Purchaser at Closing on account of the applicable Liability (or the Liability is for accrued paid time off or major medical leave for an employee of † Management Company, for which Purchaser is not entitled to a credit as set forth in Section 5.11(a)) or (2) the applicable Liability was disclosed in this Agreement or the Schedules hereto (or the documents listed on any such Schedule) during the Due Diligence Period or otherwise disclosed to Purchaser in a written letter from Seller at least five days before the end of the Due Diligence Period (it being understood, however, that Seller shall remain liable with respect to any undisclosed defaults occurring prior to Closing under any disclosed agreements) (the matters described in this Section 7.1(f) being “† Management Liabilities”);

(g) any disputes between or among any of the Seller entities or their direct or indirect owners or beneficial owners; and

(h) any fraud of any Seller in connection with this Agreement or any Transaction Document to which a Seller is a party.

Notwithstanding the provisions of any representation or warranty that includes, or requires disclosure of matters above, a specific monetary threshold or a materiality, Material Adverse Effect or Material Condition qualifier, if Seller breaches any of such representations and warranties due to the monetary thresholds or materiality, Material Adverse Effect or Material Condition qualifiers contained therein having been exceeded, then for purposes of Section 7.5(a) Losses for each such breached representation and warranty shall include the full amount of the Losses incurred by Purchaser Indemnified Parties relating to any such matter notwithstanding the monetary thresholds, materiality, Material Adverse Effect or Material Condition qualifiers listed in such representations or warranties.

7.2 The Purchaser’s Indemnification. Subject to the limitations set forth in this Article 7, Purchaser shall indemnify and hold harmless Seller and its Affiliates and their respective successors, permitted assigns, personal representatives, heirs, officers, directors, employees, accountants, consultants, legal counsel, agents, members and other representatives (collectively, the “Seller Indemnified Parties” and, individually, a “Seller Indemnified Party”) from and against and in respect of any and all Losses that may be sustained or suffered by any such Seller Indemnified Party resulting from, in connection with or arising out of:

(a) any breach of any representation or warranty made by Purchaser in Article 4 of this Agreement or in any Transaction Document to which Purchaser is a party, to the extent such representation or warranty survives Closing pursuant to the terms hereof;

(b) any breach of any covenant or agreement made by Purchaser in this Agreement or in any Transaction Document pursuant to which Purchaser is a party; and

(c) any Liability relating to the Purchased Interests or the Projects to the extent such claims arise after the Closing Date and during the period that is the longer of Purchaser’s or its Affiliate’s or designee’s ownership of such Purchased Interests or Projects and three years from the date of Closing, except to the extent any such Liability is the responsibility of Seller pursuant to Section 7.1;

(d) any event occurring after Closing which results in any liability under any Space Lease or Personal Property Lease where † Management Company is the lessee or that is assumed by Purchaser or its designee or with respect to which Purchaser or its designee subleases the applicable Leased Space or Leased Personal Property (except that the foregoing shall not apply with respect to any liability arising under the Home Office Lease due to circumstances or events first occurring after such time, if any, that such lease is assigned to † or his designee as described in Section 6.5(b));

(e) any Liability pursuant to the indemnities of Purchaser set forth in Section 5.11; and

(f) any fraud of any Purchaser in connection with this Agreement or any Transaction Document to which a Purchaser is a party.

7.3 Indemnification Procedures.

(a) Procedures Relating to Indemnification. In the event that a third party (including any Governmental Entity) files a lawsuit, enforcement action or other proceeding against a Party entitled to indemnification under this Article 7 (an “Indemnified Party”) or the Indemnified Party receives notice of, or becomes aware of, a condition or event which otherwise entitles such Party to the benefit of any indemnity hereunder in connection with a claim by a third party (including any Governmental Entity) (a “Third Party Claim”), the Indemnified Party shall give written notice thereof (the “Claim Notice”) promptly to each Party obligated to provide indemnification pursuant to this Article 7 (an “Indemnifying Party”); provided, however, the failure to deliver a Claim Notice in a prompt fashion shall not result in a waiver of any right to indemnification hereunder except to the extent that the Indemnifying Party’s ability to defend against the event with respect to which indemnification is sought is adversely affected by the failure of the Indemnified Party to give notice in a timely fashion. The Claim Notice shall describe in reasonable detail the nature of the claim, including an estimate, if practicable, of the amount of Losses that have been or may be suffered or incurred by the Indemnified Party attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement.

(b) Conduct of Defense. An Indemnifying Party shall have the right upon written notice to the Indemnified Party given within thirty (30) days following the receipt of a Claim Notice (a “Defense Notice”) to assume at its expense (using counsel reasonably satisfactory to the Indemnified Party) the defense against such Third Party Claim in its own name, or, if necessary, in the name of the Indemnified Party. When the Indemnifying Party conducts the defense, the Indemnified Party shall have the right to approve the defense counsel representing the Indemnifying Party in such defense, which approval shall not be unreasonably withheld or delayed. The Indemnifying Party shall have the right to withdraw from the defense of any Third Party Claim with respect to which the Indemnifying Party had previously delivered a Defense Notice at any time upon reasonable notice to the Indemnified Party (it being understood that if the Indemnifying Party withdraws from the defense of any Third Party Claim that indemnifiable Losses pursuant to this Article 7 shall include any actual losses, costs, fines, liabilities, claims, penalties, damages and expenses attributable to or resulting from such withdrawal of defense).

(c) Conduct by Indemnified Party. Notwithstanding Section 7.3(b), in the event that (i) the Indemnifying Party fails to timely assume the defense of the Third Party Claim pursuant to Section 7.3(b) or (ii) the Indemnifying Party withdraws from the defense of a Third Party Claim as contemplated by Section 7.3(b), the Indemnified Party shall have the right to conduct such defense in good faith with counsel reasonably acceptable to the Indemnifying Party; provided, however, that the Indemnified Party may not compromise or settle the claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(d) Cooperation. In the event that the Indemnifying Party elects to conduct the defense of such Third Party Claim in accordance with Section 7.3(b), the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance, personnel, witnesses and materials as the Indemnifying Party may reasonably request. Regardless of which Party defends such Third Party Claim, the other Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.

(e) Settlements. Without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), the Indemnifying Party shall not enter into any settlement of any Third Party Claim if, pursuant to or as a result of such settlement, such settlement (x) would result in any liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, (y) does not include an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of such claim, or (z) contains any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of its Affiliates. If a firm offer is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 7.3, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give prior written notice to the Indemnified Party to that effect. If the Indemnified Party objects to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer, plus other Losses paid or incurred by the Indemnified Party up to the point such notice had been delivered. Failure to object within such time period shall be deemed acceptance of the offer. No Indemnified Party shall settle any Third Party Claim without the prior written consent of the Indemnifying Party.

(f) Tax Contests. Subject to obtaining any Required Consents which may be necessary to change the Tax Matters Partner, Seller shall cooperate with Purchaser in filing such forms and notices as are required to cause Purchaser or its designee to be the Tax Matters Partner, pursuant to the Code, for all taxable years of each Project Partnership. If a Governmental Entity shall propose an adjustment to, or examine or audit of, the Taxes of any Project Partnership with respect to any matter which, if determined adversely, would give rise to an indemnity obligation pursuant to Section 7.1 or a payment by Seller or a Seller Guarantor to a Limited Partner under a tax credit guaranty, then Purchaser shall notify Seller within twenty (20) days of receipt of notice of any such adjustment, examination or audit; provided, however, that the failure to give such notice shall not relieve Seller of its obligations hereunder unless such failure reasonably prevents Seller from exercising its rights under this Agreement, or materially impairs or prejudices the exercise of such rights. Seller may at any time after receipt of such notice provide, at its election, a notice (a “Control Notice”) to Purchaser that Seller intends to direct and control the examination, audit or contest as to one or more proposed adjustments. If Seller elects not to deliver a Control Notice to Purchaser, then Purchaser shall direct and control the audit, examination or contest, but shall nevertheless keep Seller reasonably informed as to all actions to be taken in connection with such contest, shall promptly provide Seller with all material correspondence sent to, or received from, the Governmental Entity regarding such adjustment and such other documentation as reasonably requested by Seller relating to the proposed adjustment, shall consult with Seller in good faith concerning the procedure in which such adjustment is contested, and the substantive arguments to be asserted by Purchaser in such contest, and shall allow a Seller representative to attend all meetings with representatives of the Governmental Entity regarding the proposed adjustment (the retention of control by Purchaser where no Control Notice is delivered shall not impair Purchaser’s rights to claim on any indemnity). Prior to proposing or entering into any settlement or agreement with the Government Entity or payment of Tax regarding any proposed adjustment as to which a Control Notice was not delivered, Purchaser shall provide Seller with the relevant information regarding such proposed settlement or agreement or payment of Tax and Seller shall have ten (10) days after receipt of such information to provide a Control Notice as to the adjustments that are the subject of such settlement or agreement or payment of Tax, and during such time period Purchaser shall not take any action with respect to such adjustments. If Seller at any time delivers a Control Notice to Purchaser, then, with respect only to those proposed adjustments as to which the Control Notice relates, Seller shall, subject to the rights of any limited partner under the applicable Project Partnership Agreement to provide prior written consent to various actions and to exercise other rights to participate in the applicable proceeding, direct and control the progress of and settle the audit, examination or contest, and specifically, without limitation: (i) Purchaser may not settle such proposed adjustments, or pay any tax with respect thereto, without Seller’s consent, (ii) Purchaser shall, if requested by Seller, contest any such proposed adjustment, except that Purchaser shall not be required to appeal any adverse determination to the United States Supreme Court, (iii) Seller or its representative may attend and direct all meetings with the Governmental Entity regarding such proposed adjustments, (iv) at Seller’s request, Purchaser shall provide a power of attorney to one or more counsel or other authorized representatives designated by Seller and reasonably acceptable to Purchaser, who shall represent the Project Partnership with respect to such adjustments, under the direction of Seller, and Purchaser shall cooperate with Seller and its representatives to provide documentation and other reasonable assistance in connection therewith. Delivery by Seller of a Control Notice shall constitute an agreement by Seller to indemnify Purchaser on demand for any Liability incurred by Purchaser by reason of any Taxes, additions to Tax, interest or penalties finally determined to be owing as a result of the proposed adjustments to which the Control Notice relates, provided that indemnification shall not include a gross up for the tax liability on indemnification payments made to Purchaser, or any other payment made to Purchaser relating to indemnification on an after tax basis. The parties shall share equally the reasonable actual costs of any unaffiliated third party professionals (e.g. attorneys and accountants) engaged in connection with any of the proceedings described in this Section 7.3(f).

7.4 Nature of Other Liabilities. In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (“Indemnity Notice”) describing in reasonable detail the nature of the claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder, with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

7.5 Certain Limitations.

(a) Basket. The Seller shall not be obligated to indemnify Purchaser Indemnified Parties pursuant to Sections 7.1 with respect to matters other than † Management Liabilities unless claims for indemnification against Seller on account of matters other than † Management Liabilities exceed in the aggregate the Seller General Liability Basket, at which point Purchaser Indemnified Parties shall be entitled to indemnification for all Losses with respect to matters other than † Management Liabilities pursuant to Section 7.1. The Seller shall not be obligated to indemnify Purchaser Indemnified Parties pursuant to Sections 7.1 with respect to † Management Liabilities unless claims for indemnification against Seller on account of † Management Liabilities exceed in the aggregate $500,000, at which point Purchaser Indemnified Parties shall be entitled to indemnification for all Losses with respect to † Management Liabilities pursuant to Section 7.1.

(b) Fees. Notwithstanding anything contained herein to the contrary, no Party shall be liable to any Purchaser Indemnified Party or Seller Indemnified Party with respect to fees and expenses of more than one counsel for all Purchaser Indemnified Parties or Seller Indemnified Parties, as the case may be, with respect to any claim or claims for indemnification arising out of the same general allegations or circumstances.

(c) Seller Liability. Notwithstanding anything to the contrary herein (other than the terms of Section 6.5(b) regarding the Home Office Lease), after Closing, (i) the sole and exclusive remedy for Purchaser or any Purchaser Indemnified Party for any claim for any losses, liabilities, damages, expenses and costs relating to the Projects, the Purchased Interests, the Assumed Obligations or any other matters arising out of or under this Agreement or the transactions contemplated hereby shall be a claim made pursuant to this Article 7, (ii) Seller’s Liability for any such matters shall not exceed the General Liability Cap (as defined below in this subsection) in the aggregate with respect to all such matters other than † Management Liabilities and $5,000,000 with respect to † Management Liabilities, and (iii) the sole source of payment for any amounts payable to Purchaser or any Purchaser Indemnified Party on account of any such matters shall be funds drawn under the Seller Indemnity Letter of Credit (with respect to all matters other than † Management Liabilities) or the † Management Letter of Credit (with respect to † Management Liabilities); provided that, to the extent the issuer of either such letter of credit is unable or unwilling to fund any request for a draw thereunder, then † shall be personally liable for any amounts that such issuer is so unwilling or unable to fund and the applicable letter of credit shall be reduced in the amount of any such payments made by †. “General Liability Cap” shall mean $25,000,000; provided that if there are Removed Projects, then (x) the amount of the General Liability Cap shall initially equal $25,000,000 multiplied by a fraction (i) having as its numerator the aggregate Allocated Values of all of the Projects which are the subject of the initial Closing and (ii) having as a denominator the sum of the aggregate Allocated Values of all of the Projects which are the subject of the initial Closing plus the aggregate Allocated Values of all of the Removed Projects, and (y) at each Subsequent Closing (if any), the amount of the General Liability Cap shall be increased to equal $25,000,000 multiplied by a fraction (i) having as its numerator the aggregate Allocated Values of all of the Projects which are the subject of any Closing (i.e. those covered by the initial Closing plus those covered by each Subsequent Closing) and (ii) having as a denominator the sum of the aggregate Allocated Values of all of the Projects which are covered by any Closing plus the aggregate Allocated Values of all of the remaining Removed Projects.

(d) Purchaser Liability. Notwithstanding anything to the contrary herein (other than the terms of Section 6.5(b) regarding the Home Office Lease), after Closing, (i) the sole and exclusive remedy for Seller or any Seller Indemnified Party for any claim for any Losses relating to the Projects, the Purchased Interests, the Assumed Obligations or any other matters arising out of or under this Agreement or the transactions contemplated hereby shall be a claim made pursuant to this Article 7, and (ii) Purchaser’s Liability for any such Losses shall not in the aggregate exceed the General Liability Cap.

7.6 Amount of Losses. The amount of any Loss payable hereunder shall be: (a) reduced by any insurance proceeds which any Indemnified Party collects with respect to the event or occurrence giving rise to such Losses, and (b) reduced by any amounts which any Indemnified Party collects from third parties in connection with Losses for which indemnification is sought under this Article 7. The Purchaser Indemnified Parties and Seller Indemnified Parties, as the case may be, shall use commercially reasonable efforts to pursue insurance claims or Third Party Claims that may reduce or eliminate Losses. In the event Purchaser is entitled to indemnification hereunder and all or any part of the indemnifiable loss is covered by insurance or any other reimbursement or payment obligation, Purchaser shall, prior to making any claim against Seller, allow Seller the opportunity (with Purchaser’s cooperation and only so long as Seller is diligently pursuing the applicable claim) to pursue and settle the applicable insurance or reimbursement or payment obligation claim with counsel approved by Purchaser (which approval shall not be unreasonably withheld). If a Purchaser Indemnified Party or Seller Indemnified Party, as the case may be, both collects proceeds from any insurance company or third party and receives a payment for indemnification hereunder, and the sum of such proceeds and payment is in excess of the Loss with respect to the matter that is the subject of the indemnity, then the Indemnified Party thereof shall promptly refund the excess amount to the Indemnifying Party.

7.7 Subrogation. After any indemnification payment is made to any Party pursuant to this Article 7, the other Parties shall, to the extent of such payment, be subrogated to all rights (if any) of the Indemnified Party against any third party in connection with the Losses to which such payment relates. Without limiting the generality of the preceding sentence, any Indemnified Party receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights.

7.8 Survival of Representations, Warranties and Indemnities.

(a) Except as otherwise provided in Section 6.3, the representations and warranties of Seller in this Agreement and in any Transaction Documents and the indemnities and other obligations of Seller set forth in this Article 7 shall all be deemed to be material and to have been relied upon by Purchaser, shall survive the Closing and the consummation of the transactions contemplated hereby until the date (the “Seller Indemnity Expiration Date”) that is three (3) years after the Closing Date (except that if there are one or more Subsequent Closings, the Seller Indemnity Expiration Date shall be the date that is three (3) years after the date that is halfway between the date of the initial Closing and the date of the last of such Subsequent Closings), and Purchaser may not seek indemnification under this Article 7 after the Seller Indemnity Expiration Date. Notwithstanding the preceding sentence, the Seller Indemnity Expiration Date with respect to any claim relating to any † Management Liability shall be the date (the “† Management Liability Expiration Date”) that is one (1) year after the first Closing Date, and Purchaser may not seek indemnification under this Article 7 with respect to any † Management Liability after the † Management Liability Expiration Date. The representations and warranties of Purchaser in this Agreement and in any Transaction Documents and the indemnities and other obligations of Purchaser set forth in this Article 7 shall all be deemed to be material and to have been relied upon by Seller, shall survive the Closing and the consummation of the transactions contemplated hereby until the date that is the later of three (3) years after the Closing Date after the Closing Date (or, if there are one or more Subsequent Closings, the date that is three (3) years after the date that is halfway between the date of the initial Closing and the date of the last of such Subsequent Closings) or, with respect to any particular indemnification claim, the date on which neither Purchaser nor any of its Affiliates any longer owns any Interest in the Project Partnership that owns the Project to which the indemnification claim relates (the “Purchaser Indemnity Expiration Date”), and Seller may not seek indemnification under this Article 7 after the Purchaser Indemnity Expiration Date. Notwithstanding the foregoing, if, prior to the close of business on the Seller Indemnity Expiration Date (with respect to Purchaser claims other than † Management Liabilities), the † Management Liability Expiration Date (with respect to † Management Liabilities) or the Purchaser Indemnity Expiration Date (with respect to Seller claims), a Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

7.9 Seller Obligations Not Assumed by Purchaser. With respect to any claim made by a third party against Seller for which Purchaser is not obligated to or fails to indemnify Seller, Seller shall retain any and all rights (including rights to indemnification or reimbursement) and defenses relating thereto and any and all benefits relating thereto or derived therefrom and shall have the right to enforce such rights and make claims and counterclaims thereon and Purchaser shall provide Seller access to records and documents as Seller shall reasonably request in connection therewith.

ARTICLE 8. CONDITIONS TO CLOSING.

8.1 Conditions to Obligations of Purchaser.

All obligations of Purchaser under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions:

(a) Representations and Warranties of Seller. The representations and warranties made by Seller in this Agreement shall be true and correct as of the Effective Date and on and as of the Closing Date (as updated prior to the end of the Due Diligence Period), as if again made by Seller, on and as of such date, except for such representations that speak as of an earlier date and, solely for the purpose of determining whether the condition in this Section 8.1(a) has been fulfilled, except for inaccuracies which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect (it being understood that the occurrence of the Closing shall not preclude any Purchaser Indemnified Party’s rights to indemnification under Article 7 for any inaccuracies or breaches of any representation or warranty under this Agreement).

(b) Performance of Seller’s Obligations. Seller shall have delivered all documents and agreements described in Sections 1.7 and shall have otherwise performed or complied with in all material respects all obligations required under this Agreement by them on or prior to the Closing Date.

(c) Pending Proceedings. No injunction, restraining order or other ruling or order issued by any court of competent jurisdiction or Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

(d) Required Consents. Subject to the terms of Section 8.3(b) and (c), Purchaser shall have received original (i) consent certificates executed and delivered by the Limited Partners of each Project Partnership, each substantially in the form of Exhibit D-1 (or such other form as may be reasonably acceptable to Purchaser, Seller and the Limited Partner(s)), (ii) consent certificates from and executed by each Lender, each substantially in the form of Exhibit E (or such other form as may be reasonably acceptable to Purchaser, Seller and such Lender), and (iii) executed copies of all other Required Consents.

8.2 Conditions to Obligations of Seller. All obligations of Seller under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions:

(a) Representations and Warranties of Purchaser. The representations and warranties made by Purchaser in this Agreement shall be true and correct as of the Effective Date and on and as of the Closing Date, as if again made by Purchaser, on and as of such date, except for such representations that speak as of an earlier date and, solely for the purpose of determining whether the condition in this Section 8.2(a) has been fulfilled, except for inaccuracies which individually or in the aggregate could not reasonably be expected to have a Purchaser Material Adverse Effect (it being understood that the occurrence of the Closing shall not preclude any Seller Indemnified Party’s rights to indemnification under Article 7 for any inaccuracies or breaches of any representation or warranty under this Agreement).

(b) Performance of Purchaser’s Obligations. The Purchaser shall have delivered all documents and agreements described in Section 1.8 and shall have otherwise performed or complied with in all material respects all obligations required under this Agreement to be performed by Purchaser on or prior to the Closing Date.

(c) Pending Proceedings. No injunction, restraining order or other ruling or order issued by any court of competent jurisdiction or Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

(d) HSR Act Waiting Period. If the filing of any required notification and report form under the HSR Act is required, then any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(e) Required Consents. Subject to the terms of Section 8.3(b) and (c), Seller shall have received original (i) consent certificates executed and delivered by the Limited Partners of each Project Partnership, each substantially in the form of Exhibit D-1 (or such other form as may be reasonably acceptable to Purchaser, Seller and the Limited Partner(s)), (ii) consent certificates from and executed by each Lender, each substantially in the form of Exhibit E (or such other form as may be reasonably acceptable to Purchaser, Seller and such Lender), and (iii) executed copies of all other Required Consents; and each such Required Consent (or another document executed by the Required Consent provider) shall provide (if and only to the extent applicable) that each applicable Seller and Seller Guarantor is released from any contractual liabilities which first arise after Closing under any documents to which it is personally a party and under which it would otherwise have express contractual liability.

8.3 Project Removals Due to Closing Conditions; Potential Bifurcated Closing.

(a) In the event a condition to Closing in Section 8.1(a), (b) or (c) is not satisfied with respect to one or more specific Purchased Interests, Projects or Project Partnerships, Purchaser may in its sole discretion (subject to the limitations set forth in Section 6.2(b)) elect to exercise a Project Removal Option with respect to the Project(s) designated by Purchaser to which such failed condition relates and proceed to close the transactions contemplated hereby. If Purchaser is not willing to waive any such condition that relates to one or more specific Purchased Interests, Projects or Project Partnerships, and provided that the failed condition does not relate to any uncured intentional breach of any covenant of Seller in this Agreement, then Seller may in its sole discretion elect to exercise a Project Removal Option with respect to the Project(s) designated by Seller to which such failed condition relates, in which case the Parties shall proceed to close the transactions contemplated hereby so long as all other Closing conditions are satisfied or waived; provided that Seller may not exercise any Project Removal Option pursuant to this Section 8.3(a) that would cause the aggregate Allocated Values of all Projects removed by Seller pursuant to this Section 8.3(a) or pursuant to Section 8.4(c) to exceed $25,000,000.

(b) If at any time after the date that is 90 days after the expiration of the Due Diligence Period all Required Consents are obtained with respect to (i) all then remaining Projects listed on Schedule 8.3(b) (the “Sun and Key Projects”), and (ii) sufficient additional Projects such that (including the Sun and Key Projects) Required Consents are obtained with respect to Projects having an Allocated Value of at least 66% of the Allocated Values of the then remaining Projects (i.e. the initial Projects less any that had otherwise become Removed Projects) collectively, then Purchaser may in its sole discretion elect to exercise Project Removal Options with respect to all Projects for which the Required Consents have not then been obtained (in which case Closing shall then occur with respect to the Projects for which the Required Consents have been obtained).

(c) If at any time after the date that is 90 days after the expiration of the Due Diligence Period all Required Consents are obtained with respect to Projects having an Allocated Value of at least 80% of the Allocated Values of the then remaining Projects (i.e. the initial Projects less any that had otherwise become Removed Projects) collectively, then Seller may in its sole discretion elect to exercise Project Removal Options with respect to all Projects for which the Required Consents have not then been obtained (in which case Closing shall then occur with respect to the Projects for which the Required Consents have been obtained).

(d) For all Projects that become Consent Removal Projects pursuant to Section 8.3(b) or Section 8.3(c), the parties shall continue to diligently and in good faith attempt to obtain the Required Consents therefor (except to the extent the Parties agree otherwise on either a Project-by-Project basis or in whole) unless and until this Agreement is terminated pursuant to Section 8.4. If any such Required Consents are thereafter obtained prior to this Agreement being so terminated, the Consent Removal Projects for which such Required Consents are obtained shall once again become Projects hereunder and shall cease to be Removed Projects (unless thereafter again removed in accordance with another provision in this Agreement) and shall be included in a Subsequent Closing (provided that all conditions to any such Subsequent Closing are satisfied) as described in Section 1.6(d). If any Projects are removed pursuant to Section 8.3(b) or Section 8.3(c), then this Agreement shall not terminate at the initial Closing but instead shall remain in effect (other than any provisions hereof which by their nature have no further applicability after taking into account the initial Closing) unless and until (1) a final Subsequent Closing occurs that includes all Projects that were omitted from earlier Closings due to failure to obtain Required Consents or (2) this Agreement is terminated pursuant to Section 8.4. Furthermore, if any Projects are removed pursuant to Section 8.3(b) or Section 8.3(c), then only a pro rata portion of the Earnest Money shall be applied to the payment of the Purchase Price at the initial Closing, and the remainder shall continue to be held as Earnest Money under and subject to the terms of this Agreement. The pro rata portion of the Earnest Money applied to the payment of the Purchase Price at the initial Closing shall equal the full amount of the Earnest Money multiplied by a fraction (i) having as its numerator the aggregate Allocated Values of all of the Projects which are the subject of the initial Closing and (ii) having as a denominator the sum of the aggregate Allocated Values of all of the Projects which are the subject of the initial Closing plus the aggregate Allocated Values of all of the Consent Removal Projects. At each Subsequent Closing (if any), a pro rata portion of the remaining Earnest Money shall again be applied to the payment of the Purchase Price payable at the applicable Subsequent Closing. The pro rata portion of the Earnest Money applied to the payment of the Purchase Price at any Subsequent Closing shall equal the full amount of the then-remaining Earnest Money multiplied by a fraction (x) having as its numerator the aggregate Allocated Values of all of the Projects which are the subject of such Subsequent Closing and (y) having as a denominator the sum of the aggregate Allocated Values of all of the Projects which are the subject of such Subsequent Closing plus the aggregate Allocated Values of all of the then-remaining Consent Removal Projects.

8.4 Termination Prior to Closing.

This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual consent of Seller and Purchaser;

(b) by either Purchaser or Seller, if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

(c) by Purchaser, at any time when Seller is in breach of any of their covenants pursuant to this Agreement or if any representation or warranty of Seller is false or misleading (in each case except such as could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect and provided that such condition is not the result of any breach of any covenant, representation or warranty of Purchaser set forth herein); provided that (i) such breach shall not have been cured, in the case of a covenant, within forty-five (45) days following receipt by Seller of notice from Purchaser of such breach or, in the case of a representation or warranty, on or prior to the date on which the conditions other than the accuracy of the representation and warranty in question would be satisfied for the Closing, and (ii) in the case of a breach of representation or warranty or an unintentional breach of a covenant that relates to specific Projects or Project Partnerships, Seller may elect to exercise a Project Removal Option with respect to the Project(s) to which such breach of representation or warranty or an unintentional breach of a covenant relates (in which case Purchaser’s termination shall not be effective if such Project Removal effectively cures all breaches with respect to which Purchaser was exercising its termination right pursuant to this Subsection (c)); provided that Seller may not exercise any Project Removal Option pursuant to this Section 8.4(c) that would cause the aggregate Allocated Values of all Projects removed by Seller pursuant to this Section 8.4(c) or pursuant to Section 8.3(a) to exceed $25,000,000;

(d) by Seller, at any time when Purchaser is in breach of any of its covenants pursuant to this Agreement or if any representation or warranty of Purchaser is false or misleading in any material respect; provided that such condition is not the result of any breach of any covenant, representation or warranty of Seller set forth herein; and provided further that such breach shall not have been cured, in the case of a covenant (other than payment of the Purchase Price), within forty-five (45) days following receipt by the Purchaser of notice of such breach or, in the case of a representation or warranty, on or prior to the date on which the conditions other than the accuracy of the representation and warranty in question would be satisfied for the Closing; or

(e) by either Purchaser, on the one hand, or Seller, on the other hand, if the Closing has not occurred on or before the Drop Dead Date by reason of the failure of a Closing condition to occur which failure has not been cured under Section 8.3; provided, however, that (i) the right to terminate this Agreement shall not be available to any Party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date, and (ii) if the Required Consents are not obtained by the Drop Dead Date, either Party may extend the Drop Dead Date by up to three successive thirty day periods by notice given to the other Party at least three business days prior to the then current scheduled Closing Date for the purpose of continuing to attempt to obtain any remaining Required Consents (it being understood that the Drop Dead Date may not be extended beyond the date that is 90 days after the original Drop Dead Date without the consent of both Parties). The extension option described in clause (ii) of the preceding sentence shall continue to apply with respect to obtaining Required Consents relating to any Consent Removal Projects.

(f) If an initial Closing occurs and this Agreement is subsequently terminated, all of the provisions hereof which would otherwise survive a Closing shall continue to survive to the extent provided herein (e.g. termination following an initial Closing shall not cause representations and warranties that would otherwise survive Closing to instead be terminated).

8.5 Procedure and Effect of Termination. In the event of termination of this Agreement by Seller or Purchaser, this Agreement shall immediately become void and there shall be no liability hereunder on the part of any Party except as follows:

(a) If Purchaser terminates this Agreement pursuant to any of Subsections (a), (b), (c), or (e) (but in the case of (e), only if due to failure to obtain Required Consents) of Section 8.4, then this Agreement shall be null and void, the Earnest Money shall be returned to Purchaser and no party shall have any further liability or obligation to any other party under this Agreement, except that Purchaser shall not be relieved of the Purchaser Repair Obligations, and the Confidentiality Provisions shall survive for the period set forth in Section 5.4. Notwithstanding the preceding sentence, if Purchaser terminates this Agreement pursuant to Section 8.4(e), the Earnest Money shall be returned to Purchaser only if the events or unsatisfied closing conditions resulting in the failure of the Closing to occur were not within the sole control of Purchaser. If such events or unsatisfied closing conditions resulting in the failure of the Closing to occur were within the sole control of Purchaser, then the Earnest Money shall be delivered to Seller. If Purchaser terminates this Agreement pursuant to Section 8.4(c), Seller shall pay to Purchaser (if Purchaser is not then in material default under this Agreement), as Purchaser’s sole remedy, (i) an amount equal to all actual out-of-pocket amounts expended by Purchaser in connection with the pursuit of the transactions contemplated by this Agreement (including all reasonable legal expenses and due diligence costs, including fees and costs paid to Archon Group, LP) up to a maximum amount of $1,000,000; provided that in the case of termination due to a material intentional misrepresentation or Seller’s willful refusal to comply with any covenant hereunder or willful refusal to satisfy a closing condition that is within Seller’s control, such $1,000,000 cap shall be increased to $4,975,000. If Seller defaults in performing any covenants or agreements to be performed by Seller under this Agreement or Seller breaches any representations or warranties made by Seller in this Agreement, Purchaser shall also have the right, instead of terminating this Agreement, to elect to permit this Agreement to remain in effect and, in addition to the remedies set forth above, to seek specific performance or other injunctive relief. The liability of Seller under this Section 8.5(a) shall be joint and several as to all Persons comprising Seller; provided that the following entities shall have no liability hereunder for monetary payments to Purchaser: †; †; †; †; †; and †.

(b) If Seller terminates this Agreement pursuant to Section 8.4, this Agreement shall become null and void and no party shall have any further liability or obligation to any other party under this Agreement, except that Purchaser shall not be relieved of the Purchaser Repair Obligations, and the Confidentiality Provisions shall survive for the period set forth in Section 5.4. If, but only if, Seller’s termination is pursuant to (i) Section 8.4(d), or (ii) Section 8.4(e) and a material default hereunder by Purchaser was the cause of, or resulted in, the failure of the Closing to occur on or before the Drop Dead Date (and in the case of either (i) or (ii), only if Seller is not then in material default under this Agreement), the Earnest Money shall be paid to Seller as liquidated damages, and in all other cases the Earnest Money shall be returned to Purchaser upon Seller’s termination. Seller's sole and exclusive remedy for Purchaser's default shall be to receive the Earnest Money as liquidated damages, and in no event and under no circumstances shall Seller be entitled to receive more than the Earnest Money as damages for Purchaser's default.

ARTICLE 9. MISCELLANEOUS PROVISIONS.

9.1 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and permitted assigns; provided, however, that no Party shall assign or delegate this Agreement or any of its rights or obligations created hereunder without the prior consent of the other Parties, which consent shall not be unreasonably withheld or delayed; provided further, however, that Purchaser may transfer any of its rights hereunder to any directly or indirectly wholly owned subsidiary of any of the Purchaser Upper Tier Entities without the consent of Seller, but no such transfer shall relieve Purchaser of its obligations hereunder and any such transferee must execute and deliver to Seller an assumption agreement pursuant to which such transferee shall be jointly and severally liable with Purchaser with respect to those specific obligations assumed by such transferee.

9.2 Notices. All notices, requests, consents, instructions and other communications required or permitted to be given hereunder shall be in writing and hand delivered, sent by nationally-recognized, next-day delivery service or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed as set forth below or by facsimile, receipt confirmed, to the number set forth below; receipt shall be deemed to occur on the date of actual receipt or, if sent by a nationally-recognized, next-day delivery service, on the first business day after deposit with such service. All such communications shall be addressed as follows:

(a)
if to Purchaser, as follows:

GIN Housing Partners I, L.L.C.
c/o Archon Group, L.P.
600 East Las Colinas Blvd.
Suite 400
Irving, Texas 75039
Attention: Roger Beless
Facsimile: (972) 368-3599

with a copies (which shall not constitute notice) to:

Archon Acquisition, L.L.C.
c/o Archon Group, L.P.
600 East Las Colinas Blvd.
Suite 400
Irving, Texas 75039
Attention: Timothy Johnson, Esq.
Facsimile: (972) 368-4098

And

Sonnenschein Nath & Rosenthal LLP
7800 Sears Tower
233 S. Wacker Drive
Chicago, Illinois 60606
Attention: Andrew L. Weil, Esq.
Facsimile: (312) 876-7934

And

NorthStar Realty Finance Corp.
527 Madison Avenue-16th Floor
New York, NY 10022
Attn: Al Tylis
Facsimile: (212) 319-4557

And

Bryan Cave
1290 Avenue of the Americas
New York, NY 10104-3300
Attention: Gary Wolff
Facsimile: (212) 541-4630

And

†
†
†
Attention: †
Facsimile: †

And:

†
†
Attention: †
Facsimile: †

And:

†
†
†
Attention: †
Facsimile: †

And:

†
†
†
Attention: †
† Reference: [client/matter no.]
Facsimile: †

(b)	if to any Seller: † † † c/o † † † Facsimile: † And † † † Attention: † with a copy (which shall not constitute notice) to: † † † Attention: † Facsimile: †

or such other address or Persons as the Parties may from time to time designate in writing in the manner provided in this Section.

9.3 Entire Agreement. This Agreement, together with the Schedules and Exhibits attached hereto, represent the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated herein and therein, and no representations, warranties or covenants have been made in connection with this Agreement, other than those expressly set forth herein and therein, or in the certificates or agreements delivered in accordance herewith or therewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, term sheets, letters of intent and agreements among the Parties relating to the subject matter of this Agreement and such other agreements and all prior drafts of this Agreement and such other agreements, all of which are merged into this Agreement.

9.4 Amendments and Waivers. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Purchaser and Seller or, in the case of a waiver, by the Party waiving compliance or his or her representative (including, in the case of any Seller, such Seller). No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

9.5 Severability. This Agreement shall be deemed severable and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

9.6 Headings. The article and section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

9.7 Terms. All references herein to Articles, Sections, Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. All references to singular or plural shall include the other as the context may require, and all references to one gender include the other gender. Unless otherwise expressly stated, the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, Subsection or other subdivision. The words “include” and “including” shall not be construed as terms of limitation.

9.8 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to choice of law principles. Each Party hereto hereby agrees that any proceeding relating to this Agreement and the transactions contemplated hereby shall be brought exclusively in a state court located in Florida, or a federal court located in the State of Florida. Each Party hereto hereby consents to personal jurisdiction in any such action brought in any such state or federal court, consents to service of process by registered mail made upon such Party and such Party’s agent and waives any objection to venue in any such state or federal court and any claim that any such state or federal court is an inconvenient forum.

9.9 Schedules and Exhibits. The Schedules and Exhibits attached hereto are a part of this Agreement as if fully set forth herein. Purchaser acknowledges and agrees that the categories, headings and other attempts to make the Schedules more organized are merely for convenience and do not constitute a representation or warranty by Seller. Purchaser also acknowledges and agrees that document titles, dates and signatories may have typographical errors and should be verified by Purchaser during the Due Diligence Period. In certain cases, for Purchaser’s convenience, Seller has included information on Schedules which is not required (e.g. listing of Service Contracts that do not meet the materiality thresholds that would require such Service Contracts to be scheduled), and it is agreed that the inclusion of such information shall not result in a default hereunder unless such additional information was intentionally made inaccurate by Seller.

9.10 No Third Party Beneficiaries. Except as expressly contemplated in this Agreement, this Agreement shall be binding upon and inure solely to the benefit of each Party hereto and nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. The Seller Guarantors shall be direct third party beneficiaries of the terms hereof.

9.11 Expenses. Except as expressly provided in Section 5.13 or otherwise in this Agreement, Seller and Purchaser shall each bear their own respective transaction fees and expenses (including fees and expenses of legal counsel, accountants, investment bankers, brokers, finders or other representatives and consultants) incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby.

9.12 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

9.13 Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

9.14 Prevailing Party. The prevailing party in any action brought to enforce the remedies reserved to the parties, respectively, hereunder shall be entitled to recover reasonable attorneys’ fees and court costs in addition to any other relief.

9.15 Market Rate Projects. None of the provisions herein relating to tax credits, housing bonds or affordable housing shall apply to the Market Rate Projects.

9.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Remainder of this Page Intentionally Left Blank

Signature Pages Follow

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PURCHASER:

GIN HOUSING PARTNERS I, L.L.C., a Delaware limited liability company

By: †, a Delaware limited liability company, a Member

By:___________________________________________
Name:_________________________________________
Title:_________________________________________

Remainder of this Page Intentionally Left Blank

Seller Signature Pages Follow

Signature Page to Purchase and Sale Agreement

SELLERS:

†, a Florida limited partnership

By:	†, a Florida limited liability company, its general partner By: ________________________________________ †, Manager
† By: __________________________________________________________________________
†, Trustee

† By: __________________________________________________________________________ †, Trustee

† By: __________________________________________________________________________ †, Trustee

†, a Delaware limited partnership

By:	†, a Florida corporation, its general partner By: ________________________________________ †, President

†, a Florida limited partnership

By:	†, a Florida corporation, its general partner By: ________________________________________ †, President

†, a Delaware limited partnership

By:	†, a Florida corporation, its general partner By: ________________________________________ †, President

Signature Page to Purchase and Sale Agreement

†, a Florida limited partnership

By:	†, a Florida corporation, its general partner By: ________________________________________ †, President

†, a Florida corporation By: __________________________________________________________________________ †, President

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

Signature Page to Purchase and Sale Agreement

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

Signature Page to Purchase and Sale Agreement

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

Signature Page to Purchase and Sale Agreement

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

Signature Page to Purchase and Sale Agreement

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

†, a Florida limited liability company By: __________________________________________________________________________ †, Manager

†, a Florida limited partnership

By	†, a Florida corporation, its managing general partner
By: ________________________________________ †, Chief Executive Officer

†, a Florida limited partnership

By:	†, a Florida corporation, its managing general partner

By: ________________________________________ †, Chief Executive Officer

†, a Florida limited partnership

By:	†, a Florida corporation, its managing general partner

By: ________________________________________ †, Chief Executive Officer

Signature Page to Purchase and Sale Agreement

†, a Florida limited partnership

By:	†, a Florida corporation, its general partner
By: ________________________________________ †, Vice President

†, a Florida limited partnership

By:	†, a Florida corporation, its managing general partner

By: ________________________________________ †, President

†, a Florida limited partnership

By:	†, a Florida corporation, its managing general partner

By: ________________________________________ †, President
†, a Florida limited partnership

By:	†, a Florida corporation, its managing general partner

By: ________________________________________ †, President
†, a Florida limited partnership

By:	†, a Florida corporation, its managing general partner

By: ________________________________________ †, President

†, a Florida limited partnership

By:	†, a Florida corporation, its managing general partner

By: ________________________________________ †, Manager

Signature Page to Purchase and Sale Agreement

†, a Florida limited partnership

By:	†, a Florida corporation, its managing general partner
By: ________________________________________ †, President

†, a Florida limited partnership

By:	†, a Florida corporation, its managing general partner

By: ________________________________________ †, President

†, a Florida limited partnership

By:	†, a Florida corporation, its managing general partner

By: ________________________________________ †, President

†, a Florida limited liability company

By: __________________________________________________________________________ †, Manager

†, a Florida limited liability company

By: __________________________________________________________________________ †, Manager

†, a Florida limited liability company

By: __________________________________________________________________________ †, Manager

†, a Florida limited liability company

By: __________________________________________________________________________ †, Manager

†, a Florida limited liability company

By: __________________________________________________________________________ †, Manager

Signature Page to Purchase and Sale Agreement

†, a Florida limited liability company

By:	†, a Florida corporation, its managing general partner

By: ________________________________________ †, President

†, a Florida limited liability company

By: __________________________________________________________________________ †, Manager

†, a Florida corporation

By: __________________________________________________________________________ †, Vice President

†, a Florida limited partnership

By:	†, a Florida corporation, its managing general partner

By: ________________________________________ †, Chief Executive Officer

†, a Florida limited partnership

By:	†, a Florida corporation, its managing general partner

By: ________________________________________ †, President

†, a Florida limited partnership

By:	†, a Florida corporation, its general partner

By: ________________________________________ †, President

By:	†, a Florida corporation, its general
partner

By: ________________________________________ †, President

Signature Page to Purchase and Sale Agreement

†,

By: __________________________________________________________________________ †, Trustee

By: __________________________________________________________________________ †, Trustee

†, a Florida limited partnership

By:	†, a Florida limited liability company, its general partner

By: ________________________________________ †, Manager

†, a Florida limited partnership

By:	†, a Florida corporation, its general partner

By: ________________________________________ †, President

†, a Florida limited liability company

By: __________________________________________________________________________ †, Manager

†, a Florida corporation

By: __________________________________________________________________________ †, President

By: __________________________________________________________________________ †, Trustee

†, a Florida limited liability company

By: ____________________________________________________________________ †, Manager

†, a Florida limited partnership

By:	†, a Florida corporation, its managing general partner

By: ________________________________________ †, President

Signature Page to Purchase and Sale Agreement

†, a Florida corporation By: __________________________________________________________________________ †, President

The undersigned † hereby joins the foregoing Agreement solely for the purpose of agreeing to be bound by the provisions of Sections 7.5(c) and 6.5(b) hereof.

______________________________
†

Signature Page to Purchase and Sale Agreement

EXHIBIT A

DEFINED TERMS

“Actual Knowledge” shall mean (a) the actual current recollection of (i) the party making the representation or warranty and of (ii) any one or more of †, †, †, † or † as of the date such representation or warranty is made, or (b) the information contained in a written notice to a Seller or Project Partnership or † Management Company from a Limited Partner, Governmental Entity, Lender or third party claimant which is contrary to the applicable representation or warranty. For purposes of (a)(i) above, if the party making the representation is an entity, then (a)(i) above shall be deemed to refer to the actual current recollection of the president, manager or member of such entity.

Affiliate” shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another Person.

“Agreement” shall have the meaning set forth in the Preamble.

“Allocated Value” shall mean, with respect to any Project, the portion of the Base Price attributed thereto as shown on Schedule E.

“Assignment and Assumption of Partnership Interest” shall have the meaning set forth in Section 1.7(a).

“Assignment and Assumption of Fee Agreement” shall have the meaning set forth in Section 1.7(c).

“Assumed Obligations” shall have the meaning set forth in Section 1.1.

“Assumption” shall have the meaning set forth in Section 1.8(i).

“Available Funds” shall have the meaning set forth in Section 5.15(a).

“Base Price” shall have the meaning set forth in Section 1.2.

“Business” shall have the meaning set forth in the Recitals.

“Claim Notice” shall have the meaning set forth in Section 7.3(a).

“Closing” shall have the meaning set forth in Section 1.6(a) and shall apply to the initial Closing and/or any Subsequent Closing, as the context may require.

“Closing Date” shall have the meaning set forth in Section 1.6(a).

“Closing Payment” shall have the meaning set forth in Section 1.6(b).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“Compliance Period” shall mean, with respect to a building in a Project, the period specified in Section 42(i)(1) of the Code with respect to such building and when used with respect to the Project as a whole, means the period starting with the beginning of the first period under Section 42(i)(1) to start for any building in such Project and ending with the end of the last period under Section 42(i)(1) to end for any building in such Project.

“† Management Liability” shall have the meaning set forth in Section 7.1(f).

“† Management Liability Expiration Date” shall have the meaning set forth in Section 7.8(a).

“† Management Letter of Credit” means a clean, irrevocable letter of credit which (i) is in the amount of $5,000,000, (ii) is in form and substance and from an issuing bank reasonably satisfactory to Purchaser, (iii) allows for partial draws, and (iv) has an expiry date no earlier than 30 days after the † Management Expiration Date.

“† Management Company” means † Management, Ltd., a Florida limited partnership.

“Confidentiality Provisions” shall have the meaning set forth in Section 5.4.

“Consent Removal Projects” shall have the meaning set forth in Section 1.6(d).

“Construction Contracts” shall have the meaning set forth in Section 3.19.

“Construction Obligations” shall have the meaning set forth in Section 3.19.

“Credits” shall mean the low income housing tax credits provided for under Section 42 of the Code, including the seventy percent (70%) present value credit and/or the thirty percent (30%) present value credit, as applicable.

“Defense Notice” shall have the meaning set forth in Section 7.3(b).

“Development Agreement” shall have the meaning set forth in the Recitals.

“DOJ” shall mean the United States Department of Justice.

“Drop Dead Date” shall mean the date which is six (6) months following the expiration of the Due Diligence Period (subject to extension pursuant to the terms of Section 8.4(e)).

“Due Diligence Period” shall mean the 120 day period after the Effective Date, subject to extension to the extent expressly provided in Section 2.18.

“Due Diligence Termination Notice” shall have the meaning set forth in Section 6.2(a).

“Due Diligence Termination Option” shall have the meaning set forth in Section 6.2(a).

“Earnest Money” shall have the meaning set forth in Section 1.3(a).

“Earnest Money Escrow Agent” shall have the meaning ascribed to that term in the Earnest Money Escrow Agreement.

“Earnest Money Escrow Agreement” shall have the meaning set forth in Section 1.3(a).

“Economic Interests” shall have the meaning set forth in the Recitals.

“Effective Date” shall mean the last date on which this Agreement has been fully executed by Seller and Purchaser and a fully executed copy has been received by Seller and Purchaser.

“Employee” shall have the meaning set forth in Section 5.12.

“Employee Benefit Plan” means any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, equity compensation, bonus, incentive, vacation pay, tuition reimbursement, severance pay, employment continuation, change of control, fringe benefit or other employee benefit plan, trust, agreement, contract, policy or commitment (including without limitation, any employee pension benefit plan, as defined in Section 3(2) of ERISA and the rules and regulations promulgated thereunder, and any employee welfare benefit plan as defined in Section 3(1) of ERISA, whether any of the foregoing is funded, insured or self-funded, written or oral.

“Environmental Laws” shall have the meaning set forth in the definition of Hazardous Materials.

“Environmental Reports” shall mean any environmental assessment report prepared with respect to any Project (which shall not include reliance letters).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means (a) a member of any “controlled group” (as defined in section 414(b) of the Code) of which a Person is a member, (b) a trade or business, whether or not incorporated, under common control (within the meaning of section 414(c) of the Code) with a Person, or (c) a member of any affiliated service group (within the meaning of section 4.14(m) of the Code) of which a Person is a member.

“Excluded Economic Interests” shall have the meaning set forth in the Section 2.2.

“Exhibit” shall mean any exhibit attached hereto.

“Extended Use Agreement” shall mean any agreement entered into between a Project Partnership and any state tax credit agency as required pursuant to Section 42(h)(6) of the Code.

“Final Determination” shall mean, with respect to any Tax basis, Tax allocation or other Tax determination made before Closing that is alleged to have been improper, the first to occur of: (i) a decision, judgment, decree or other order issued by any court of competent, or assessment by a Tax authority, reflecting an inconsistent treatment, which decision, judgment, decree, other order or assessment has become final (i.e., all allowable appeals have been exhausted); or (ii) any binding settlement in writing is made in accordance with the provisions of Section 7.3(f) between the applicable person and the Tax authority reflecting an inconsistent treatment.

“Financial Statements” shall have the meaning set forth in Section 2.6(a).

“Fiscal Year” shall mean the calendar year or such other year that a Project Partnership is required by the Code to use as its taxable year.

“FTC” shall mean the United Stated Federal Trade Commission.

“Fully Covered Casualty” shall have the meaning set forth in Section 5.15(a).

“GAAP” shall mean generally accepted accounting principles, consistently applied with such principles as applied with respect to the Financial Statements.

“General Liability Cap” shall have the meaning set forth in Section 7.5(c).

“General Partner” shall mean any Person who owns a general partner or managing member Interest in any Project Partnership.

“†” shall mean †, an individual.

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

"Hazardous Materials" shall mean any of the following: "toxic substances," "toxic materials," "hazardous waste," "hazardous substances," "pollutants," or "contaminants" [as those terms are defined in the Resource, Conservation and Recovery Act of 1976, as amended ("RCRA") (42 U.S.C. § 6901 et. seq.), the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601 et. seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. § 1801 et. seq.), the Toxic Substances Control Act of 1976, as amended (15 U.S.C. § 2601 et. seq.), the Clean Air Act, as amended (42 U.S.C. § 1251 et. seq.) and any other federal, state or local law, statute, ordinance, rule, regulation, code, order, approval, policy and authorization relating to health, safety or the environment (said laws being hereafter referred to collectively as "Environmental Laws"); asbestos or asbestos-containing materials; lead or lead-containing materials; oils; petroleum-derived compounds; pesticides; or polychlorinated biphenyls.

“Holdback Escrow Agreement” shall have the meaning set forth in Section 1.6(c).

“Home Office” shall have the meaning set forth in the Recitals.

“Home Office Landlord” shall have the meaning set forth in the Recitals.

“Home Office Lease” shall have the meaning set forth in the Recitals.

“HSR Act” shall have the meaning set forth in Section 5.3.

“Income Tax” means any Tax imposed on, or measured by, net income.

“Indebtedness” means the following liabilities and obligations of Seller or any Project Partnership as they relate solely to a Project or a Project Partnership: (a) all indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which the applicable party is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current working capital liabilities incurred in the ordinary course of business); (b) all indebtedness guaranteed in any manner; (c) all obligations under capitalized leases in respect of which the applicable party is liable, contingently or otherwise, as obligor, guarantor or otherwise, and (d) all obligations under any interest rate cap, swap, collar or similar transaction or currency hedging transactions.

“Indemnified Party” shall have the meaning set forth in Section 7.3(a).

“Indemnifying Party” shall have the meaning set forth in Section 7.3(a).

“Indemnity Notice” shall have the meaning set forth in Section 7.4.

“Interest” shall mean any partnership or membership interest in a Project Partnership or † Management Company.

“IRS” shall mean the United States Internal Revenue Service.

“Law(s)” means any federal, state and foreign laws, statutes, regulations, rules, ordinances, decrees, orders and judgments.

“Leases” shall have the meaning set forth in Section 3.5.

“Leased Personal Property” shall mean all of the Personal Property leased by Seller or † Management Company.

“Leased Spaces” shall have the meaning set forth in the Recitals.

“Lender” shall mean each lender under any Loan Documents.

“Liability” means any obligation or liability, absolute or contingent, known or unknown, liquidated or unliquidated, whether due or to become due and regardless of when or by whom asserted.

“Lien(s)” shall mean any mortgage, pledge, lien or security interest.

“Limited Partners” shall have the meaning set forth in the Recitals.

“Loan Documents” any loan agreements, notes, bonds, mortgages, indentures, assignments, guarantees or other agreements evidencing or securing any Indebtedness of any Project Partnership or pursuant to which all or any portion of any Project secures any Indebtedness.

“Losses” shall have the meaning set forth in Section 7.1.

“Management Company Interests” shall mean all of the ownership interests in † Management Company.

“Market Rate Projects” shall mean those Projects owned by † and †.

“Material Adverse Effect” means, with respect to any Seller, any Project Partnership or any Project, any change, event or effect (a) that is materially adverse to the business, assets, condition (financial or otherwise), liabilities or results of operations of Seller, any Project Partnership or any Project, or (b) that would have a material adverse effect on, or materially impair or delay, the ability of Seller to consummate the transactions contemplated by this Agreement or to perform its respective obligations hereunder.

“Material Condition” shall mean: (i) a Material Title or Survey Condition; (ii) a Material Physical Condition; (iii) a Material Credit Reduction; (iv) Material Litigation; (v) a Material Representation Breach.

“Material Credit Reduction” shall mean an actual or expected reduction of Credits available to the Limited Partners in the Project Partnerships resulting in either (x) a 15% or greater reduction (as compared to the projections set forth on Schedule 3.25(a)) as to any one Project Partnership or (y) a $2,500,000 or greater reduction (as compared to the projections set forth on Schedule 3.25(a)) as to all Project Partnerships on an aggregate basis, all as reasonably determined by Purchaser (it being agreed that Purchaser may not dispute any final determinations previously made by the IRS with respect to Credits).

“Material Litigation” shall mean any pending or threatened litigation that could result in a material reduction in the economic value of the Purchased Interests or material increase in amounts which may be owed by Purchaser under any Assumed Obligations, each as reasonably determined by Purchaser, which litigation was not disclosed to Purchaser on a Schedule to this Agreement.

“Material Physical Condition” shall mean an environmental condition, physical condition, zoning, design or construction code compliance issue (including local, state and federal design and construction standards) with respect to any particular Project the monetary consequence of which (as reasonably determined by Purchaser) exceeds the applicable reserves, if any, for that particular Project that are designated or available for the cure of such a condition (as reasonably determined by Purchaser) (the difference between such monetary consequence and such reserve amount being a “Required Physical Cure Amount”, and if there are no applicable reserves designated or available for the cure of such a condition, then the Required Physical Cure Amount shall be the monetary consequence (as reasonably determined by Purchaser) of the applicable condition).

“Material Representation Breach” shall mean the material breach by Seller of any representation or warranty made by Seller under this Agreement (as made on the Effective Date, without regard to any later updating).

“Material Title or Survey Condition” shall mean a title or survey matter objectionable to Purchaser that is not (a) a recorded instrument securing existing financing, (b) a recorded instrument required to be filed pursuant to an existing Project Partnership Agreement, (c) a recorded instrument required by a Governmental Entity in connection with the issuance of low income housing tax credits or housing bonds (such as a restrictive covenant agreement) or (d) an easement customarily filed of record against a multi-family project (such as a public utility easement) that would not reasonably be expected to have a material adverse impact on use or value.

“Normal Casualty Repair Process” shall have the meaning set forth in Section 5.15(a).

“Other Assets” shall have the meaning set forth in Section 2.1(d).

“Other Fee Agreements” shall have the meaning set forth in the Recitals.

“Owned Personal Property” shall mean all of the Personal Property owned by Seller.

“Partnership Amendments” shall have the meaning set forth in Section 1.7(b).

“Partnership Interests” shall have the meaning set forth in the Recitals.

“Party” or “Parties” shall mean a party or the parties to this Agreement as set forth on the signature page.

“Pending Warranty Claim” shall mean any claim related to, arising out of or in connection with subcontractor work at any Project which was paid for by †..

“Permitted Interest Liens” shall have the meaning set forth in Section 1.1.

“Permitted Tax Liens” shall mean statutory Liens or Liens for Taxes, in each case which are not yet due and payable, and are incurred in the normal, ordinary course.

“Person” shall mean any individual, partnership, corporation, company, limited liability company, trust or other entity.

“Personal Property” shall have the meaning set forth in the Recitals.

“Personal Property Lease” shall mean any lease of any Leased Personal Property.

“Post-Closing Employee Obligations” means all obligations and liabilities, actual or contingent, with respect to Purchaser Employees arising from the employment relationship with Purchaser, any Affiliate of Purchaser or † Management Company from and after the Closing, including any and all obligations or liabilities: (i) for wages, salaries, accrued vacation, medical insurance, fringe benefits, and payroll taxes; (ii) for workers' compensation claims based on any real or alleged occurrence; (iii) for benefits and employer contributions to Employee Benefit Plans; and (iv) for claims or penalties under applicable laws governing employer/employee relations (including the National Labor Relations Act and other labor relations laws, wages, hours and employment standards laws, fair employment practices and anti-discrimination laws, the WARN Act, the State WARN Act, and any other similar state or local regulations, ERISA and COBRA). The term Post-Closing Employee Obligations expressly excludes any and all statutory or contractual successorship liabilities in connection with any Employee Benefit Plan of any Seller or any Affiliate of Seller other than † Management Company.

“Pre-Closing Employee Obligations” means all obligations and liabilities, actual or contingent, with respect to Employees arising from their employment relationship with Seller or † Management Company prior to the Closing, including any and all obligations or liabilities: (i) for wages, salaries, accrued vacation, medical insurance, fringe benefits, and payroll taxes; (ii) for workers' compensation claims based on any real or alleged occurrence; (iii) for benefits and employer contributions to Employee Benefit Plans; and (iv) for claims or penalties under applicable laws governing employer/employee relations (including the National Labor Relations Act and other labor relations laws, wage, hours and employment standards laws, fair employment practices and anti-discrimination laws, the WARN Act, State WARN, ERISA and COBRA). The term Pre-Closing Employee Obligations includes any and all statutory and contractual liabilities in connection with any Employee Benefit Plan of any Seller or Affiliate of Seller other than † Management Company.

“Projects” shall have the meaning set forth in the Recitals.

“Project Documents” shall mean the following documents with respect to any Project: construction contracts, plans and specifications, agreements with architects, engineers, environmental abatement consultants and contractors and other third party contractors agreements with the management agent, agreements with the General Partner and its Affiliates, any guaranty, the Extended Use Agreement, the Project Partnership Documents, the Loan Documents, the Fee Agreements, the Standalone Economic Guarantees, and any other document or instrument executed in connection with any of the aforesaid documents.

“Project Partnerships” shall have the meaning set forth in the Recitals.

“Project Partnership Agreement” shall have the meaning set forth in Recital B.

“Project Partnership Documents” means, with respect to any Project, the Project Partnership Agreement or other organizational documents of a Project Partnership and all amendments thereto.

“Project Partnership Interest” shall have the meaning set forth in Recital B.

“Project Removal” shall have the meaning set forth in Section 6.2(b).

“Project Removal Option” shall have the meaning set forth in Section 6.2(b).

“Project Under Construction” shall have the meaning set forth in Section 3.19(a).

“Property Management Agreement” shall have the meaning set forth in Recital C.

“Proration Adjustment” shall have the meaning set forth in Section 1.4.

“Purchase Price” shall have the meaning set forth in Section 1.2.

“Purchased Interests” shall have the meaning set forth in the Recitals.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Employees” means the Employees employed by Purchaser, any Affiliate of Purchaser or any manager designated by Purchaser to employ such employees from and after the Closing.

“Purchaser Indemnity Expiration Date” shall have the meaning set forth in Section 7.8.

“Purchaser Indemnified Parties” and “Purchaser Indemnified Party” shall have the meanings set forth in Section 7.1.

“Purchaser Material Adverse Effect” shall mean a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

“Purchaser Repair Obligations” shall have the meaning set forth in Section 6.1.

“Purchaser Upper Tier Entities” shall have the meaning set forth in the Recitals.

“Recitals” shall mean the recitals set forth on the first page of this Agreement.

“Regulatory Agreements” means the Extended Use Agreements, Declaration of Restrictive Covenants and regulatory agreements encumbering the Projects for the benefit of the Lenders or Governmental Entities and providing for the use of a Project as low income housing.

“Remaining Insurance Shortfall” shall have the meaning set forth in Section 5.15(b).

“Removed Project” shall have the meaning set forth in Section 6.2(b).

“Rent Roll” shall have the meaning set forth in Section 3.5.

“Required Consents” means all required consents, waivers, authorizations and approvals from any Governmental Entities, Lenders, Limited Partners or any other Persons in connection with the execution, delivery and performance by Seller of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

“Required Physical Cure Amount” shall have the meaning set forth in the definition of Material Physical Condition.

“Retained Claims” shall have the meaning set forth in Section 1.1(b).

“Scheduled Documents” shall mean any document listed on Schedules A, B, C or D attached hereto, as updated during the Due Diligence Period.

“Schedules” shall mean the disclosure schedules attached hereto and incorporated herein by reference.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Benefit Plan” shall have the meaning set forth in Section 2.14(b).

“Seller General Liability Basket” shall mean $2,500,000; provided that if there are Removed Projects, then (x) the amount of the Seller General Liability Basket shall initially equal $2,500,000 multiplied by a fraction (i) having as its numerator the aggregate Allocated Values of all of the Projects which are the subject of the initial Closing and (ii) having as a denominator the sum of the aggregate Allocated Values of all of the Projects which are the subject of the initial Closing plus the aggregate Allocated Values of all of the Removed Projects, and (y) at each Subsequent Closing (if any), the amount of the Seller General Liability Basket shall be increased to equal $2,500,000 multiplied by a fraction (i) having as its numerator the aggregate Allocated Values of all of the Projects which are the subject of any Closing (i.e. those covered by the initial Closing plus those covered by each Subsequent Closing) and (ii) having as a denominator the sum of the aggregate Allocated Values of all of the Projects which are covered by any Closing plus the aggregate Allocated Values of all of the remaining Removed Projects.

“Seller Guarantor” shall have the meaning set forth in Section 6.4.

“Seller Indemnified Parties” and “Seller Indemnified Party” shall have the meanings set forth in Section 7.2.

“Seller Indemnity Expiration Date” shall have the meaning set forth in Section 7.8.

“Seller Indemnity Letter of Credit” means a clean, irrevocable letter of credit which (i) is in the amount of $25,000,000 (subject to adjustment as described below), (ii) is in form and substance and from an issuing bank reasonably satisfactory to Purchaser, (iii) allows for partial draws, and (iv) has an expiry date no earlier than 30 days after the Seller Indemnity Expiration Date. If there are Removed Projects, then the amount of the Seller Indemnity Letter of Credit posted at the initial Closing shall equal $25,000,000 multiplied by a fraction (i) having as its numerator the aggregate Allocated Values of all of the Projects which are the subject of the initial Closing and (ii) having as a denominator the sum of the aggregate Allocated Values of all of the Projects which are the subject of the initial Closing plus the aggregate Allocated Values of all of the Removed Projects. At each Subsequent Closing (if any), Seller shall cause the amount of the Seller Indemnity Letter of Credit to be increased to equal $25,000,000 multiplied by a fraction (i) having as its numerator the aggregate Allocated Values of all of the Projects which are the subject of any Closing (i.e. those covered by the initial Closing plus those covered by each Subsequent Closing) and (ii) having as a denominator the sum of the aggregate Allocated Values of all of the Projects which are covered by any Closing plus the aggregate Allocated Values of all of the remaining Removed Projects.

“Seller Obligations” shall have the meaning set forth in the Recitals.

“Service Contracts” means all contracts relating to any Project pursuant to which third parties render services or provide products to any Project.

“Space Leases” shall have the meaning set forth in Section 2.8(d).

“Standalone Economic Guarantees” shall have the meaning set forth in Recital D.

“Subsequent Closing” shall have the meaning set forth in Section 1.6(d).

“Tax” and “Taxes” means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, gains, goods and services, value-added, registration, stamp, recording, commodity, documentary, franchise, license, excise, employment, employee health, payroll, withholding or minimum tax, or any other tax of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity.

“Tax Return(s)” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Third Party Claim” shall have the meaning set forth in Section 7.3(a).

“Title Policy” means the most recently dated title insurance policy issued by a title insurance company in favor of a Project Partnership with respect to a Project Property and in the possession or control of the Seller.

“Transaction Documents” means this Agreement, and all other agreements, instruments, certificates and other Closing documents entered into or delivered by any Party on or after the Effective Date pursuant to the terms of this Agreement.

“Treasury Regulations” shall mean the regulations promulgated under the Code.

“UCC” shall mean the Uniform Commercial Code.

“Units” shall mean the individual units of residential rental housing located at a Project.

“WARN Act” shall have the meaning set forth in Section 2.14(a).

“† Adjustment” shall have the meaning set forth in Section 1.5.